                                                                  EXECUTION COPY

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                   $250,000,000 Senior Secured Credit Facility

                                CREDIT AGREEMENT

                          Dated as of December 28, 2000

                                  by and among

                             PREIT ASSOCIATES, L.P.,
                                           as Borrower,


                   PENNSYLVANIA REAL ESTATE INVESTMENT TRUST,
                                           as Parent,


                     THE FINANCIAL INSTITUTIONS PARTY HERETO
                   AND THEIR ASSIGNEES UNDER SECTION 13.5.(d),
                                           as Lenders,

         U.S. BANK NATIONAL ASSOCIATION, a national banking association, as the Syndication Agent,

              FLEET NATIONAL BANK, a national banking association,
                                           as the Documentation Agent

                                       and

                     WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                           as Administrative Agent and Sole Lead
                                           Arranger


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                               TABLE OF CONTENTS*

Article I.
         Definitions...........................................................2

         Section 1.1.  Definitions.............................................2
         Section 1.2.  General; References to Times............................2

Article II. Credit Facilities..................................................2

         Section 2.1.  Revolving Loans.........................................2
         Section 2.2.  Letters of Credit.......................................3
         Section 2.3.  Swingline Loans.........................................7
         Section 2.4.  Rates and Payment of Interest on Loans..................9
         Section 2.5.  Number of Interest Periods.............................10
         Section 2.6.  Repayment of Loans.....................................10
         Section 2.7.  Late Charges...........................................10
         Section 2.8.  Prepayments............................................11
         Section 2.9.  Continuation...........................................12
         Section 2.10. Conversion.............................................12
         Section 2.11. Notes..................................................12
         Section 2.12. Voluntary Reductions of the Revolving Commitment and
                       Construction Commitment................................13
         Section 2.13. Expiration or Maturity Date of Letters of Credit Past
                       Revolving Credit Termination Date......................13
         Section 2.14. Increase in Revolving Commitments......................14
         Section 2.15. Extension of Revolving Credit Termination Date.........14
         Section 2.16. Term Loan Conversion...................................15

Article III. Payments, Fees and Other General Provisions......................16

         Section 3.1.  Payments...............................................16
         Section 3.2.  Pro Rata Treatment.....................................16
         Section 3.3.  Sharing of Payments, Etc...............................17
         Section 3.4.  Several Obligations....................................18
         Section 3.5.  Minimum Amounts........................................18
         Section 3.6.  Fees...................................................18
         Section 3.7.  Computations...........................................20
         Section 3.8.  Usury..................................................20
         Section 3.9.  Statements of Account..................................21
         Section 3.10. Defaulting Lenders.....................................21
         Section 3.11. Taxes..................................................22

Article IV. Borrowing Base Properties.........................................23

         Section 4.1.  Borrowing Base Properties..............................23
         Section 4.2.  Frequency of Appraisals................................31
         Section 4.3.  Frequency of Calculations of Borrowing Base............32

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* This Table of Contents is not part of the Credit Agreement and is provided as a convenience only.

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Article V. Construction Loan Facility.........................................33

         Section 5.1.  Construction Loans; Submissions for Acceptance as a
                       Construction Property..................................33
         Section 5.2.  Requests for and Disbursements of Construction
                       Advances...............................................45
         Section 5.3.  Inspection.............................................49
         Section 5.4.  Extension of Construction Loan Maturity Date(s)........51
         Section 5.5.  General Terms and Provisions...........................52

Article VI. Yield Protection, Etc.............................................53

         Section 6.1.  Additional Costs; Capital Adequacy.....................53
         Section 6.2.  Suspension of LIBOR Loans..............................54
         Section 6.3.  Illegality.............................................55
         Section 6.4.  Compensation...........................................55
         Section 6.5.  Treatment of Affected Loans............................55
         Section 6.6.  Change of Lending Office...............................56

Article VII. Conditions Precedent.............................................56

         Section 7.1.  Initial Conditions Precedent...........................56
         Section 7.2.  Conditions Precedent to All Loans and Letters of
                       Credit.................................................59
         Section 7.3.  Conditions to Conversion to Term Loans.................59
         Section 7.4.  Conditions as Covenants................................60

Article VIII. Representations and Warranties..................................60

         Section 8.1.  Representations and Warranties.........................60
         Section 8.2.  Survival of Representations and Warranties, Etc........66

Article IX. Affirmative Covenants.............................................66

         Section 9.1.  Financial Reporting and Other Information..............66
         Section 9.2.  Preservation of Existence and Similar Matters..........71
         Section 9.3.  Compliance with Applicable Law.........................71
         Section 9.4.  Maintenance of Property................................71
         Section 9.5.  Conduct of Business....................................71
         Section 9.6.  Insurance..............................................71
         Section 9.7.  Payment of Taxes and Claims............................73
         Section 9.8.  Books and Records; Visits and Inspections..............73
         Section 9.9.  Use of Proceeds; Letters of Credit.....................73
         Section 9.10. Environmental Matters..................................74
         Section 9.11. Further Assurances.....................................74
         Section 9.12. Material Contracts.....................................74
         Section 9.13. REIT Status............................................75
         Section 9.14. Exchange Listing.......................................75
         Section 9.15. Guarantors.............................................75
         Section 9.16. Construction Guarantors................................76

Article X. Negative Covenants.................................................78

         Section 10.1. Financial Covenants....................................78

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         Section 10.2.  Restricted Payments...................................80
         Section 10.3.  Restrictions on Intercompany Transfers................81
         Section 10.4.  Mergers, Acquisitions and Sales of Assets.............81
         Section 10.5.  Fiscal Year...........................................82
         Section 10.6.  Modifications of Organizational Documents and Material
                        Contracts.............................................82
         Section 10.7.  Transactions with Affiliates..........................83
         Section 10.8.  ERISA Exemptions......................................83
         Section 10.9.  Negative Pledge.......................................83

Article XI. Default...........................................................83

         Section 11.1.  Events of Default.....................................83
         Section 11.2.  Remedies Upon Event of Default........................87
         Section 11.3.  Termination of Commitments Upon Certain Defaults......88
         Section 11.4.  Marshaling; Payments Set Aside........................89
         Section 11.5.  Allocation of Proceeds................................89
         Section 11.6.  Letter of Credit Collateral Account...................90
         Section 11.7.  Performance by Agent..................................91
         Section 11.8.  Rights Cumulative.....................................92

Article XII. The Agent........................................................92

         Section 12.1.  Authorization and Action..............................92
         Section 12.2.  Agent's Reliance, Etc.................................92
         Section 12.3.  Notice of Defaults....................................93
         Section 12.4.  Wells Fargo as Lender.................................93
         Section 12.5.  Approvals of Lenders..................................94
         Section 12.6.  Lender Credit Decision, Etc...........................94
         Section 12.7.  Indemnification of Agent..............................95
         Section 12.8.  Collateral Matters; Protective Advances...............95
         Section 12.9.  Post-Foreclosure Plans................................97
         Section 12.10. Successor Agent.......................................98
         Section 12.11. Syndication and Documentation Agents..................98

Article XIII. Miscellaneous...................................................98

         Section 13.1.  Notices...............................................98
         Section 13.2.  Expenses.............................................100
         Section 13.3.  Setoff...............................................101
         Section 13.4.  Litigation; Jurisdiction; Other Matters; Waivers.....101
         Section 13.5.  Successors and Assigns...............................102
         Section 13.6.  Amendments...........................................104
         Section 13.7.  Nonliability of Agent and Lenders....................106
         Section 13.8.  Confidentiality......................................106
         Section 13.9.  Indemnification......................................107
         Section 13.10. Termination; Survival................................108
         Section 13.11. Severability of Provisions...........................108
         Section 13.12. GOVERNING LAW........................................108

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         Section 13.13. Counterparts.........................................109
         Section 13.14. Obligations with Respect to Loan Parties.............109
         Section 13.15. Limitation of Liability..............................109
         Section 13.16. Entire Agreement.....................................109
         Section 13.17. Construction.........................................109
         Section 13.18. Time of the Essence..................................110
         Section 13.19. NO NOVATION..........................................110


SCHEDULE 1.1.      List of Loan Parties
SCHEDULE 4.1.      List of Initial Borrowing Base Properties
SCHEDULE 8.1.(b)   Ownership Structure
SCHEDULE 8.1.(f)   Properties
SCHEDULE 8.1.(g)   Existing Indebtedness
SCHEDULE 8.1.(h)   Material Contracts
SCHEDULE 8.1.(i)   Litigation
SCHEDULE 8.1.(j)   Taxes
SCHEDULE 8.1.(y)   Non-Guarantor Entities
SCHEDULE 10.1.(a)  Equity Issuances

EXHIBIT A          Form of Revolving Note
EXHIBIT B          Form of Construction Note
EXHIBIT C          Form of Extension Request
EXHIBIT D          Form of Opinion of Counsel to the Borrower and the Guarantors
EXHIBIT E          Form of Compliance Certificate
EXHIBIT F          Form of Assignment and Acceptance Agreement
EXHIBIT G          Form of Assignment of Leases and Rents
EXHIBIT H          Form of Borrowing Base Certificate
EXHIBIT I          Form of Disbursement Request
EXHIBIT J          Form of Environmental Indemnity Agreement
EXHIBIT K-1        Form of Guaranty
EXHIBIT K-2        Form of Construction Guaranty
EXHIBIT L          Form of Notice of Borrowing
EXHIBIT M          Form of Notice of Continuation
EXHIBIT N          Form of Notice of Conversion
EXHIBIT O          Form of Notice of Swingline Borrowing
EXHIBIT P-1        Form of Property Management Contract Assignment
EXHIBIT P-2        Form of Agreement Regarding Property Contract Termination
EXHIBIT Q          Form of Security Deed
EXHIBIT R          Form of Swingline Note
EXHIBIT S          Form of Joinder Agreement
EXHIBIT T          Form of Disbursement Schedule
EXHIBIT U          Form of Funds Transfer Agreement
EXHIBIT V          Form of Pricing Certificate
EXHIBIT W          Form of Non-Disturbance, Attornment, Estoppel and
                   Subordination Agreement



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         THIS CREDIT AGREEMENT dated as of December 28, 2000, by and among PREIT
ASSOCIATES, L.P., a Delaware limited partnership (the "Borrower"), PENNSYLVANIA REAL ESTATE INVESTMENT TRUST, a Pennsylvania business trust (the "Parent"), each Subsidiary Borrower (as defined below) which becomes a party hereto pursuant to the execution and delivery of a Joinder Agreement substantially in the form of Exhibit S, each of the financial institutions initially a signatory hereto together with their assignees pursuant to Section 13.5.(d), U.S. BANK NATIONAL ASSOCIATION, a national banking association, as Syndication Agent (the "Syndication Agent"), FLEET NATIONAL BANK, a national banking association, as Documentation Agent (the "Documentation Agent"), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as sole lead arranger and as Agent.

         WHEREAS, pursuant to that certain Revolving Credit Loan Agreement dated as of September 30, 1997 (as amended and in effect immediately prior to the date hereof, the "Existing Credit Agreement"), by and among the Borrower, the financial institutions party thereto as "Banks" (the "Existing Banks"), and First Union National Bank, successor to CoreStates Bank, N.A., as Agent (the "Existing Agent"), the Existing Banks and the Existing Agent made a $150,000,000 credit facility available to the Borrower;

         WHEREAS, the Existing Lenders, the Existing Agent, the Borrower and Wells Fargo have entered into that certain Assignment and Acceptance Agreement dated as of the date hereof pursuant to which such parties provided for, among other things, (a) the assignment by certain of the Existing Lenders to Wells Fargo of a portion of the Existing Lenders' rights and obligations under the Existing Credit Agreement and the Notes and other Loan Documents (as each such term is defined in the Existing Credit Agreement) and (b) the replacement of the Existing Agent with the Agent;

         WHEREAS, Wells Fargo, the Lenders, the Agent and the Borrower have entered into that certain Assignment Agreement dated as of the date hereof pursuant to which such parties provided for, among other things, (a) the assignment by Wells Fargo to certain of the Lenders of a proportionate amount of Wells Fargo's rights and obligations under the Existing Credit Agreement and the Notes and other Loan Documents (as each such term is defined in the Existing Credit Agreement) and (b) the amendment and restatement of the Existing Credit Agreement; and

         WHEREAS, the parties hereto desire to amend and restate the Existing Credit Agreement on the terms and conditions contained herein, among other things, to make available to the Borrower a $250,000,000 credit facility consisting of (a) a $175,000,000 secured revolving credit facility, which includes a $20,000,000 letter of credit subfacility and a $20,000,000 swingline subfacility, and (b) a $75,000,000 secured construction loan facility, all on the terms and conditions contained herein.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree that the Existing Credit Agreement is amended and restated in its entirety as follows:


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

                             ARTICLE I. DEFINITIONS

Section 1.1.  Definitions.

         In addition to terms defined elsewhere herein, the capitalized terms used herein shall have their respective defined meanings as set forth in Annex I.

Section 1.2.  General; References to Times.

         Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP as in effect as of the Agreement Date. References in this Agreement to "Sections", "Articles", "Exhibits" and "Schedules" are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. references in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent permitted hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to "Subsidiary" means a Subsidiary of the Parent or a Subsidiary of such Subsidiary and a reference to an "Affiliate" means a reference to an Affiliate of the Borrower. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to San Francisco, California time.


                          ARTICLE II. CREDIT FACILITIES

Section 2.1. Revolving Loans.

         (a) Generally. Subject to the terms and conditions hereof, during the period from the Effective Date to but excluding the Revolving Credit Termination Date, each Lender severally and not jointly agrees to make Revolving Loans to the Borrower in an aggregate principal amount at any one time outstanding up to, but not exceeding, the lesser of (i) the amount of such Lender's Revolving Commitment and (ii) such Lender's Revolving Commitment Percentage of the Borrowing Base. Subject to the terms and conditions of this Agreement, during the period from the Effective Date to but excluding the Revolving Credit Termination Date, the Borrower may borrow, repay and reborrow Revolving Loans. Upon the Effective Date, all Loans (as defined under the Existing Credit Agreement) then outstanding under the Existing Credit Agreement shall be deemed to be Revolving Loans to the Borrower outstanding hereunder. As of the Effective Date, such Revolving Loans shall be allocated among the Lenders in accordance with their respective Pro Rata Shares. Each Lender agrees to make such payments to the other Lenders upon the Effective Date in such amounts as are necessary to effect such allocation. All such payments shall be made to the Agent for the account of the Person to be paid.


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         (b) Requesting Revolving Loans. The Borrower shall give the Agent notice pursuant to a Notice of Borrowing of each borrowing of Revolving Loans. Each Notice of Borrowing shall be delivered to the Agent before 9:00 a.m. (a) in the case of LIBOR Loans, on the date three Business Days prior to the proposed date of such borrowing and (b) in the case of Base Rate Loans, on the date one Business Day prior to the proposed date of such borrowing. The Agent will transmit by telecopy or other similar form of transmission the Notice of Borrowing (or the information contained in such Notice of Borrowing) to each Lender promptly upon receipt by the Agent. Each Notice of Borrowing shall be irrevocable once given and binding on the Borrower.

         (c) Disbursements of Loan Proceeds. No later than 9:00 a.m. on the date specified in the Notice of Borrowing, each Lender will make available for the account of its applicable Lending Office to the Agent, in immediately available funds, the proceeds of the Revolving Loan or Revolving Loans to be made by such Lender. With respect to Revolving Loans to be made after the Effective Date, unless the Agent shall have been notified by any Lender prior to the specified date of borrowing that such Lender does not intend to make available to the Agent the Revolving Loan to be made by such Lender on such date, the Agent may assume that such Lender will make the proceeds of such Loan available to the Agent on the date of the requested borrowing as set forth in the Notice of Borrowing and the Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Loan to be provided by such Lender. Subject to satisfaction of the applicable conditions set forth in Article VII. for such borrowing, the Agent will make the proceeds of such borrowing available to the Borrower no later than 12:00 noon on the date and at the account specified by the Borrower in such Notice of Borrowing.

Section 2.2.  Letters of Credit.

         (a) Letters of Credit. Subject to the terms and conditions of this Agreement, the Agent, on behalf of the Lenders, agrees to issue for the account of the Borrower during the period from and including the Effective Date to, but excluding, the date 30 days prior to the Revolving Credit Termination Date, one or more standby letters of credit (each a "Letter of Credit") up to a maximum aggregate Stated Amount at any one time outstanding not to exceed the L/C Commitment Amount.

         (b) Terms of Letters of Credit. At the time of issuance, the amount, form, terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to approval by the Agent and the Borrower. Notwithstanding the foregoing, in no event may (i) the expiration date of any Letter of Credit extend beyond the Revolving Credit Termination Date,
(ii) any Letter of Credit have an initial duration in excess of one year, (iii) any Letter of Credit contain an automatic renewal provision (other than renewal provisions which are automatic in the absence of a notice of non-renewal from the Agent and which provide for renewal for periods not in excess of three years in the aggregate), and (iv) a Letter of Credit provide that the Agent be required to honor draws any time prior to three Business Days following presentation. The initial Stated Amount of each Letter of Credit shall be at least $10,000.

         (c) Requests for Issuance of Letters of Credit. The Borrower shall give the Agent written notice at least 5 Business Days prior to the requested date of issuance of a Letter of Credit,


                                      -3-
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such notice to describe in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit (i) the proposed initial Stated Amount, (ii) the beneficiary or beneficiaries, and (iii) the proposed expiration date. The Borrower shall also execute and deliver such customary applications and agreements for standby letters of credit, standby letter of credit agreements, applications for amendment to letter of credit, and other forms as requested from time to time by the Agent. Provided the Borrower has given the notice prescribed by the first sentence of this subsection and delivered such application and agreement referred to in the preceding sentence and subject to the other terms and conditions of this Agreement, including the satisfaction of any applicable conditions precedent set forth in Article VII. and payment of all fees then payable under Section 3.6.(c), the Agent shall issue the requested Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary. Upon the written request of the Borrower, the Agent shall deliver to the Borrower a copy of (i) any Letter of Credit proposed to be issued hereunder prior to the issuance thereof and (ii) each issued Letter of Credit within a reasonable time after the date of issuance thereof. To the extent any term of a Letter of Credit Document is inconsistent with a term of any Loan Document, the term of such Loan Document shall control as to the Agent, the Lenders and the Loan Parties.

         (d) Reimbursement Obligations. Upon receipt by the Agent from the beneficiary of a Letter of Credit of any demand for payment under such Letter of Credit, the Agent shall promptly notify the Borrower of the amount to be paid by the Agent as a result of such demand and the date on which payment is to be made by the Agent to such beneficiary in respect of such demand. The Borrower hereby absolutely, unconditionally and irrevocably agrees to pay and reimburse the Agent for the amount of each demand for payment under such Letter of Credit at or prior to the date on which payment is to be made by the Agent to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind. Upon receipt by the Agent of any payment in respect of any Reimbursement Obligation, the Agent shall promptly pay to each Lender that has acquired a participation therein under the second sentence of Section 2.2.(i) such Lender's Revolving Commitment Percentage of such payment.

         (e) Manner of Reimbursement. Upon its receipt of a notice referred to in the immediately preceding subsection (d), the Borrower shall be deemed to have requested a borrowing of Revolving Loans (which shall be LIBOR Loans with an Interest Period of one month) hereunder to finance its obligation to reimburse the Agent for the amount of the related demand for payment , then (i) if the applicable conditions contained in Article VII. would permit the making of Revolving Loans, the requested Revolving Loans will be made in an amount equal to the unpaid Reimbursement Obligation and the Agent shall give each Lender prompt notice of the amount of the Revolving Loan to be made available to the Agent not later than 11:00 a.m. and (ii) if such conditions would not permit the making of Revolving Loans, the provisions of subsection (j) of this Section shall apply.

         (f) Effect of Letters of Credit on Revolving Commitments. Upon the issuance by the Agent of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Revolving Commitment of each Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Lender's Revolving Commitment


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

Percentage and (ii) the sum of (A) the Stated Amount of such Letter of Credit plus (B) any related Reimbursement Obligations then outstanding.

         (g) Agent's Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligations. In examining documents presented in connection with drawings under Letters of Credit and making payments under such Letters of Credit against such documents, the Agent shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit. The Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, neither the Agent nor any of the Lenders shall be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telex, telecopy or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit, or the proceeds of any drawing under such Letter of Credit; or
(viii) any consequences arising from causes beyond the control of the Agent or the Lenders. None of the above shall affect, impair or prevent the vesting of any of the Agent's rights or powers hereunder. In this connection, the obligation of the Borrower to reimburse the Agent for any drawing made under any Letter of Credit shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement or any other applicable Letter of Credit Document under all circumstances whatsoever, including without limitation, the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against the Agent, any Lender, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between the Borrower, the Agent, any Lender or any other Person; (E) any demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non-application or misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; (G) payment by the Agent under the Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of the Letter of Credit; and (H) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of the Borrower's

Reimbursement Obligations. Any action taken or omitted to be taken by the Agent under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create against the Agent any liability to the Borrower or any Lender.

         (h) Amendments, Etc. The issuance by the Agent of any amendment, supplement or other modification to any Letter of Credit shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through the Agent), and no such amendment, supplement or other modification shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form or (ii) the Requisite Lenders shall have consented thereto. In connection with any such amendment, supplement or other modification, the Borrower shall pay the fees, if any, payable under the last sentence of Section 3.6.(c).

         (i) Lenders' Participation in Letters of Credit. Immediately upon the issuance by the Agent of any Letter of Credit each Lender shall be deemed to have absolutely, irrevocably and unconditionally purchased and received from the Agent, without recourse or warranty, an undivided interest and participation to the extent of such Lender's Revolving Commitment Percentage of the liability of the Agent with respect to such Letter of Credit and each Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to the Agent to pay and discharge when due, such Lender's Revolving Commitment Percentage of the Agent's liability under such Letter of Credit. In addition, upon the making of each payment by a Lender to the Agent in respect of any Letter of Credit pursuant to the immediately following subsection (j), such Lender shall, automatically and without any further action on the part of the Agent or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to the Agent by the Borrower in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Lender's Revolving Commitment Percentage in any interest or other amounts payable by the Borrower in respect of such Reimbursement Obligation (other than the fees payable to the Agent pursuant to the last sentence of Section 3.6.(c)).

         (j) Payment Obligation of Lenders. Each Lender severally agrees to pay to the Agent on demand in immediately available funds in Dollars the amount of such Lender's Revolving Commitment Percentage of each drawing paid by the Agent under each Letter of Credit to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.2.(d). Each such Lender's obligation to make such payments to the Agent under this subsection, and the Agent's right to receive the same, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including without limitation, (i) the failure of any other Lender to make its payment under this subsection, (ii) the financial condition of the Borrower or any other Loan Party, (iii) the existence of any Default or Event of Default, including any Event of Default described in Section 11.1.(e) or 11.1.(f) or (iv) the termination of the Commitments. Each such payment to the Agent shall be made without any offset, abatement, withholding or deduction whatsoever.

         (k) Information to Lenders. Promptly following any change in Letters of Credit outstanding, the Agent shall deliver to each Lender and the Borrower a notice describing the aggregate amount of all Letters of Credit outstanding at such time. Upon the request of any Lender from time to time, the Agent shall deliver any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding. Other than as set forth in this subsection, the Agent shall have no duty to notify the Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder. The failure of the Agent to perform its requirements under this subsection shall not relieve any Lender from its obligations under Section 2.2.(j).

Section 2.3.  Swingline Loans.

         (a) Swingline Loans. Subject to the terms and conditions hereof, if necessary to meet the various funding deadlines of the Borrower, the Swingline Lender agrees to make Swingline Loans to the Borrower, during the period from the Effective Date to but excluding the Swingline Termination Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, the amount of the Swingline Commitment. If at any time the aggregate principal amount of the Swingline Loans outstanding at such time exceeds the Swingline Commitment in effect at such time, the Borrower shall immediately pay the Agent for the account of the Swingline Lender the amount of such excess. Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Swingline Loans hereunder. The borrowing of a Swingline Loan shall not constitute usage of any Lender's Revolving Commitment for purposes of calculation of the fee payable under Section 3.6.(a) or otherwise.

         (b) Procedure for Borrowing Swingline Loans. The Borrower shall give the Agent and the Swingline Lender notice pursuant to a Notice of Swingline Borrowing delivered to the Swingline Lender no later than 9:00 a.m. on the proposed date of such borrowing. Any such telephonic notice shall include all information to be specified in a written Notice of Swingline Borrowing. Not later than 12:00 noon on the date of the requested Swingline Loan and subject to satisfaction of the applicable conditions set forth in Article VII. for such borrowing, the Swingline Lender will make the proceeds of such Swingline Loan available to the Borrower in Dollars, in immediately available funds, at the account specified by the Borrower in the Notice of Swingline Borrowing.

         (c) Interest. Swingline Loans shall bear interest at a per annum rate equal to the Base Rate as in effect from time to time or at such other rate or rates as the Borrower and the Swingline Lender may agree from time to time in writing. Interest payable on Swingline Loans is solely for the account of the Swingline Lender. All accrued and unpaid interest on Swingline Loans shall be payable on the dates and in the manner provided in Section 2.4. with respect to interest on Base Rate Loans (except as the Swingline Lender and the Borrower may otherwise agree in writing in connection with any particular Swingline Loan).

         (d) Swingline Loan Amounts, Etc. Each Swingline Loan shall be in the minimum amount of $500,000 and integral multiples of $100,000 in excess thereof, or such other minimum amounts agreed to by the Swingline Lender and the Borrower. Any voluntary prepayment of a Swingline Loan must be in integral multiples of $100,000 or the aggregate principal amount of all outstanding Swingline Loans (or such other minimum amounts upon which the Swingline Lender and the Borrower may agree) and in connection with any such prepayment, the Borrower must give the Swingline Lender prior written notice thereof no later than 10:00 a.m. on the day prior to the date of such prepayment. The Swingline Loans shall, in addition to this Agreement, be evidenced by the Swingline Notes.

         (e) Repayment and Participations of Swingline Loans. The Borrower agrees to repay each Swingline Loan borrowed by it within three Business Days of demand therefor by the Swingline Lender and in any event, within 5 Business Days after the date such Swingline Loan was made. Notwithstanding the foregoing, the Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Swingline Loans borrowed by it on the Swingline Termination Date (or such earlier date as the Swingline Lender and the Borrower may agree in writing). If the Borrower has not delivered a timely Notice of Borrowing for Revolving Loans to be used to repay the entire outstanding principal amount of, and all accrued but unpaid interest on, an outstanding Swingline Loan, in lieu of demanding repayment of such Swingline Loan from the Borrower, the Swingline Lender may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), request a borrowing of Revolving Loans (which shall be Base Rate Loans) from the Lenders in an amount equal to the principal balance of such Swingline Loan. The amount limitations contained in Section 3.5.(a) shall not apply to any borrowing of Base Rate Loans made pursuant to this subsection. The Swingline Lender shall give notice to the Agent of any such borrowing of Base Rate Loans not later than 9:00 a.m. at least one Business Day prior to the proposed date of such borrowing. Each Lender will make available to the Agent at the Principal Office for the account of Swingline Lender, in immediately available funds, the proceeds of the Base Rate Loan to be made by such Lender. The Agent shall pay the proceeds of such Base Rate Loans to the Swingline Lender, which shall apply such proceeds to repay such Swingline Loan. If the Lenders are prohibited from making Loans required to be made under this subsection for any reason whatsoever, including without limitation, the occurrence of any of the Defaults or Events of Default described in Sections 11.1.(e) or 11.1.(f), each Lender shall purchase from the Swingline Lender, without recourse or warranty, an undivided interest and participation to the extent of such Lender's Revolving Commitment Percentage of such Swingline Loan, by directly purchasing a participation in such Swingline Loan in such amount and paying the proceeds thereof to the Agent for the account of the Swingline Lender in Dollars and in immediately available funds. A Lender's obligation to purchase such a participation in a Swingline Loan shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including without limitation,
(i) any claim of setoff, counterclaim, recoupment, defense or other right which such Lender or any other Person may have or claim against the Agent, the Swingline Lender or any other Person whatsoever, (ii) the occurrence or continuation of a Default or Event of Default (including without limitation, any of the Defaults or Events of Default described in Sections 11.1.(e) or 11.1.(f)) or the termination of the Commitments of any Lender, (iii) the existence (or alleged existence) of an event or condition which has had or could have a Materially Adverse Effect, (iv) any breach of any Loan Document by the Agent, any Lender, the Borrower or any other Loan Party or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof, at the Federal

Funds Rate. If such Lender does not pay such amount forthwith upon the Swingline Lender's demand therefor, and until such time as such Lender makes the required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of such unpaid participation obligation for all purposes of the Loan Documents (other than those provisions requiring the other Lenders to purchase a participation therein). Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans, and any other amounts due to it hereunder, to the Swingline Lender to fund Swingline Loans in the amount of the participation in Swingline Loans that such Lender failed to purchase pursuant to this Section until such amount has been purchased (as a result of such assignment or otherwise).

Section 2.4.  Rates and Payment of Interest on Loans.

         (a) Rates. The Borrower promises to pay to the Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:

                  (i) during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time); and

                  (ii) during such periods as such Loan is a LIBOR Loan, at LIBOR for such Loan for the Interest Period therefor (from the first day to, but excluding, the last day of such Interest Period), plus the Applicable Margin for such Loan.

Notwithstanding the foregoing, during the continuance of an Event of Default, the Borrower shall pay to the Agent for the account of each Lender interest at the Post-Default Rate on the outstanding principal amount of any Loan made by such Lender, on all Reimbursement Obligations and on any other amount payable by the Borrower hereunder or under the Revolving Notes held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

         (b) Payment of Interest. All accrued and unpaid interest on the outstanding principal amount of each Loan shall be payable (i) monthly in arrears on the first day of each month, commencing with the first full month occurring after the Effective Date and (ii) on any date on which the principal balance of such Loan is due and payable in full (whether at maturity, due to acceleration or otherwise). Interest payable at the Post-Default Rate shall be payable from time to time on demand. All determinations by the Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.

Section 2.5.  Number of Interest Periods.

         There may be no more than (a) 6 different Interest Periods outstanding at the same time with respect to Revolving Loans and (b) 4 different Interest Periods outstanding at the same time with respect to Construction Advances owing by the Borrower or a Subsidiary Borrower, as the case may be, with respect to a given Construction Loan.

Section 2.6.  Repayment of Loans.

         (a) Revolving Loans. Subject to Section 2.16., the Borrower shall repay the entire outstanding principal amount of, and all accrued and unpaid interest on, all Revolving Loans on the Revolving Credit Termination Date.

         (b) Construction Advances. The Borrower (or Subsidiary Borrower, as the case may be) shall repay the entire outstanding principal amount of, and all accrued and unpaid interest on, the Construction Advances evidenced by Construction Notes to which it is a party and advanced with respect to a Construction Property on the Construction Loan Maturity Date for such Construction Property.

         (c) Payment of Principal of Term Loans. The Borrower shall repay the aggregate principal balance of the Term Loans in eight equal consecutive quarterly installments of principal. Each such installment shall be in an amount equal to one-eighth of the initial aggregate principal balance of the Term Loans. The first such installment shall be due on the date 90 days following the date the Revolving Loans are converted into Term Loans pursuant to Section 2.16. and each subsequent installment shall be due on the last day of each successive 90-day period following such conversion date until such Term Loans are paid in full. Notwithstanding the foregoing, the entire outstanding principal balance of each Term Loan shall be due and payable in full on the Termination Date.

Section 2.7.  Late Charges.

         If any payment required under this Agreement is not paid within 10 days after it becomes due and payable, the Requisite Lenders may, by notice to the Borrower, require that the Borrower pay a late charge for late payment to compensate the Lenders for the loss of use of funds and for the expenses of handling the delinquent payment, in an amount not to exceed four percent (4.0%) of such delinquent payment. Such late charge shall be paid in any event not later than the due date of the next subsequent installment of principal and/or interest. In the event the maturity of the Obligations hereunder occurs or is accelerated pursuant to Section 11.2., this Section shall apply only to payments overdue prior to the time of such acceleration. This Section shall not be deemed to be a waiver of the Lenders' right to accelerate payment of any of the Obligations as permitted under the terms of this Agreement.

Section 2.8.  Prepayments.

         (a) Optional. Subject to Section 6.4., the Borrower may prepay any Loan at any time without premium or penalty. The Borrower shall give the Agent at least three (3) Business Days prior written notice of the prepayment of any Loan.

         (b) Mandatory.

                  (i) Revolving Commitment Overadvance. If at any time the aggregate principal amount of all outstanding Loans (excluding Construction Advances), together with the aggregate amount of all Letter of Credit Liabilities, exceeds the aggregate amount of the Revolving Commitments, the Borrower shall immediately on demand pay to the Agent for the account of the Lenders, the amount of such excess.

                  (ii) Borrowing Base Overadvance. If at any time the aggregate principal amount of all outstanding Loans (excluding Construction Advances), together with the aggregate amount of all Letter of Credit Liabilities, exceeds the Borrowing Base, the Borrower shall, within 10 days of the Borrower's preparation of a Borrowing Base Certificate in accordance with the provisions of this Agreement, which Borrowing Base Certificate shows the occurrence of any such excess, deliver to the Agent for prompt distribution to each Lender a written plan acceptable to the Lenders to eliminate such excess. If such excess is not eliminated within 90 days thereafter, then the entire outstanding principal balance of all Loans, together with all accrued interest thereon, and an amount equal to all Letter of Credit Liabilities for deposit into the Letter of Credit Collateral Account, shall be immediately due and payable in full.

                  (iii) Construction Commitment Overadvance. If at any time the aggregate principal amount of all outstanding Construction Advances exceeds aggregate amount of the Construction Commitments, the Borrower shall immediately on demand pay to the Agent for the account of the Lenders, the amount of such excess.

                  (iv) Construction Limit Overadvance. If at any time the aggregate principal amount of all outstanding Construction Advances advanced with respect to a Construction Property exceeds the Construction Facility Limit for such Construction Property, the Borrower shall immediately on demand pay to the Agent for the account of the Lenders, the amount of such excess.

All payments under this subsection (b) shall be applied to pay all amounts of excess principal outstanding on the applicable Loans and any applicable Reimbursement Obligations in accordance with Section 3.2., and in the case of clauses (i) and (ii) the remainder, if any, shall be deposited into the Letter of Credit Collateral Account for application to any Reimbursement Obligations as and when due.

Section 2.9.  Continuation.

         So long as no Event of Default shall have occurred and be continuing, the Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan. Each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower giving to the Agent a Notice of Continuation not later than 9:00 a.m. on the third Business Day prior to the date of any such Continuation. Such notice by the Borrower of a Continuation shall be by telephone or telecopy, confirmed immediately in writing if by telephone, in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loan and portion thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. Promptly after receipt of a Notice of Continuation, the Agent shall notify each Lender by telex or telecopy, or other similar form of transmission of the proposed Continuation. If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor, Continue as a LIBOR Loan having an Interest Period of one month notwithstanding the Borrower not complying with this Section.

Section 2.10.  Conversion.

         So long as no Event of Default shall have occurred and be continuing, the Borrower may on any Business Day, upon the Borrower's giving of a Notice of Conversion to the Agent, Convert all or a portion of a Loan of one Type into a Loan of another Type. Any Conversion of a LIBOR Loan into a Base Rate Loan shall be made on, and only on, the last day of an Interest Period for such LIBOR Loan and, upon Conversion of a Base Rate Loan into a LIBOR Loan, the Borrower shall pay accrued interest to the date of Conversion on the principal amount so Converted. Each such Notice of Conversion shall be given not later than 9:00 a.m. one Business Day prior to the date of any proposed Conversion into Base Rate Loans and three Business Days prior to the date of any proposed Conversion into LIBOR Loans. Promptly after receipt of a Notice of Conversion, the Agent shall notify each Lender by telex or telecopy, or other similar form of transmission of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by telephone (confirmed immediately in writing) or telecopy in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.

Section 2.11.  Notes.

         (a) Revolving Notes. The Revolving Loans and the Term Loan, if any, made by each Lender shall, in addition to this Agreement, also be evidenced by a promissory note of the Borrower substantially in the form of Exhibit A (each a "Revolving Note"), payable to the order of such Lender in a principal amount equal to the amount of its Revolving Commitment as originally in effect and otherwise duly completed.

         (b) Construction Notes. The Construction Advances made by each Lender with respect to a Construction Property shall, in addition to this Agreement, also be evidenced by a promissory note of the Borrower or Subsidiary Borrower, as applicable, substantially in the form of Exhibit B (each a "Construction Note"), payable to the order of such Lender in a principal amount equal to such Lender's Construction Commitment Percentage of the Construction Loan Limit for such Construction Property and otherwise duly completed.

Section 2.12. Voluntary Reductions of the Revolving Commitment and Construction Commitment.

         The Borrower shall have the right to terminate or reduce the aggregate unused amount of the Revolving Commitments (for which purpose use of the Revolving Commitments shall be deemed to include the aggregate principal amount of all outstanding Swingline Loans and the aggregate amount of Letter of Credit Liabilities) and the aggregate unused amount of the Construction Commitments at any time and from time to time without penalty or premium upon not less than 3 Business Days prior written notice to the Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction and shall be irrevocable once given and effective only upon receipt by the Agent; provided, however, that if the Borrower seeks to reduce the aggregate amount of the Revolving Commitments below $75,000,000, then, unless the Agent and all Lenders have otherwise previously agreed in writing, the Revolving Commitments shall be reduced to zero. The Agent will promptly transmit a copy of any such notice of termination or reduction to each Lender. The Revolving Commitments, once terminated or reduced may not be increased or reinstated. Any reduction in the aggregate amount of the Revolving Commitments shall result in a proportionate reduction (rounded to the next lowest integral multiple of $500,000) in both the L/C Commitment Amount and the Swingline Commitment.

Section 2.13. Expiration or Maturity Date of Letters of Credit Past Revolving Credit Termination Date.

         If on the date the Revolving Commitments are terminated (whether voluntarily, by reason of the occurrence of an Event of Default or otherwise), there are any Letters of Credit outstanding hereunder, the Borrower shall, on such date, pay to the Agent an amount of money equal to the Stated Amount of such Letter(s) of Credit for deposit into the Letter of Credit Collateral Account. If a drawing pursuant to any such Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower authorizes the Agent to use the monies deposited in the Letter of Credit Collateral Account to make payment to the beneficiary with respect to such drawing or the payee with respect to such presentment. If no drawing occurs on or prior to the expiration date of such Letter of Credit, the Agent shall pay to the Borrower (or to whomever else may be legally entitled thereto) the monies deposited in the Letter of Credit Collateral Account with respect to such outstanding Letter of Credit on or before the date 10 days after the expiration date of such Letter of Credit.

Section 2.14.  Increase in Revolving Commitments.

         At any time prior to the date two years after the Agreement Date but in any event at least 90 days prior to the Construction Facility Termination Date, the Borrower shall have the right, exercisable one time, to increase the aggregate amount of the Revolving Commitments by an amount not to exceed the lesser of (i) $25,000,000 or (ii) the amount by which the aggregate amount of Construction Commitments exceeds the aggregate amount of the Construction Loans (whether utilized or not). If the Borrower elects to exercise such right, it shall give the Agent at least 15 but not more than 30 days prior written notice of such exercise and the proposed effective date of such increase. Any such notice given by the Borrower shall be irrevocable. The Agent shall forward a copy of any such notice to each Lender promptly upon receipt. So long as (a) no Default or Event of Default shall have occurred and be continuing both at the time of the Borrower's exercise of such right and immediately after giving effect thereto; (b) the Borrower pays the fee due under Section 3.6.(g); and (c) the Borrower executes and delivers new Revolving Notes to each Lender in the amount of each Lender's new Commitment on or before the proposed effective date of such increase, then the Revolving Commitments shall increase by the aggregate amount requested on the proposed effective date of such increase. Any increase in the aggregate amount of the Revolving Commitments under this Section shall (x) be allocated among the Lenders in accordance with the provisions of
Section 3.2. and (y) result in simultaneous and corresponding decreases in the respective Construction Commitments of each of the Lenders.

Section 2.15.  Extension of Revolving Credit Termination Date.

         (a) Generally. The Borrower shall have the right, exercisable one time, to request that the Agent and the Lenders agree to extend the current Revolving Credit Termination Date by one year. To exercise such right the Borrower shall execute and deliver to the Agent at least 90 days but not more than 120 days prior to the date one year before the Revolving Credit Termination Date, a written request in the form of Exhibit C (an "Extension Request"). If the Agent shall receive an Extension Request, the Agent shall forward a copy of it to each Lender promptly upon receipt thereof. If all of the Lenders shall have notified the Agent on or before the date 60 days prior to the date one year before the current Revolving Credit Termination Date that they accept such Extension Request, the Revolving Credit Termination Date shall be extended for a single one-year period. If any Lender shall not have notified the Agent on or prior to the date which is 60 days prior to the date one year before the current Revolving Credit Termination Date that it accepts the Extension Request, the Revolving Credit Termination Date shall not be extended except as otherwise permitted under the immediately following subsection (b). The Agent shall promptly notify the Borrower whether the Extension Request has been accepted or rejected as well as which Lender or Lenders rejected the Borrower's Extension Request (each such Lender, a "Rejecting Lender"). The Borrower understands and acknowledges that (i) this Section has been included in this Agreement for the Borrower's convenience in requesting an extension of the Revolving Credit Termination Date; (ii) neither the Agent nor any Lender has promised (either expressly or impliedly), nor does the Agent or any Lender have any obligation or commitment whatsoever, to extend the Revolving Credit Termination Date and (iii) the Agent and the Lenders may condition any such extension on such terms and conditions as they may deem appropriate in their sole and absolute discretion.

         (b) Rejecting Lenders. Notwithstanding the preceding subsection (a), if the Borrower receives notification from the Agent that an Extension Request has been rejected (a "Notice of Rejection"), and provided that the Lenders comprising the Requisite Lenders have approved of such Extension Request, the Borrower may elect, with respect to each such Rejecting Lender, by giving written notice to the Agent of such election within 15 days after receipt by the Borrower of a Notice of Rejection, to either (i) require such Rejecting Lender to assign its Revolving Commitment to an Eligible Assignee as contemplated in the immediately following clause (x) or (ii) pay in full the amount of Loans (excluding Construction Advances), interest and fees owing to such Rejecting Lender and terminate such Rejecting Lender's Revolving Commitment as contemplated in the immediately following clause (y). If the Borrower has made a timely election as permitted by the preceding sentence, then the Borrower shall take either of the following actions as specified in such election: (x) demand that such Rejecting Lender, and upon such demand such Rejecting Lender shall be obligated to, assign its Revolving Commitment to an Eligible Assignee subject to and in accordance with the provisions of Section 13.5.(c) for a purchase price equal to the aggregate principal balance of Loans (excluding Construction Advances) then outstanding and owing to such Rejecting Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees owing to such Rejecting Lender, any such assignment to be effective as of the current Revolving Credit Termination Date or (y) effective as of the current Revolving Credit Termination Date, pay to such Rejecting Lender the aggregate principal balance of Loans (excluding Construction Advances) then outstanding and owing to such Rejecting Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees owing to such Rejecting Lender, together with all amounts, if any, payable under Section 6.4., whereupon such Rejecting Lender's Revolving Commitment shall terminate. Neither the Agent, such Rejecting Lender, nor any other Lender shall be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Assignee. If the Borrower has elected to cause all Rejecting Lenders either to assign their Revolving Commitments to Eligible Assignees as contemplated by the preceding clause (x) or to be paid the amounts specified in the preceding clause (y), then the Borrower's Extension Request which was initially rejected shall be deemed to have been granted and accordingly the Revolving Credit Termination Date shall be extended by one single year, otherwise the Revolving Credit Termination Date shall not be extended.

         (c) No Extension In Certain Cases. Notwithstanding the preceding subsections, if Requisite Lenders do not approve an Extension Request or if a Default or Event of Default exists on the current Revolving Credit Termination Date or would exist after giving effect to any of the transactions contemplated by this Section, then the Revolving Credit Termination Date shall not be extended.

Section 2.16.  Term Loan Conversion.

         Subject to the terms and conditions of this Agreement, if the Extension Request shall be denied, the Borrower may then elect to convert each Lender's Revolving Commitment Percentage of the aggregate principal amount of Revolving Loans outstanding on the date one year prior to the current Revolving Credit Termination Date into a term loan owing by the Borrower to each Lender (each a "Term Loan") provided (a) the Borrower has given the Agent at least 15 days prior notice of the Borrower's intention to so convert the Revolving Loans and
(b) the conditions set forth in Section 7.3. have been satisfied as of the date one year prior to the current Revolving Credit Termination Date. Subject to the terms and conditions hereof, any such conversion shall be effective as of the date one year prior to the current Revolving Credit Termination Date. Upon the effectiveness of the conversion of the outstanding principal balance of Revolving Loans into Term Loans as contemplated by this Section, the Borrower shall not have any right to borrow, and no Lender shall have any obligation to make, any additional Revolving Loans.

            ARTICLE III. PAYMENTS, FEES AND OTHER GENERAL PROVISIONS

Section 3.1.  Payments.

         Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Agreement or any other Loan Document shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Agent, not later than 11:00 a.m. on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). The Borrower shall, at the time of making each payment under this Agreement or any Note, specify to the Agent the amounts payable by the Borrower hereunder to which Loan such payment is to be applied. Each payment received by the Agent for the account of a Lender under this Agreement or any Note of such Lender shall be paid to such Lender, by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender. If the Agent fails to pay such amounts to such Lender within one Business Day of receipt by the Agent, the Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for the period of such extension.

Section 3.2.  Pro Rata Treatment.

         Except to the extent otherwise provided in this Agreement: (a) each borrowing from the Lenders under Section 2.1.(a) and Section 5.1.(a) shall be made from the Lenders, each payment of the Fees under Section 3.6. shall be made for the account of the Lenders, and each termination or reduction of the amount of the Revolving Commitments under Section 2.12. and each increase in the Revolving Commitments and decreases of the Construction Commitments of the Lenders under Section 2.14. shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments;
(b) each payment or prepayment of principal of Revolving Loans and Construction Advances by the Borrower shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of such Revolving Loans or Construction Advances, as the case may be, held by them, provided that if immediately prior to giving effect to any such payment in respect of (i) Revolving Loans, the outstanding principal amount of such Revolving Loans shall not be held by the Lenders pro rata in accordance with their respective Revolving Commitments in effect at the time such Loans were made, or (ii) Construction Advances, the outstanding principal amount of such Construction Advances shall not be held by the Lenders pro rata in accordance with their respective Construction Commitments in effect at the time such Loans were made, then such payment shall be applied to the such Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Revolving Loans or Construction Advances, as the case may be, being held by the Lenders pro rata in accordance with their respective Revolving Commitments in the case of Revolving Loans, or their respective Construction Commitments, in the case of Construction Advances; (c) each payment or prepayment of principal of Term Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Term Loan then owing to each of them; (d) each payment of interest on Revolving Loans, Term Loans and Construction Advances by the Borrower shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders; (e) the making, Conversion and Continuation of Loans of a particular Type (other than Conversions provided for by Section 6.5.) shall be made pro rata among the Lenders according to the amounts of their respective Revolving Commitments or Construction Commitments (in the case of making of Revolving Loans or Construction Advances, as applicable) or their respective Loans (in the case of Conversions and Continuations of Loans) and the then current Interest Period for each Lender's portion of each Loan of such Type shall be coterminous; and (f) the Lenders' participation in, and payment obligations in respect of, Letters of Credit under Section 2.2. and Swingline Loans under Section 2.3., shall be pro rata in accordance with their respective Revolving Commitments. All payments of principal, interest, fees and other amounts in respect of the Swingline Loans shall be for the account of the Swingline Lender only (except to the extent any Lender shall have acquired a participating interest in any such Swingline Loan pursuant to Section 2.3.(e)).

Section 3.3.  Sharing of Payments, Etc.

         If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to the Borrower under this Agreement, or shall obtain payment on any other Obligation owing by the Borrower or a Loan Party through the exercise of any right of set-off, banker's lien or counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by the Borrower or other Loan Party to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders pro rata in accordance with Section 3.2. or Section 11.5., as applicable, such Lender shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, pay such amounts to the other Lenders and make such other adjustments from time to time as shall be equitable, so that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro rata in accordance with Section 3.2. or Section 11.5. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 3.4.  Several Obligations.

         No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

Section 3.5.  Minimum Amounts.

         (a) Borrowings. Each borrowing of Base Rate Loans shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess thereof. Each borrowing and Continuation of, and each Conversion of Base Rate Loans into, LIBOR Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $250,000 in excess of that amount. Notwithstanding the foregoing, any such borrowing of Revolving Loans may be in the aggregate amount of the unused Revolving Commitments. Construction Advances and reimbursements of letters of credit pursuant to Section 2.2.(e) shall not be subject to the limitations of this subsection (a).

         (b) Prepayments. Each voluntary prepayment of Loans shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess thereof or, if all Loans are being prepaid at such time, the prepayment may be in such other amount as is then outstanding.

         (c) Reductions of Revolving Commitments. Each reduction of the Revolving Commitments under Section 2.12. shall be in an aggregate minimum amount of $10,000,000 and integral multiples of $5,000,000 in excess thereof. Each reduction of the Construction Commitments under Section 2.12. shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof.

Section 3.6.  Fees.

         (a) Facility Fees. On the Effective Date, the Borrower agrees to pay to the Agent for the account of each Lender such facility fees as agreed to by the Borrower, the Agent and such Lender.

         (b)      Unused Fees

                  (i) Revolving Commitments. During the period from the Effective Date to but excluding the Revolving Credit Termination Date, the Borrower agrees to pay to the Agent for the account of the Lenders an unused facility fee equal to the sum of the daily amount by which the aggregate amount of the Revolving Commitments exceeds the aggregate outstanding principal balance of Revolving Loans and Letter of Credit Liabilities set forth in the table below multiplied by the corresponding per annum rate applicable to that portion:

--------------------------------------------------------------------------------
Amount by Which Revolving Commitments Exceeds Revolving Loans
            and Letter of Credit Liabilities                       Unused Fee
--------------------------------------------------------------------------------
$0 to and including an amount equal to 50% of the aggregate          0.125%
amount of Revolving Commitments
--------------------------------------------------------------------------------
Greater than an amount equal to 50% of the aggregate amount          0.250%
of Revolving Commitments
--------------------------------------------------------------------------------

         Such fees shall be computed on a daily basis and payable quarterly in arrears on the first day of each January, April, July and October during the term of this Agreement and on the Revolving Credit Termination Date.

                  (ii) Construction Commitments. During the period from the Effective Date to but excluding the Construction Facility Termination Date, the Borrower agrees to pay to the Agent for the account of the Lenders an unused facility fee equal to 0.125% of the sum of the daily amount by which the aggregate amount of the Construction Commitments exceeds the aggregate amount of the Construction Loans (whether utilized or not). Such fees shall be computed on a daily basis and payable quarterly in arrears on the first day of each January, April, July and October during the term of this Agreement and on the Construction Facility Termination Date.

         (c) Letter of Credit Fees. The Borrower agrees to pay to the Agent for the account of the Lenders a letter of credit fee at a rate per annum equal to one and one-quarter percent (1.25%) of the Stated Amount of each Letter of Credit. In addition, the Borrower shall pay to the Agent for its own account and not the account of any Lender, a fronting fee in respect of each Letter of Credit at a per annum rate equal to one-eighth of one percent (0.125%) of the Stated Amount of such Letter of Credit. Both such fees shall be payable quarterly in advance on the date such Letter of Credit is issued and each quarterly anniversary of the date of such issuance. The Borrower shall pay directly to the Agent from time to time on demand all routine commissions, charges, costs and expenses in the amounts customarily charged by the Agent from time to time in like circumstances with respect to the issuance of each Letter of Credit, drawings, amendments and other transactions relating thereto.

         (d) Extension/Term Loan Conversion Fee. If either (i) the Revolving Credit Termination Date is extended pursuant to Section 2.15. or (ii) the outstanding balance of Revolving Loans is converted into Term Loans pursuant to
Section 2.16., the Borrower agrees to pay to the Agent for the account of each Lender (other than a Rejecting Lender in the case of an extension of the Revolving Credit Termination Date) a fee equal to one-quarter of one percent (0.25%) of, in the case of an extension pursuant to Section 2.15., the amount of such Lender's Revolving Commitment at such time or, in the case of a conversion pursuant to Section 2.16., the amount of Revolving Loans of such Lender converted at such time. Such fee shall be paid by the Borrower on or prior to
(x) in the case of the extension of the Revolving Credit Termination Date, the date on which such extension is effective and (y) in the case of the conversion of the Revolving Loans into Term Loans, the date on which such conversion is effective.

         (e) Construction Loan Fee. The Borrower shall pay to the Agent for the account of the Lenders a fee in the amount of 0.25% of the amount of the Construction Loan with respect to a Construction Property. Such fee shall be paid by the Borrower as required under Section 5.1.(c)(xxxx).

         (f) Extension of Construction Loan Maturity Date. If the Construction Loan Maturity Date with respect to a Construction Property is extended pursuant to Section 5.4.(d), the Borrower agrees to pay to the Agent for the account of the Lenders a fee equal to one-quarter of one percent (0.25%) of the Construction Loan Limit with respect to such Construction Property. Such fee shall be paid by the Borrower no later than the date on which such extension is effective.

         (g) Revolving Commitment Increase Fee. In connection with an increase in the aggregate amount of the Revolving Commitments pursuant to Section 2.14., the Borrower agrees to pay to the Agent for the account of each Lender a fee equal to one-quarter of one percent (0.25%) of the amount of increase of such Lender's Revolving Commitment. Such fee shall be paid no later than the effective date of the increase in the Revolving Commitments.

         (h) Agent's Fees. The Borrower agrees to pay the administrative and other fees of the Agent as may be agreed to in writing from time to time.

Section 3.7.  Computations.

         Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

Section 3.8.  Usury.

         In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or received by any Lender or the Swingline Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender or the Swingline Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and neither the Lenders nor the Swingline Lender receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law. The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest described in Sections 2.4.(a)(i) and (ii) and in Section 2.3.(c). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, letter of credit fees, underwriting fees, default charges, late charges, funding or "breakage" charges, increased cost charges, attorneys' fees and reimbursement for costs and expenses paid by the Agent, any Lender or the Swingline Lender to third parties or for damages incurred by the Agent, any Lender or the Swingline Lender, are charges made to compensate the Agent, any such Lender or the Swingline Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Agent, the Lenders and the Swingline Lender in connection with this Agreement. Unless otherwise expressly provided herein, all fees and all charges, other than charges for the use of money, shall be fully earned and nonrefundable when due.

Section 3.9.  Statements of Account.

         The Agent will account to the Borrower monthly with a statement of Loans, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Agent shall be deemed conclusive upon the Borrower absent manifest error. The Agent will account to the Borrower on changes in Letters of Credit in accordance with Section 2.2.(k). The failure of the Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.

Section 3.10.  Defaulting Lenders.

         (a) If for any reason any Lender (a "Defaulting Lender") shall fail or refuse to perform any of its obligations under this Agreement or any other Loan Document to which it is a party within the time period specified for performance of such obligation or, if no time period is specified, if such failure or refusal continues for a period of two Business Days after notice from the Agent, then, in addition to the rights and remedies that may be available to the Agent or the Borrower under this Agreement or Applicable Law, such Defaulting Lender's right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Agent or to be taken into account in the calculation of the Requisite Lenders, shall be suspended during the pendency of such failure or refusal. If a Lender is a Defaulting Lender because it has failed to make timely payment to the Agent of any amount required to be paid to the Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Agent or the Borrower may have under the immediately preceding provisions or otherwise, the Agent shall be entitled (a) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Rate, (b) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (c) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by the Agent in respect of a Defaulting Lender's Loans shall not be paid to such Defaulting Lender and shall be held uninvested by the Agent until such Defaulting Lender cures its default.

         (b) Purchase/Assignment of Defaulting Lender's Commitments. The Borrower may (x) demand that a Defaulting Lender, and upon such demand the Defaulting Lender shall promptly, assign its Commitments to an Eligible Assignee, or (y) pay to the Defaulting Lender the amount of all Obligations owing to the Defaulting Lender or such other amount as may be agreed to by the Borrower and the Defaulting Lender, whereupon (A) the Defaulting Lender shall no longer be a party hereto or have any rights or obligations hereunder or under any of the other Loan Documents and (B) the amount of the Construction Loan for each Construction Property shall automatically be reduced by such Defaulting Lender's Commitment Percentage (determined immediately prior to giving effect to this subsection) of such Construction Loan. Upon any such assignment, the Defaulting Lender's interest in the Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of assignment, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the Assignee thereof, including an appropriate Assignment and Acceptance Agreement and, notwithstanding Section 13.5.(d), shall pay to the Agent an assignment fee in the amount of $6,000. It shall be the sole responsibility of the Borrower to find an Eligible Assignee willing to acquire the Defaulting Lender's Commitments under this Section and at no time shall the Agent or any Lender be obligated in any way whatsoever to assist in finding an Eligible Assignee. The exercise by the Borrower of its rights under this clause shall be at the Borrower's sole cost and expenses and at no cost or expense to the Agent or any of the other Lenders (excluding the Defaulting Lender). Nothing contained in this Section is intended to limit in any way whatsoever the rights and remedies that the Borrower may have with respect to the Defaulting Lender hereunder or otherwise.

Section 3.11.  Taxes.

         (a) Taxes Generally. Except as provided in subsection (c) of this Section, all payments by the Borrower of principal of, and interest on, the Loans and all other Obligations shall be made free and clear of and without deduction for any present or future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding (i) franchise taxes, (ii) any taxes (other than withholding taxes) that would not be imposed but for a connection between the Agent or a Lender and the jurisdiction imposing such taxes (other than a connection arising solely by virtue of the activities of the Agent or such Lender pursuant to or in respect of this Agreement or any other Loan Document), (iii) any taxes imposed on or measured by any Lender's assets, income, receipts or branch profits and (iv) any taxes arising after the Agreement Date solely as a result of or attributable to a Lender changing its designated Lending Office after the date such Lender becomes a party hereto (such non-excluded items being collectively called "Taxes"). If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any Applicable Law, then the Borrower will:

                  (i) pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted;

                  (ii) promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such Governmental Authority; and

                  (iii) pay to the Agent for its account or the account of the applicable Lender, as the case may be, such additional amount or amounts as is necessary to ensure that the net amount actually received by the Agent or such Lender will equal the full amount that the Agent or such Lender would have received had no such withholding or deduction been required.

         (b) Tax Indemnification. If the Borrower fails to pay any Taxes when due to the appropriate Governmental Authority or fails to remit to the Agent, for its account or the account of the respective Lender, as the case may be, the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Lenders for any incremental Taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure. For purposes of this Section, a distribution hereunder by the Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

         (c) Tax Forms. Prior to the date that any Lender or Participant organized under the laws of a jurisdiction outside the United States of America becomes a party hereto, such Person shall deliver to the Borrower and the Agent such certificates, documents or other evidence, as required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto (including Internal Revenue Service Forms W-8ECI and W-8BEN, as applicable, or appropriate successor forms), properly completed, currently effective and duly executed by such Lender or participant establishing that payments to it hereunder and under the Notes are (i) not subject to United States Federal backup withholding tax and (ii) not subject to United States Federal withholding tax under the Code. Each Lender shall (x) deliver further copies of such forms or other appropriate certifications on or before the date that any such forms expire or become obsolete and after the occurrence of any event requiring a change in the most recent form delivered to the Borrower and (y) obtain such extensions of the time for filing, and renew such forms and certifications thereof as may be reasonably requested by the Borrower or the Agent. The Borrower shall not be required to pay any amount pursuant to last sentence of subsection (a) above to any Lender or Participant that is organized under the laws of a jurisdiction outside of the United States of America or the Agent, if it is organized under the laws of a jurisdiction outside of the United States of America, if such Lender, Participant or the Agent, as applicable, fails to comply with the requirements of this subsection nor shall the Borrower be precluded from deducting any applicable withholding taxes in such case.

                      ARTICLE IV. BORROWING BASE PROPERTIES

Section 4.1. Borrowing Base Properties.

         (a) Initial Borrowing Base Properties. Subject to compliance with the terms and conditions of Section 7.1. and subject to any limitations set forth on
Schedule 4.1., as of the Effective Date the Lenders have accepted the Properties identified on Schedule 4.1. as Borrowing Base Properties. Such Schedule sets forth the identity of each such Property, the legal owner thereof and whether such owner is the Borrower, a Wholly Owned Subsidiary or a Subsidiary that is not a Wholly Owned Subsidiary.

         (b) Additional Borrowing Base Properties. If after the Agreement Date the Borrower desires that the Lenders include an additional Property in calculations of the Borrowing Base, the Borrower shall so notify the Agent in writing. No Property will be evaluated by the Lenders unless and until the Borrower delivers to the Agent the following, in form and substance satisfactory to the Agent:

             (i) An executive summary of the Property including, at a minimum, the following information relating to such Property: (a) a description of such Property, such description to include the age, location, site plan, current occupancy rate and physical condition of such Property;
         (b) the purchase price paid or to be paid for such Property if such Property was acquired within 12 months of the submission of such Property hereunder; (c) the current and projected condition of the regional market and specific submarket in which such Property is located, (d) the current projected capital plans and, if applicable, current renovation plans for such Property, and (e) other demographic and trade information relating to such Property as may be reasonably requested by the Agent;

             (ii) Evidence that such Property has been operating for at least ninety (90) days, including an operating statement for such Property audited or certified by a representative of the Borrower as being true and correct in all material respects and prepared in accordance with GAAP for the previous two fiscal years and for the current fiscal year through the fiscal quarter most recently ending, provided that, with respect to any period such Property was not owned by the Borrower, a Subsidiary or an Approved Joint Venture, such information shall only be required to be delivered to the extent reasonably available to the Borrower and such certification may be based upon the best of the Borrower's knowledge, and provided further, that if such Property has been operating for less than two fiscal years, the Borrower shall provide such projections and other information concerning the anticipated operation of such Property as the Agent may reasonably request;

             (iii) A current rent roll, including a lease maturity schedule, for such Property, together with a three-year occupancy history of such Property, in each case certified by a representative of the Borrower to be true and correct, provided that, with respect to any period such Property was not owned by the Borrower, a Subsidiary or an Approved Joint Venture, all such information shall only be required to be delivered to the extent reasonably available to the Borrower and such certification may be based upon the best of the Borrower's knowledge;

             (iv) Copies of all Leases with respect to such Property and a summary of all Leases with respect to such Property, provided that if such Property is a multi-family residential property, only the form residential lease shall be submitted;

             (v) Copies of any environmental assessments reports relating to such Property available to the Borrower; and

             (vi) Such other information the Agent or Lenders may reasonably request in order to evaluate the Property.

If, after receipt and review of the foregoing documents and information, the Agent is prepared to recommend acceptance of such Property as a Borrowing Base Property, the Agent will so notify the Borrower and each Lender within 10 Business Days after receipt and review of all of such documents and information. Within 5 Business Days of the Agent's giving such notice to the Lenders, the Agent will send the foregoing documents and information to each of the Lenders.

         (c) Appraisals and Other Third-Party Reports; Final Approval. Promptly upon giving notice to the Lenders under the immediately preceding subsection (b) that the Agent is prepared to recommend acceptance of such Property as a Borrowing Base Property, the Agent shall commission, at the Agent's discretion and the Borrower's expense, the following, to be in form and substance satisfactory to the Agent:

             (i) An Appraisal of such Property;

             (ii) A "Phase I" environmental assessment of such Property, which report is to (1) be prepared by an environmental engineering firm acceptable to the Agent and (2) comply with the requirements contained in the Agent's guidelines adopted from time to time by the Agent to be used in its lending practice generally; provided that the Agent, in the Agent's discretion, may accept an existing "Phase I" environmental assessment of such Property if the same is in form and substance acceptable to the Agent and the Agent receives reliance letters in form and substance acceptable to the Agent. In addition, if any such environmental assessment contains a recommendation that a "Phase II" environmental assessment be prepared, the Agent shall promptly commission such an assessment; provided that the Agent, in the Agent's discretion, may accept an existing "Phase II" environmental assessment of such Property if the same is in form and substance acceptable to the Agent and the Agent receives reliance letters in form and substance acceptable to the Agent; and

             (iii) If the Agent deems it necessary, a current engineering report for such Property prepared by an engineering firm acceptable to the Agent.

The Agent shall review each of the foregoing items within 10 Business Days of receipt and so long as after any such review, the Agent remains prepared to recommend acceptance of such Property as a Borrowing Base Property, the Agent shall forward each such item to the Lenders. Upon receipt of any such Appraisal, the Agent shall determine the Appraised Value of such Property and include such Appraised Value with the Appraisal when forwarded to the Lenders. If after review of any of the foregoing items, the Agent is unwilling to recommend acceptance of such Property as a Borrowing Base Property, the Agent shall promptly notify the Borrower and the Lenders and the consideration by the Agent and the Lenders of such Property shall cease. Within 10 Business Days of the date on which a Lender has received all of the items referred to in this subsection and the immediately preceding subsection (b), such Lender shall notify the Agent in writing whether or not such Lender accepts such Property as a Borrowing Base Property. If a Lender fails to give such notice within such time period, such Lender shall be deemed to have accepted such Property as a Borrowing Base Property.

         (d) Conditions Precedent to a Property's Inclusion in the Borrowing Base. If the Requisite Lenders (which must include the Lender then acting as Agent) have accepted a Property as a Borrowing Base Property, such Property shall become a Borrowing Base Property, upon execution, if applicable, and/or delivery to the Agent of all of the following instruments, documents and agreements in respect of such Property, each to be in form and substance satisfactory to the Agent, and such other items or documents as may be appropriate under the circumstances and satisfaction of all other closing requirements reasonably imposed by the Agent:

             (i) An ALTA 1992 Form mortgagee's Policy of Title Insurance (without any creditor's rights exclusion and without any mandatory arbitration provision) or other form acceptable to the Agent, in favor of the Agent for the benefit of the Lenders with respect to such Property, including endorsements with respect to such items of coverage as the Agent may request and which endorsements are available, issued by a title insurance company acceptable to the Agent and with coinsurance or reinsurance (with direct access agreements) with title insurance companies acceptable to the Agent, showing the fee simple title to the land and improvements described in the applicable Security Deed as vested in the Borrower, a Subsidiary or an Approved Joint Venture, and insuring that the Lien granted by such Security Deed is a valid first priority Lien against said property, subject only to such restrictions, encumbrances, easements and reservations as are acceptable to the Agent. The amount of coverage under such policy must equal (x) 70% of the Appraised Value (based on the "stabilized value") of such Property (excluding the value of any personal property located at such Property) if such Property is not located in a Tie-In Jurisdiction or (y) the Borrowing Base Value of such Property at such time if such Property is located in a Tie-In Jurisdiction;

             (ii) If such Property is located in a Tie-In Jurisdiction, endorsements to all other existing title insurance policies issued to the Agent with respect to all other Properties located in Tie-In Jurisdictions reflecting an increase in the aggregate insured amount under the "tie-in" endorsements to an amount equal to the aggregate amount of the Borrowing Base Values of all such Properties (including the Property to be included as a Borrowing Base Property) but in no event in an amount in excess of the aggregate amount of the Revolving Commitments;

             (iii) UCC, tax, judgment and lien search reports with respect to the Borrower (or Subsidiary or Approved Joint Venture if the Property is owned by a Subsidiary or Approved Joint Venture) and such Property in all necessary or appropriate jurisdictions indicating that there are no Liens of record on such Property or any of the Collateral relating thereto other than Permitted Liens or any Liens to be terminated prior to such Property becoming a Borrowing Base Property;

             (iv) Final certificates of occupancy and any other Governmental Approvals relating to such Property or, if not reasonably available, reasonably equivalent evidence thereof;

             (v) Plans and specifications for such Property, provided the same shall only be required to the extent reasonably available to the Borrower;

             (vi) A current or currently certified survey of such Property certified to the Agent and the Lenders by a surveyor licensed in the applicable jurisdiction to have been prepared in accordance with the then effective Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys and otherwise in form and substance satisfactory to the Agent;

             (vii) If not adequately covered by the survey certification provided for above, a certificate from a licensed engineer or other professional satisfactory to the Agent indicating whether such Property is located in a Special Flood Hazard Area as defined by the Federal Insurance Administration;

             (viii) Copies of (A) all Property Management Agreements and all other material contracts, if any, which will relate to the use, occupancy, operation, maintenance, enjoyment or ownership of such

         Property at the time it becomes a Borrowing Base Property, and (B) if such Property is not yet owned by the Borrower, a Subsidiary or an Approved Joint Venture, the purchase agreement pursuant to which the Borrower, such Subsidiary or such Approved Joint Venture is to acquire such Property;

             (ix) Evidence that such Property complies with applicable zoning and land use laws and evidence that all real property and personal property ad valorem taxes with respect to such Property have been paid, together with copies of the most recent tax bills;

             (x) A Security Deed encumbering such Property in favor of the Agent for the benefit of the Lenders, the form of such Security Deed to be modified as appropriate to conform to the Applicable Laws of the jurisdiction in which such Property is located, together with financing statements relating to the security interest granted thereunder;

             (xi) An Assignment of Leases and Rents, the form of such Assignment of Leases and Rents to be modified as appropriate to conform to the Applicable Laws of the jurisdiction in which such Property is located, together with assignments or other appropriate security interests in form and substance satisfactory to the Agent covering each letter of credit, guaranty and other credit enhancement for each Lease;

             (xii) An Environmental Indemnity Agreement;

             (xiii) A Property Management Contract Assignment (or an agreement regarding termination thereof, at the Agent's election) covering the Property Management Agreement, if any, for such Property;

             (xiv) If requested by the Agent, collateral assignments of the other material contracts relating to the use, occupancy, operation, maintenance, enjoyment or ownership of such Property;

             (xv) If such Property is a retail or industrial property, estoppel certificates and subordination, non-disturbance and attornment agreements, substantially in the form of Exhibit W, with such changes as may be approved by the Agent, from each Major Tenant and Anchor Tenant leasing any of such Property and from other tenants of such Property representing, in the aggregate, together with such Major Tenants and Anchor Tenants, at least 70.0% of the net rentable square footage of such Property;

             (xvi) An opinion of counsel admitted to practice law in the jurisdiction in which such Property is located and acceptable to the Agent, addressed to the Agent and each Lender covering such legal matters relating to the transactions contemplated hereby as the Agent may reasonably request;

             (xvii) A Borrowing Base Certificate calculated giving effect to the inclusion of such Property as a Borrowing Base Property;

             (xviii) If such Property is not owned by the Borrower, each of the items required to be delivered to the Agent under Section 9.15. (if not previously delivered to the Agent); and

             (xix) Such other instruments, documents, agreements, financing statements, certificates, opinions and other Security Documents as the Agent may reasonably request.

        (e) Inclusion of An Existing Construction Property in the Borrowing Base. If after the Agreement Date the Borrower desires that the Lenders include in the calculations of the Borrowing Base a Property that is an existing Construction Property, the Borrower may do so in accordance with this subsection
(e). The Borrower shall notify the Agent in writing of its desire to submit such Construction Property as a Borrowing Base Property, and shall include evidence satisfactory to the Agent that such Construction Property has an Occupancy Rate of at least 85.0% (determined in accordance with the last sentence of clause (d) of the definition of Borrowing Base Property); provided that if the Occupancy Rate is less than 85%, such Construction Property may still become a Borrowing Base Property pursuant to this subsection (e) with the approvals of the Requisite Lenders (which must include the Lender then acting as Agent). The Agent shall promptly commission at the Borrower's expense, if the Agent deems it appropriate, an updated Appraisal of such Construction Property, to be in form and substance satisfactory to the Agent. The Agent shall review such Appraisal within 10 Business Days of receipt and shall promptly thereafter (a) notify each Lender of the Borrower's request, (b) forward such Appraisal and the Agent's determination of the Appraised Value of such Construction Property to the Lenders and (c) provide the Lenders an estimated date on which such Construction Property will be accepted as a Borrowing Base Property.

        Upon execution, if applicable, and/or delivery to the Agent of all of the instruments, documents and agreements in respect of such Construction Property described in clauses (i), (ii), (iv), (vi), (viii), (xv), (xvi),
(xvii), (xviii) and (xix) of subsection (d) above as well as an amendment and restatement of the existing Security Deed, the existing Assignment of Leases and Rents, the existing Environmental Indemnity Agreement and the existing Property Management Contract Assignment with respect to such Construction Property, each to be in form and substance satisfactory to the Agent, and such other items or documents as may be appropriate under the circumstances, and satisfaction of all other closing requirements reasonably imposed by the Agent such Construction Property shall cease to be a Construction Property and shall become a Borrowing Base Property. Within 10 Business Days of the conversion of such Construction Property to a Borrowing Base Property, the Lenders shall cancel each their Construction Notes with respect to such Construction Property and return them to the Agent who shall forward them to the Borrower.

         (f) Determination of Appraised Value. The initial Appraised Value of a Property shall be determined as provided in subsection (c) above and the definition of Appraised Value; provided, however, that upon 5 Business Days prior notice to the Borrower and at the Borrower's sole cost and expense, the Agent will redetermine the Appraised Value of any Property (based upon a new Appraisal obtained by the Agent) if necessary in order to comply with FIRREA or other Applicable Law relating to the Agent or the Lenders generally or as provided in Section 4.2.(b)(ii).

         (g) Release of a Property. From time to time the Borrower may request, upon not less than 30 days prior written notice to the Agent (a copy of which notice the Agent shall promptly provide to the Lenders), that a Property included in determinations of the Borrowing Base cease to be so included and be released, together with any related Collateral, from the Liens of the applicable Security Documents. The Agent shall grant such request if all of the following conditions are satisfied:

             (i) no Default or Event of Default shall have occurred and be continuing both at the time of such request and immediately after giving effect to such request;

             (ii) the Borrower shall have delivered to the Agent a Borrowing Base Certificate demonstrating on a pro forma basis, and the Agent shall have determined to its satisfaction, that the outstanding principal balance of the Loans (exclusive of Construction Advances), together with the Letter of Credit Liabilities, will not exceed the Borrowing Base after giving effect to such request and any prepayment to be made and/or the acceptance of any Property as an additional or replacement Borrowing Base Property to be given concurrently with such request; and

             (iii) the Agent shall have determined that the market values of the remaining Borrowing Base Properties have not materially deteriorated since the respective dates of acceptance as Borrowing Base Properties.

After giving effect to any request that a Property cease to be included in determinations of the Borrowing Base, the Borrower may request in writing that the Agent release, and upon receipt of such request the Agent shall release, (a) its Lien on such Property and all other Collateral relating to such Property and
(b) if such Property is owned by a Subsidiary that is not a Wholly Owned Subsidiary or an Approved Joint Venture, such Subsidiary or Approved Joint Venture from the Guaranty so long as (i) such Subsidiary or Approved Joint Venture is not otherwise required to be a Guarantor under Section 9.15. and (ii) no Default or Event of Default shall then be in existence or would occur as a result of such release.

         (h) Release of a Pad Site from a Borrowing Base Property. From time to time the Borrower may request, upon not less than 30 days prior written notice to the Agent (a copy of which notice the Agent shall promptly provide to the Lenders), that a pad site within a Property included in determinations of the Borrowing Base be released from the Liens of the applicable Security Documents. For purposes of this release provision, the phrase "pad site" refers to the portion of such Property to be released, which portion may be unimproved, partially improved or fully improved. The Agent shall promptly commission at the Borrower's expense, if the Agent deems it necessary, an Appraisal of such Property, exclusive of the pad site, to be in form and substance satisfactory to the Agent. The Agent shall review such Appraisal within 10 Business Days of receipt and so long as after any such review, the Agent is prepared to recommend such release, the Agent shall promptly notify each Lender of the Borrower's request, forward such Appraisal and its determination of the Appraised Value of such Property (exclusive of the pad site) to the Lenders. Promptly thereafter, the Agent shall grant such request and release its Lien on such pad site (but not on the balance of said Property and the Mortgaged Property associated therewith) if all of the following conditions are satisfied:

             (i) no Default or Event of Default shall have occurred and be continuing both at the time of such request and immediately after giving effect to such request;

             (ii) the Borrower shall have delivered to the Agent a Borrowing Base Certificate demonstrating on a pro forma basis, and the Agent shall have determined to its satisfaction, that the outstanding principal balance of the Loans (exclusive of Construction Advances), together with the Letter of Credit Liabilities, will not exceed the Borrowing Base after giving effect to such request and any prepayment to be made concurrently with such request;

             (iii) the Borrower shall have delivered to the Agent evidence satisfactory to the Agent as to form and content that the Property, after such release, will be in conformity with all Applicable Laws, including without limitation zoning, parking and subdivision requirements; that the remaining Property has sufficient routes of ingress and egress as deemed appropriate by the Agent, and in connection therewith the Agent may require an endorsement to the Title Policy covering said Property; and that the release or separate ownership of said pad will not result or be likely to result in violations of any restrictive covenants or Leases affecting said Property;

             (iv) the Borrower shall have delivered such other instruments, documents, agreements or other items as the Agent may reasonably request.

         (i) Cross-Collateralization and Cross-Default of Loans (other than Construction Loans) and Letter of Credit Liabilities. All Security Documents for any given Borrowing Base Property will be cross-collateralized and cross-defaulted with all Security Documents for all other Borrowing Base Properties, and will be further cross-defaulted with all other Loan Documents, all subject to and in accordance with the terms of the Loan Documents, including
Section 11.1.(k). The Security Documents for any particular Borrowing Base Property shall secure the entire $175,000,000.00 potential maximum amount of Loans and Letter of Credit Liabilities (other than Construction Loans), but the Borrower may make proposals to the Agent regarding availability of any allocation, apportionment or similar provisions under applicable state law in order to minimize, reduce or eliminate applicable mortgage, documentary stamp, intangible or similar taxes calculated on the amount of debt secured by the applicable Security Instrument, and so long as no Event of Default shall then be in existence, the Agent will use reasonable efforts to implement such proposal if, in the Agent's reasonable judgment, the Lenders and the security of the Borrowing Base Property will be protected as contemplated by this Agreement and the other applicable Security Documents; provided, however, that the Agent shall have no obligation to limit the amount secured by any such Security Document in order to reduce such taxes if no allocation, apportionment or similar arrangement is available.

Section 4.2. Frequency of Appraisals.

         The Appraised Value of a Property included (or to be included) in calculations of the Borrowing Base shall be determined or redetermined, as applicable, under each of the following circumstances:

         (a) In connection with the acceptance of a Property as a Borrowing Base Property the Agent will determine the Appraised Value thereof as provided in
Section 4.1.; or

         (b) From time to time upon at least 5 Business Days written notice to the Borrower and at the Borrower's expense, the Agent may (and shall at the direction of the Requisite Lenders) redetermine the Appraised Value of a Borrowing Base Property (based on a new Appraisal obtained by the Agent) in either of the following circumstances:

             (i) if a material adverse change occurs with respect to a Borrowing Base Property, including, without limitation, a material deterioration in the Net Operating Income of such Borrowing Base Property, a major casualty at such Borrowing Base Property that is not fully covered by insurance, a material condemnation of any part of such Borrowing Base Property, a material adverse change in the market conditions affecting such Borrowing Base Property or a material decrease in the leasing level of such Borrowing Base Property; or

             (ii) if necessary in order for the Agent or any Lender to comply with FIRREA or other Applicable Law; or

         (c) At any time and from time to time but no more than once during any period of two years, the Agent may (and shall at the written direction of the Requisite Lenders) redetermine the Appraised Value of a Borrowing Base Property (based on a new Appraisal obtained by the Agent), all at the Borrower's expense; or

         (d) At any time and from time to time, the Agent may (and shall at the written direction of the Requisite Lenders) redetermine the Appraised Value of a Borrowing Base Property (based on a new Appraisal obtained by the Agent), all at the Lenders' expense if such redetermination is consented to by the Requisite Lenders (otherwise, such Appraisal shall be at the expense of the Lenders so consenting); or

         (e) At any time and from time to time, upon the written request of the Borrower and at the Borrower's sole cost and expense, the Agent will redetermine the Appraised Value of a Borrowing Base Property (based upon a new Appraisal obtained by the Agent).

At any time an Appraisal is obtained pursuant to subsections (b), (c), (d) and
(e) above, the Borrower shall promptly deliver to the Agent a Borrowing Base Certificate which reflects the new Appraised Value for each such Borrowing Base Property determined with respect to any such Appraisal.

Section 4.3. Frequency of Calculations of Borrowing Base.

         Initially, the Borrowing Base shall be the amount set forth as such in the Borrowing Base Certificate delivered under Section 7.1. Thereafter, the Borrowing Base shall be the amount set forth as such in the Borrowing Base Certificate delivered from time to time under Section 9.1.(g), 4.1.(g), 4.1.(h) or 4.2.; provided, however, any change in the Borrowing Base Value of a Property attributable to a change in the Permanent Loan Estimate for such Property shall only be effected with respect to Borrowing Base Certificates delivered following the first and third fiscal quarters of each fiscal year of the Parent. Any change in the Borrowing Base resulting from a change in the Borrowing Base Value of a Borrowing Base Property shall become effective as of the next determination of the Borrowing Base as provided in this Section; provided that any increase in the Borrowing Base shall not become effective unless and until (a) if such increase is the result of an increase in (i) the Appraised Value (as approved by the Requisite Lenders, which approval shall be deemed to have been made by a Lender if such Lender has not rejected such Appraised Value within 10 Business Days of the date on which such Lender received such Appraised Value) of such Borrowing Base Property or (ii) the Permanent Loan Estimate for such Borrowing Base Property, the applicable Borrowing Base Certificate substantiates such increase and (b) the Borrower delivers to the Agent the following: (i) if the Property is not located in a Tie-In Jurisdiction and such increase is the result of an increase in the Appraised Value of such Property, an endorsement to the title insurance policy in favor of the Agent with respect to such Property increasing the coverage amount thereof as related to such Property to not less than 70% of the Appraised Value (based on the "stabilized value" of such Property and excluding the value of personal property) for such Borrowing Base Property, (ii) if the Property is located in a Tie-In Jurisdiction, an endorsement to the title insurance policy in favor of the Agent with respect to such Property increasing the coverage amount thereof as related to such Property to not less than the Borrowing Base Value of such Borrowing Base Property, as well as endorsements to all other existing title insurance policies issued to the Agent with respect to all other Properties located in Tie-In Jurisdictions reflecting an increase in the aggregate insured amount under the "tie-in" endorsements to an amount equal to the aggregate amount of the Borrowing Base Values of all such Properties (including the Property which experienced the increase in Borrowing Base Value) but in no event in an amount in excess of the aggregate amount of the Revolving Commitments, and (iii) if for any reason the amount of the Obligations secured by the Security Documents relating to such Property have been limited (in an effort to minimize recording, documentary stamp, intangibles or similar taxes) to an amount less than the full amount of the Loans (other than Construction Loans) and Letter of Credit Liabilities, such modifications of the applicable Security Documents, in recordable form if applicable, effectuating an appropriate increase to the amount secured thereby based on the increase in the new Appraised Value, together with payment of all applicable additional recording, documentary stamp, intangibles or similar taxes payable in connection therewith, and an endorsement to applicable title policy reflecting recordation of such modifications and no adverse change in such coverage.

                      ARTICLE V. CONSTRUCTION LOAN FACILITY

Section 5.1. Construction Loans; Submissions for Acceptance as a Construction
             Property.

         (a) Generally; Initial Requests for Construction Loans. Subject to the terms and conditions hereof, (i) during the period from the Effective Date to but excluding the Construction Facility Termination Date, each Lender severally and not jointly agrees to allocate portions of its Construction Commitment to establish Construction Loans and (ii) prior to the Construction Loan Maturity Date of a Construction Loan for a Construction Property, each Lender severally and not jointly agrees to make Construction Advances in an aggregate principal amount at any one time outstanding up to, but not exceeding, such Lender's Construction Commitment Percentage of the Construction Loan Limit for such Construction Property. Construction Advances borrowed with respect to a Construction Property and then repaid may not be reborrowed with respect to such

Construction Property except as provided in Section 5.1.(g). A Construction Loan will not be established with respect to a Property unless and until the applicable conditions precedent contained in this Article V. and in Article VII. have been satisfied. The Borrower shall request the establishment of Construction Loans, and all proceeds of Construction Advances in respect of Construction Loans shall be disbursed, as provided in this Article. If the Borrower desires that the Lenders agree to establish a Construction Loan and make Construction Advances thereunder with respect to a given Property, the Borrower shall give the Agent written notice of the Borrower's intent to obtain a Construction Loan with respect to such Property and shall deliver to the Agent each of the following items, and no Property will be evaluated by the Lenders unless and until the Borrower delivers to the Agent each of the following, in form and substance satisfactory to the Agent:

             (i) An executive summary of such Property including, at a minimum, the following information relating to such Property: (A) a description of such Property, such description to include the location, visibility, access, and site plan configuration; (B) the purchase price paid (or to be paid) for such Property; (C) information regarding the local economic conditions, including without limitation, market demographics and characteristics; (D) information regarding existing and projected retail supply in the trade area and area sales; and (E) other demographic, trade and economic information relating to such Property or the market in which it is located as may be requested by the Agent;

             (ii) If such Property is owned by a Subsidiary Borrower, such information regarding the other Persons holding any Equity Interests or other Investments in such Subsidiary Borrower as the Agent may request including without limitation, copies of the organizational documents of such Subsidiary Borrower;

             (iii) Information regarding the financial condition, business history and construction experience of the General Contractor with respect to such Property, and such other information regarding such General Contractor, as the Agent may request;

             (iv) A copy of each General Contract, Architect's Contract, and any other material Construction Contract with respect to such Property;

             (v) Evidence that such Property is to be developed as an anchored community shopping center or so-called "power center" having multiple anchor tenants and sufficient on-site, at grade parking for such Property;

             (vi) Evidence that at least 70.0% of the projected rentable square footage of such Property owned by the Borrower or Subsidiary Borrower (exclusive of any pad site within such Property which has been identified as a potential pad site for sale or future development, and either said pad site is the subject of a binding executed sales contract under which the proposed occupant of such pad site will purchase such pad site or such development costs are not included in the Cost Breakdown for said Property) is subject to Leases, such evidence to include, without limitation, copies of all Leases of any space of such Property; provided, however, that the Requisite Lenders (which must include the Lender then acting as Agent) may permit a

         Property to be less than 70.0% pre-leased if non-contingent, specific performance, binding sales contracts have been executed by the Borrower or such Subsidiary Borrower and a third party approved by the Agent with respect to a pad site on such Property, which pad site represents a significant portion of the total Property gross leasable area;

             (vii) A copy of each ground lease, if any, under which any portion of such Property is leased to the Borrower or, if applicable, a Subsidiary Borrower;

             (viii) The Cost Breakdown for such Property;

             (ix) Copies of any environmental assessments reports relating to such Property available to the Borrower; and

             (x) Such other information the Agent may request in order to evaluate such Property.

Within 5 Business Days of receipt of all of the foregoing documents and information, the Agent shall send the foregoing documents and information to each of the Lenders for their review and consideration. Within 10 Business Days of the date on which a Lender has received all of the items referred to in this subsection, such Lender shall notify the Agent in writing whether or not such Lender conditionally approves of the establishment of a Construction Loan with respect to such Property subject only to such Lender's acceptance of the Appraised Value and the documentation to be obtained in accordance with the following subsection and, if such Lender provides notice that is not conditionally approving the establishment of such Construction Loan, such Lender shall also provide in writing its reason for doing so. If a Lender fails to give such notice within such time period, such Lender shall be deemed to have conditionally approved of the establishment of a Construction Loan with respect to such Property. If the Requisite Lenders (which must include the Lender then acting as Agent) have not conditionally approved such Property, the approval process shall terminate.

         (b) Appraisal; Environmental; Further Approval Process. Promptly upon receiving the conditional approval (or deemed approval, as applicable) of the Requisite Lenders (which must include the Lender then acting as Agent) in accordance the immediately preceding subsection (a), the Agent shall commission, at the Agent's discretion and the Borrower's expense, the following, to be in form and substance satisfactory to the Agent: (i) an Appraisal of such Property; and (ii) a "Phase I" environmental assessment of such Property prepared by an environmental engineering firm acceptable to the Agent and complying with the requirements contained in the Agent's guidelines adopted from time to time by the Agent to be used in its lending practice generally; provided that the Agent, in the Agent's discretion, may accept an existing "Phase I" environmental assessment of such Property if the same is in form and substance acceptable to the Agent and the Agent receives reliance letters in form and substance acceptable to the Agent. In addition, if any such environmental assessment contains a recommendation that a "Phase II" environmental assessment be prepared, the Agent shall promptly commission such an assessment. The Agent shall review each of the foregoing items within 10 Business Days of receipt and shall forward each such item to the Lenders. Upon receipt of any such Appraisal, the Agent shall determine the Appraised Value, the Constant Carried Percentage (which must equal or exceed 8.750%) and the Construction Loan Limit for such Property and include such Appraised Value, Constant Carried Percentage and the Construction Loan Limit with the Appraisal when forwarded to the Lenders. Within 10 Business Days of the date on which a Lender has received all of the items referred to in this subsection, such Lender shall notify the Agent in writing whether or not such Lender finally approves of the establishment of a Construction Loan with respect to such Property. If a Lender fails to give such notice within such time period, such Lender shall be deemed to have approved of the establishment of a Construction Loan with respect to such Property. Notwithstanding anything in this Agreement or any Loan Document to the contrary, no Property shall become a Construction Property, and accordingly no Construction Loan shall be established with respect to a Property, unless and until the Requisite Lenders (which must include the Lender then acting as Agent) have agreed to do so (or have been deemed to have agreed to do so, as provided herein).

         (c) Deliveries for Final Acceptance of a Property as a Construction Property. Subject to obtaining the approvals of the Requisite Lenders (which must include the Lender then acting as Agent) with respect to a Property as provided in the immediately preceding subsections (a) and (b) above, such Property shall become a Construction Property upon execution, if applicable, and/or delivery to the Agent all of the following instruments, documents, agreements and items in respect of such Property, each to be in form and substance satisfactory to the Agent (and the Independent Inspecting Architect, if Agent so elects), and such other items or documents as may be appropriate under the circumstances and satisfaction of all other closing requirements reasonably imposed by the Agent:

             (i) The Title Insurance Policy;

             (ii) If such Property is located in a Tie-In Jurisdiction, endorsements to all other existing Title Insurance Policies issued to the Agent with respect to all other Construction Properties located in Tie-In Jurisdictions reflecting an increase in the aggregate insured amount under the "tie-in" endorsements to an amount equal to the aggregate amount of the Construction Loan Limits for all Construction Properties (including the Property to be included as a Construction Property) but in no event in an amount in excess of the aggregate amount of the Construction Commitments;

             (iii) UCC, tax, judgment and lien search reports with respect to the Borrower (or the Subsidiary Borrower, if the Property is owned by a Subsidiary Borrower, and the ground lessor(s) if such Property is to be a Leasehold Construction Property) and such Property in all necessary or appropriate jurisdictions indicating that there are no Liens of record on such Property or any of the Collateral relating thereto other than Permitted Liens or any Liens to be terminated prior to such Property becoming a Construction Property;

             (iv) A current or currently certified survey of such Property certified to the Agent and the Lenders by a surveyor licensed in the applicable jurisdiction to have been prepared in accordance with the then effective Minimum Standard Detail Requirements for ALTA/ACSM

         Construction Property Title Surveys and otherwise in form and substance satisfactory to the Agent;

             (v) If not adequately covered by the survey certification provided for above, a certificate from a licensed engineer or other professional satisfactory to the Agent indicating whether such Property is located in a Special Flood Hazard Area as defined by the Federal Insurance Administration;

             (vi) The Construction Schedule and two complete sets of the Plans for the Improvements and sitework then scheduled, which Plans must be in full compliance with all Legal Requirements and all applicable Governmental Authorities and all restrictions, if any, affecting the applicable Mortgaged Property. The Borrower acknowledges and agrees that the Construction Schedule, the Plans and the Cost Breakdown and all other such information are subject to the approval of the Agent, the Independent Inspecting Architect and, if required under the applicable Leases, Major Tenants, Anchor Tenants, and that the Independent Inspecting Architect must certify to the Lender that there are adequate undisbursed funds available from the Construction Loan and from the Equity Deposit to complete the Improvements in accordance with the Construction Schedule and the Plans;

             (vii) All information necessary for the Agent to evaluate and approve all information for the Disbursement Schedule substantially in the form of Exhibit T, and after approval of such information, a final Disbursement Schedule executed and delivered by Borrower (or the Subsidiary Borrower, as applicable) for such Property;

             (viii) If such Property is not owned in fee simple absolute by the Borrower or a Subsidiary Borrower, as applicable, a copy of the applicable ground lease and all amendments thereto;

             (ix) If such Property is not owned in fee simple absolute by the Borrower or a Subsidiary Borrower, the Lease underlying such Property must contains terms and mortgagee protection provisions acceptable to the Agent, including without limitation the following, unless any such provisions are modified or waived by the Agent, (a) the right of the tenant to mortgage and encumber its interest in the Property, (b) the obligation of the landlord thereunder to give the Agent written notice of any defaults on the part of the tenant thereunder, (c) the agreement of the landlord that no modification or voluntary termination of the Lease by any party thereto shall be permitted without the prior written consent of the Agent, (d) that insurance obtained under the Lease shall include standard mortgagee clauses for the benefit of the Agent and the Lenders, (e) that in the event of condemnation or other taking or conveyance in lieu thereof, the tenant has the right to a separate award for the value of the leasehold, (f) that there be no provision for termination of the Lease in the event of a less than total condemnation or other taking or conveyance in lieu thereof, unless it is no longer economically feasible to continue operations on the remaining property as were conducted prior to the condemnation or other taking or conveyance in lieu thereof, (g) that the Agent's prior written consent is required for any adjustment of insurance proceeds for a material casualty or condemnation awards relating to a material condemnation, (h) that insurance proceeds and condemnation awards relating to a material casualty or a material condemnation shall held and disbursed or applied by the Agent as provided in the applicable Security Deed, or otherwise in a manner and pursuant to requirements acceptable to the Agent, (i) that there be no automatic terminations under the Lease except for total condemnation or taking in lieu thereof, and that there be no unilateral right of the landlord to terminate the Lease except in the event of default (after expiration of applicable grace and cure periods), or in the case of certain casualty situations acceptable to the Agent or in the case of less than total condemnation or taking where it is not economically feasible to utilize the remaining portion of the Property, and (j) that tenant's interest is assignable under reasonable terms and conditions acceptable to the Agent, without material restrictions on subletting. In addition, no default or event which, with the giving of notice or passage of time, or both, could become a default, shall exist under the Lease, and a consent and estoppel and an absolute subordination agreement, all in both form and substance satisfactory to the Agent, shall be delivered from the landlord and from any holder of a Lien on the fee interest underlying such leasehold Property, which shall include an agreement from the landlord that, upon election of the Agent, the landlord shall enter into a new Lease, on the same terms for the remaining unexpired term of the Lease, with the Agent or the Agent's designee (subject to reasonable conditions and criteria acceptable to the Agent) in the event of a termination of the original Lease by reason of a default by the tenant, including, without limitation, a rejection of the Lease in a bankruptcy proceeding;

             (x) Construction Notes executed by the Borrower (or the applicable Subsidiary Borrower, if the Borrower has no interest in the Property) payable to each Lender and complying with the terms of Section 2.11.(b), aggregating the applicable Construction Loan Limit;

             (xi) A Security Deed encumbering such Property in favor of the Agent for the benefit of the Lenders, the form of such Security Deed to be modified as appropriate to conform to the Applicable Laws of the jurisdiction in which such Property is located, together with financing statements relating to the security interest granted thereunder;

             (xii) An Assignment of Leases and Rents, the form of such Assignment of Leases and Rents to be modified as appropriate to conform to the Applicable Laws of the jurisdiction in which such Property is located, together with assignments or other appropriate security interests in form and substance satisfactory to the Agent covering each letter of credit, guaranty and other credit enhancement for each Lease;

             (xiii) An Environmental Indemnity Agreement executed by the Borrower, and, if such Property is owned by a Subsidiary Borrower, such Subsidiary Borrower;

             (xiv) A Funds Transfer Agreement and related agreements for each Construction Loan all in the form of Exhibit U executed by the Borrower or the applicable Subsidiary Borrower, in form approved by and executed by the Agent, relating to the manner of disbursement of Construction Advances;

             (xv) Assignments to the Agent of all of the Borrower's (or the applicable Subsidiary Borrower's) right, title and interest in and to the Construction Contracts and in and to the Plans, together with the consent of the Architect, the General Contractor and other appropriate parties to the said assignment to the Agent and to the Agent's use of said Construction Contracts and Plans for the benefit of the Lenders, and the agreement of such parties to perform under the Construction Contracts for the Agent and the Lenders upon occurrence of an Event of Default;

             (xvi) Assignments to Agent of all of the Borrower's (or the applicable Subsidiary Borrower's) right, title and interest in and to the Permits, to the fullest extent assignable, and, at the Agent's election, the Permanent Loan Commitment and all refundable fees paid or deposits made thereunder, to the extent assignable, together with the consent of the lender under the Permanent Loan Commitment;

             (xvii) A Property Management Contract Assignment (or an agreement regarding termination thereof, at the Agent's election) covering the Property Management Agreement, if any, for such Property;

             (xviii) An opinion of counsel admitted to practice law in the jurisdiction in which such Property is located and acceptable to the Agent, addressed to the Agent and each Lender covering such legal matters relating to the transactions contemplated hereby as the Agent may reasonably request;

             (xix) A Construction Guaranty executed and delivered by each of the Borrower, the Parent and each Subsidiary required at such time to provide a Construction Guaranty pursuant to Section 9.16., together with each of the items required to be delivered to the Agent under
         Section 9.16. by each such Subsidiary (if not previously delivered to the Agent);

             (xx) Subordination, non-disturbance and attornment agreements, substantially in the form of Exhibit W, with such changes as may be approved by the Agent, from each Major Tenant and each Anchor Tenant leasing any of such Property and from other tenants of such Property representing, in the aggregate, together with such Major Tenants and Anchor Tenants, at least 70% of the net rentable square footage of the Property or such lesser percentage as is approved by the Requisite Lenders under Section 5.1.(a)(vi) above;

             (xxi) Copies of all Property Management Agreements and all other material contracts, if any, which will relate to the use, occupancy, operation, maintenance, enjoyment or ownership of such Property at the time it becomes a Construction Property, including without limitation, upon the Agent's request, copies of all Construction Contracts not previously delivered to the Agent pursuant to Section 5.1(a)(iv) above;

             (xxii) If requested by the Agent, collateral assignments of the other material contracts relating to the use, occupancy, operation, maintenance, enjoyment or ownership of such Property;

             (xxiii) A current rent roll, including a lease maturity schedule, for such Property, certified by a representative of the Borrower to be true and correct;

             (xxiv) Executed copies of the Architect's Contract (if any), the General Contract and all other Construction Contracts;

             (xxv) A list of all subcontractors and materialmen identified to date who will provide services or material to the Mortgaged Property, together with, if requested by the Agent, copies of the material contracts with such subcontractors and materialmen. Borrower acknowledges and agrees that all such subcontractors and materialmen, and all such contracts, are subject to the approval of the Agent and Independent Inspecting Architect;

             (xxvi) Assurances from the Architect, the General Contractor and all subcontractors, materialmen, laborers, and others sufficient to assure the Agent and the Title Company that the rights of all contractors, subcontractors, architects, engineers, surveyors, sub-subcontractors and materialmen performing any work in connection with the Improvements, or furnishing any services, labor or materials to such Property, shall be subordinate and inferior to the Security Deed;

             (xxvii) Evidence of compliance by the Borrower (or the applicable Subsidiary Borrower) with all the terms and provisions set forth in the Permanent Loan Commitment (if any) on its part to be observed or performed, and with all requirements (including, without limitation, all construction and plan approval schedules) in the Leases on its part to be observed or performed, nor shall there be any default by a Major Tenant or Anchor Tenant under any of the Leases unless, without giving effect to any Lease or Leases not in compliance with this clause, such Property will continue to comply with the requirements in Section 5.1.(a)(vi);

             (xxviii) In addition to evidence of the insurance required hereunder, the Borrower shall also deliver evidence satisfactory to the Agent that (i) the Architect (and any engineer) maintains professional liability (errors and omissions) insurance, and (ii) the General Contractor maintains workman's compensation insurance and public liability insurance. Each such insurance policy shall be in form and amounts reasonably satisfactory to the Agent;

             (xxix) Evidence that such Property and the intended uses thereof are in compliance with all applicable encumbrances and restrictions (whether of record or otherwise) and all applicable laws, regulations and ordinances, including, without limitation, the Americans with Disabilities Act of 1990, as amended (42 U.S.C. ss. 12101, et seq.), the Federal Architectural Barriers Act, as amended (42 U.S.C. ss. 4151, et seq.), the Fair Housing Amendments Act of 1988, as amended (42 U.S.C. ss. 3601, et seq.) and The Rehabilitation Act of 1973, as amended (29 U.S.C. ss. 794, et seq.). Such evidence may include letters, licenses, permits, certificates and other correspondence from the appropriate Governmental Authorities, opinions of the Borrower's counsel or other counsel, and opinions or certifications from Architect or General Contractor. The laws, regulations and ordinances with which compliance should be evidenced include, in addition to the foregoing and without limitation, the following: building codes, health and environmental protection laws, erosion control ordinances, federal statutes, doing business and licensing laws and zoning and other land use laws. Further, there shall be no actions or proceedings pending before any court, quasi-judicial or administrative body or regulatory agency relating to the Construction Loan, the Property or the Borrower's use or proposed use of the Property, and all appeal periods for any such prior proceedings must have expired without any appeal having been filed;

             (xxx) Approvals, letters, certificates or other evidence, in form and substance acceptable to the Agent, from the appropriate Governmental Authorities or private service providers (which approvals, letters, certificates or other evidence shall state the expiration date, if any, thereof) evidencing the availability, capacity and suitability of electric, gas, telephone, water, sanitary sewer and storm water drainage services needed to service properly such Property for its intended use, and stating that no condition exists which affects the Borrower's (or the applicable Subsidiary Borrower's) rights to service by said utilities;

             (xxxi) If required by the Agent, delivery to the Agent of performance bonds and labor and material payment bonds as to General Contractor and such subcontractors as may be required by the Agent after a review of such subcontractor. The bonds shall be in form and amounts satisfactory to the Agent, shall be issued by a bonding company satisfactory to the Agent and shall contain a dual obligee rider, naming the Agent and Lenders as a co-obligee. Any conditions in the bonds must be approved in advance by the Agent;

             (xxxii) Copies of all authorizations and Permits which are then procurable and required by any Legal Requirement for the construction and proposed use of the Improvements on such Property in accordance with the Plans, and evidence of payment of permit fees and impact fees;

             (xxxiii) Evidence that the Borrower has invested the Construction Equity in the acquisition, development and construction of such Property and related Improvements, and has provided documentation or other evidence thereof satisfactory to the Agent;

             (xxxiv) A certificate from the Architect and, if the Agent elects, the Independent Inspecting Architect, stating that the Plans have been approved by the Architect (or both the Architect and the Independent Inspecting Architect) and that the Construction Contracts are acceptable and satisfactorily provide for the construction of the Improvements;

             (xxxv) A site plan of the proposed Improvements, showing the relation of the proposed Improvements by distances to the perimeter of such Property and the proposed building lines, all acceptable to the Title Company to modify the "areas, boundaries and encroachments" exception to the maximum extent permitted by law;

             (xxxvi) A soils investigation report from a soils engineer satisfactory to the Agent. The report shall address the ability of the soil to support the Improvements, and shall include the recommendations of the soil testing firm as to the preparation of the soil and the type and design of the foundation needed in order to adequately support the Improvements. The Borrower shall also submit to the Agent a report as to concrete tests when so requested;

             (xxxvii) Evidence that all real property and personal property ad valorem taxes with respect to such Property have been paid, together with copies of the most recent tax bills;

             (xxxviii) If such Property is owned (or leased) by a Subsidiary Borrower, each of the following (if not previously delivered to the Agent):

                       (A) A Joinder Agreement substantially in the form of
             Exhibit S executed by such Subsidiary Borrower;

                       (B) The certificate or articles of incorporation,
             articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of such Subsidiary Borrower certified as of a recent date by the Secretary of State of the State of formation of such Subsidiary Borrower;

                       (C) A Certificate of Good Standing or certificate of
             similar meaning with respect to such Subsidiary Borrower issued as of a recent date by the Secretary of State of the State of formation of such Subsidiary Borrower and certificates of qualification to transact business or other comparable certificates issued by each Secretary of State (and any state department of taxation, as applicable) of each state in which such Subsidiary Borrower is required to be so qualified;

                       (D) A certificate of incumbency signed by the Secretary
             or Assistant Secretary (or other individual performing similar functions) of such Subsidiary Borrower with respect to each of the officers of such Subsidiary Borrower authorized to execute and deliver the Loan Documents to which such Subsidiary Borrower is a party;

                       (E) copies certified by the Secretary or Assistant
             Secretary of such Subsidiary Borrower (or other individual performing similar functions) of (i) the by-laws of such Subsidiary Borrower, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (ii) all corporate, partnership, member or other necessary action taken by such Subsidiary Borrower to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

                  (xxxix) A copy of the forms of tenant lease to be used by the Borrower (or Subsidiary Borrower, as applicable) in connection with the Lease of any portion of such Property, which forms shall be reasonably satisfactory in form and substance to the Agent;

                  (xxxx) The fees payable under Section 3.6.(e) with respect to such Construction Loan;

                  (xxxxi) Assignments to Agent of all of the Borrower's (or the applicable Subsidiary Borrower's) right, title and interest in and to any sales contract or other agreement for sale then in existence for any identified pad site within such Property, including an assignment, pledge or security interest in all deposits, letters of credit or other security posted or required thereunder as security for the other party's performance, for the Borrower's (or the applicable Subsidiary Borrower's) fees, reimbursements or the like, or otherwise, together with the consent of the other parties to said contract or agreement if required thereunder, and such further assurances as may be reasonably required by the Agent to effectuate or perfect such assignment, pledge or security interest;

                  (xxxxii) All costs and expenses then due and payable in connection with the Construction Loan Security Documents, including, without limitation, any matter set forth in Section 5.3(d) hereof, plus fees associated with third party reports and all appraisal fees, which amount shall in no event be refundable by the Agent; and

                  (xxxxiii) Such other instruments, diligence items, documents, agreements, financing statements, certificates, opinions and other Security Documents as the Agent may reasonably request.

         (d) Cross-Collateralization and Cross-Default of Construction Loans. All Construction Loan Security Documents for any given Construction Property will be cross-collateralized and cross-defaulted with all Construction Loan Security Documents for all other Construction Properties, and will be further cross-defaulted with all other Loan Documents, all subject to and in accordance with the terms of the Loan Documents, including Section 11.1.(k). The Construction Loan Security Documents for any particular Construction Property shall secure the entire $75,000,000.00 potential maximum amount of Construction Loans, but the Borrower may make proposals to the Agent regarding availability of any allocation, apportionment or similar provisions under applicable state law in order to minimize, reduce or eliminate applicable mortgage, documentary stamp, intangible or similar taxes calculated on the amount of debt secured by the applicable Security Instrument, and so long as no Event of Default shall then be in existence, the Agent will use reasonable efforts to implement such proposal if, in the Agent's reasonable judgment, the Lenders and the security of the Mortgaged Property will be protected as contemplated by this Agreement and the other Construction Loan Security Documents; provided, however, that the Agent shall have no obligation to limit the amount secured by any Construction Loan Security Document in order to reduce such taxes if no allocation, apportionment or similar arrangement is available.

         (e) Release of a Construction Property. No Construction Property shall be released from the applicable Construction Loan Security Documents until all Construction Advances made with respect to such Construction Property and all other amounts due with respect to such Construction Property are repaid in full and the Lenders have no further obligation to fund Construction Advances with respect to such Construction Property. After receipt of such payment, the Agent shall release its Lien on such Construction Property and all other Mortgaged Property associated with such Construction Property so long as no Default or Event of Default shall then be in existence or would occur as a result of such release.

         (f) Release of a Pad Site from a Construction Property. From time to time the Borrower may request, upon not less than 30 days prior written notice to the Agent (a copy of which notice the Agent shall promptly provide to the Lenders), that a pad site within a Construction Property be released from the Liens of the applicable Construction Loan Security Documents. For purposes of this release provision, the phrase "pad site" refers to the portion of such Property to be released, which portion may be unimproved, partially improved or fully improved. The Agent shall promptly commission at the Borrower's expense, if the Agent deems it necessary, an Appraisal of such Construction Property, exclusive of the pad site, to be in form and substance satisfactory to the Agent. The Agent shall review such Appraisal within 10 Business Days of receipt and so long as after any such review, the Agent is prepared to recommend such release, the Agent shall promptly notify each Lender of the Borrower's request, forward such Appraisal and its determination of the Appraised Value of such Construction Property (exclusive of the pad site) to the Lenders. Promptly thereafter, the Agent shall grant such request and release its Lien on such pad site (but not on the balance of said Construction Property and the Mortgaged Property associated therewith) if all of the following conditions are satisfied:

                  (i) no Default or Event of Default shall have occurred and be continuing both at the time of such request and immediately after giving effect to such request;

                  (ii) the Borrower shall have delivered to the Agent evidence satisfactory to the Agent as to form and content that the Construction Property, after such release, will be in conformity with all Applicable Laws, including without limitation zoning, parking and subdivision requirements, and in connection therewith the Agent may require an endorsement to the Title Policy covering said Property; that the remaining Construction Property has sufficient routes of ingress and egress as deemed appropriate by the Agent; and that the release or separate ownership of said pad will not result or be likely to result in violations of any restrictive covenants or Leases affecting said Construction Property;

                  (iii) the Borrower shall have delivered such other instruments, documents, agreements or other items as the Agent may reasonably request.

For release of a pad site which was contemplated at the time a Property became a Construction Property, if the pad site was excluded from the Appraisal obtained at that time, no further Appraisal will be required under this Section for a release of such pad site, but the other requirements of this Section 5.1(f) shall apply.

         (g) Reborrowing Construction Advances. If the Agent has agreed that Construction Equity for a particular Construction Property may include sales proceeds from the sale of a pad site located within such Construction Property, the Borrower (or Subsidiary Borrower, as applicable), may, at the time the sale of the pad site is consummated, repay Construction Advances then outstanding under such Construction Loan, and the Borrower (or Subsidiary Borrower, as the case may be), may thereafter reborrow Construction Advances with respect to such Construction Property in an amount up to the amount of Construction Equity for which such sales proceeds were the allocated source as approved by the Agent (but in no event more than was so repaid), on satisfaction and compliance with the same terms and conditions applicable to the previous Construction Advances.

Section 5.2. Requests for and Disbursements of Construction Advances.

         (a) Requesting Construction Advances; Monthly Disbursement Requests. The Borrower shall give the Agent notice pursuant to a Disbursement Request for each borrowing of Construction Advances under a Construction Loan. The Borrower (or Subsidiary Borrower, as the case may be) shall submit to the Agent, not more frequently than monthly, a Disbursement Request for Construction Advances of a Construction Loan, signed by the Borrower, the Architect and, if the Agent requests, the Independent Inspecting Architect. Each Disbursement Request shall be delivered to the Agent before 9:00 a.m. on the date seven Business Days prior to the proposed date of such borrowing. The Agent will transmit by telecopy or other similar form of transmission the Disbursement Request (or an abbreviated form of such Disbursement Request) to each Lender promptly upon receipt by the Agent. Each Disbursement Request shall be irrevocable once given and binding on the Borrower. Each Disbursement Request submitted shall constitute a representation and warranty by the Borrower to the Agent that the Borrower (and the Subsidiary Borrower, if applicable) is in compliance with all the conditions precedent as specified in this Agreement and in the applicable Construction Loan Security Documents. In addition to monthly Construction Advances made pursuant to a Disbursement Request, the Agent may make disbursements of Construction Advances for accrued interest under the interest reserve of the applicable Cost Breakdown, or otherwise as described in Section 5.2.(h).

         (b) Deposits of Construction Advances by the Lenders. If the Disbursement Request is in form and substance (and supported by such backup materials) as are acceptable to the Agent, then no later than 9:00 a.m. on the date specified in the Disbursement Request, each Lender will make available for the account of its applicable Lending Office to the Agent, in immediately available funds, the proceeds of the Construction Advances to be made by such Lender. With respect to Construction Advances, unless the Agent shall have been notified by any Lender prior to the specified date of borrowing that such Lender does not intend to make available to the Agent the Construction Advance to be made by such Lender on such date, the Agent may assume that such Lender will make the proceeds of such Construction Advance available to the Agent on the date of the requested borrowing as set forth in the Disbursement Request and the Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Construction Advance to be provided by such Lender. Subject to satisfaction of the applicable conditions contained in this Article and in Article VII. for such borrowing, the Agent will make the proceeds of such borrowing available to the Borrower no later than 12:00 noon on the date and at the account specified by the Borrower in such Disbursement Request.

         (c) Additional Conditions to Construction Advances. The following are conditions to the making of each Construction Advance:

             (i) The Agent shall have the right to condition any disbursement upon the Agent's receipt and approval of the Architect's and/or Independent Inspecting Architect's periodic certifications of the percentage and/or stage of construction that has been completed and requirements based upon any such party's periodic, physical inspection of the subject Construction Property and Improvements.

             (ii) In addition to all other requirements of this Agreement, the Lenders shall not be obligated to make any Construction Advances to the Borrower with respect to a Construction Property unless all representations, warranties and covenants set forth in the Construction Loan Security Documents for such Construction Property are true and correct and the Borrower (or Subsidiary Borrower, as the case may be) and such Construction Property is in compliance with all provisions of the applicable Construction Loan Security Documents.

             (iii) The Agent shall have received (a) an endorsement to the applicable Title Insurance Policy showing an increase in coverage thereof to the full amount of all Construction Advances made with respect to such Construction Property, and reflecting no changes in the status of title or the Title Insurance Policy since the previous disbursement of Construction Advances, as well as an endorsement (if such endorsement is available under applicable state title insurance laws) after completion of foundations reflecting no encroachments caused by construction of the Improvements, (b) certification from the Architect and, if the Agent elects, the Independent Inspecting Architect stating that, in their opinion, the construction of the Improvements theretofore performed has been in substantial accordance with the Plans, (c) an updated survey of said Construction Property at such time as the foundations are complete and at such other times as may be required by the Title Company to issue the endorsements referred to above, or in lieu thereof the Agent may accept an engineer's certificate, (d) at the request of the Agent, lien waivers or releases (in recordable form, if required or customary under the law where such Construction Property is located) from all contractors, subcontractors, laborers and materialmen employed or furnishing materials in connection with the construction of the Improvements, (e) at the request of the Agent, a written certification signed by the Borrower as to all new Leases and the names of the tenants and rents payable thereunder, together with copies of all such Leases, and (f) such other certifications or evidence of cost and completion as the Agent may request.

             (iv) The Borrower shall have deposited with the Agent a Supplemental Equity Deposit, if then applicable.

             (v) The requested Construction Advances, plus the sum of the previously advanced Construction Advances (including retained amounts deemed to have been advanced pursuant to the immediately following subsection (d)) and any other sums disbursed by the Agent under the

         Construction Loan Security Documents for the applicable Construction Property, do not exceed the applicable Construction Loan Limit.

                  (vi) The Lenders shall not be required to make any Construction Advances with respect to a particular Construction Property if, at the time of the requested advance, any of the conditions described in the following exists with respect to such Construction Property:

                       (A) In the good faith judgment of the Agent, Completion
                  of the Improvements will not occur on or before the applicable Completion Date, regardless of the cause of such failure of completion.

                       (B) The Mortgaged Property (or any portion thereof) is
                  demolished or substantially destroyed, or condemnation or similar type proceedings are commenced with reference thereto and insurance proceeds are not being made available for restoration pursuant to the terms of the Construction Loan Security Documents;

                       (C) An order or decree of any court of competent
                  jurisdiction exists enjoining the construction of the Improvements or enjoining or prohibiting the Borrower (or the Subsidiary Borrower, as the case may be), the Agent or any Lender or either of them from performing their respective obligations under this Article V and/or under the Construction Loan Security Documents relating to such Construction Property; provided, however, that this clause shall not prohibit the Borrower from exercising its rights under Section
                  3.10. with respect to any Lender which, as a result of any of the events or circumstances referred to in this clause, is a Defaulting Lender;

                       (D) Any material deviation from the applicable Plans
                  exists in the construction of the Improvements without the prior written approval of the Agent, or it appears to the Agent or the Independent Inspecting Architect that there are material defects in the workmanship or materials;

                       (E) An Event of Default exists under this Agreement, or
                  under any Construction Loan Security Documents relating to such Construction Property;

                       (F) The Borrower is unable to satisfy all of the
                  conditions set forth in Section 5.1(c) with respect to such Construction Advance;

                       (G) Any change in the status of title to such
                  Construction Property or the related Improvements has occurred subsequent to the effective date of the applicable Construction Loan Security Documents without the Agent's prior written consent, other than easements which are not material in nature or scope but which are necessary for the development of the Construction Property in accordance with the Plans and the Cost Breakdown and other than the recording of Leases with respect to such Construction Property;

                       (H) Any event has occurred which has or is likely to give
                  rise to a Lien equal or superior to the Lien created or intended to be created by the applicable Construction Loan Security Documents other than Permitted Liens;

                       (I) Borrower is not in compliance with the Disbursement
                  Schedule for such Construction Property;

                       (J) Any encroachment on or off said Construction Property
                  exists that has not been approved by the Agent; or

                       (K) Construction has ceased prior to Completion of
                  Improvements for a continuous period of twenty (20) days or more for causes other than those beyond the control of the Borrower or those consented to in writing by the Agent or, provided that the Completion Date must still be met, those scheduled by the Borrower in order to provide portions of the Improvements to a prospective tenant at a time agreed to by the Borrower.

         (d) Retainage. From each advance of Construction Advances made to the Borrower hereunder to be used to fund hard costs under the Construction Contracts, a sum equal to ten percent (10%) thereof (or a greater percentage, if required by any Legal Requirement) shall remain undisbursed until the Agent receives certification from the Agent's Independent Inspection Architect that the Improvements are fifty percent (50%) complete, at which time no further retainage shall be withheld so long as the amount of retainage held by the Agent is at all times at least five percent (5%) of the Cost Breakdown for such costs, so that, until a period of thirty (30) days after Completion of the Improvements (or such longer period if permitted or required by any Legal Requirement or if, during such longer period, a lien or claim could lawfully be filed against the applicable Mortgaged Property by anyone performing work or services, or furnishing materials or goods in connection with the Improvements) there shall remain undisbursed from the applicable Construction Loan Limit an amount equal to five percent (5%) of the total cost of the Improvements under the Construction Contracts; provided, however, that if the retainage amount required by applicable law is greater than 5%, such greater amount shall remain undisbursed from the applicable Construction Loan Limit until Completion of such Improvements.

         (e) Manner of Disbursements; Right to Disbursements. For each Construction Loan, Construction Advances thereunder shall be made to the Borrower at the times and otherwise in accordance with the Disbursement Schedule, and otherwise in accordance with the terms of this Agreement. Construction Advances shall be disbursed for the account of the Borrower, at the Borrower's option prior to a Default or Event of Default and thereafter at the Agent's option, (i) by the Agent's check drawn upon the Agent's disbursement account and delivered to the Borrower, (ii) by depositing the amount of the disbursement to the Borrower's account in a bank approved by the Agent, (iii) by direct or joint check payment to any or all persons entitled to payment for work performed on or materials delivered to or services performed in connection with the applicable Construction Property, or (iv) by any other method the Agent shall from time to time elect. Under no circumstances shall any portion of any Construction Loan be used for any purpose other than the payment of those costs and fees approved by the Agent as set forth on the Cost Breakdown and legitimately relating to the cost of constructing the Improvements.

         (f) Construction Advances for Specific Items. Disbursements of Construction Advances shall be made for the upfitting and finishing of leased space in Improvements of a Construction Property, for the Contractor's fee, for interest accrued on Construction Advances, from the contingency reserve in the applicable Cost Breakdown and for the final advance for Improvements for a particular Construction Property in accordance with this Agreement and with the Disbursement Schedule approved by the Agent and executed and delivered by the Borrower (or the applicable Subsidiary Borrower) in connection with each Construction Loan.

         (g) Supplemental Equity Deposit. If, in the good faith judgment of the Agent, at any time or from time to time with respect to any Construction Property a Supplemental Equity Deposit is required, the Borrower shall immediately deposit, or shall make arrangements satisfactory to the Agent, for the deposit with the Agent of a Supplemental Equity Deposit. The Supplemental Equity Deposit shall not be deemed trust funds, may be retained by the Agent in an interest bearing account, need not be segregated from any of the Agent's other funds and may be disbursed in accordance with the provisions of this Agreement and the applicable Construction Loan Security Documents by the Agent before any further Construction Advances are made or required to be made hereunder. The Borrower's failure to deposit the Supplemental Equity Deposit with the Agent shall constitute an event of default under the applicable Construction Loan Security Documents.

         (h) Disbursements to the Agent. Notwithstanding anything to the contrary contained in this Article V or elsewhere in this Agreement or the applicable Construction Loan Security Documents, the Agent shall have the right to disburse to itself or the Lenders as Construction Advances any and all amounts due the Agent or any of the Lenders on account of the Construction Loan (including interest and other amounts required under the applicable Construction Loan Security Documents), without the necessity of any Disbursement Request or other action by the Borrower. In no event shall any such disbursement be construed as a waiver of a Default or Event of Default or any other condition to any other disbursements to or for the benefit of the Borrower.

Section 5.3. Inspection.

         (a) Right of Inspection. In addition to the provisions of any of the Loan Documents, and not in limitation thereof, the Agent, through its officers, agents or employees (and, only with respect to Section 5.3(a)(i) below, each of the Lenders), shall have the right at all reasonable times at the Borrower's expense:

             (i) To enter upon any Construction Property and inspect the construction of the Improvements to determine that they are in conformity with the applicable Plans and all the requirements hereof and of the applicable Construction Loan Security Documents;

             (ii) To examine, copy and make extracts of the books, records, accounting data and other documents of the Borrower (or the Subsidiary Borrower, as applicable) that relate in any way to such Construction Property, including, without limiting the generality of the foregoing, all permits, licenses, consents and approvals of all Governmental

         Authorities having jurisdiction over the Borrower, said Subsidiary Borrower or the Construction Property and, to the extent available to Borrower or such Subsidiary Borrower, all relevant books and records of contractors and subcontractors supplying goods and/or services in connection with the construction of the Improvements. All such books, records and documents shall be made available to the Agent promptly upon written demand therefor; and, at the request of the Agent, the Borrower shall furnish the Agent with convenient facilities for the foregoing purpose; and

             (iii) In furtherance of the Agent's rights hereunder, the Agent may, at its option, (x) require an inspection of the applicable Construction Property by the Independent Inspecting Architect (1) prior to each advance; (2) at least once each month during the course of construction even though no advance is to be made for that month; (3) upon Completion of the Improvements, and (4) at least semiannually thereafter; and (y) require costing and a review of the Plans by the Independent Inspecting Architect and/or a cost engineering specialist, or any other party contracted by the Agent.

         (b) No Duty to Inspect. It is expressly understood and agreed that neither the Agent nor any Lender shall have any duty to supervise or to inspect the construction of the Improvements at any Construction Property or any books and records of any party or firm relating thereto, and that any such inspection shall be for the sole purposes of determining whether or not the obligations of the Borrower under this Agreement with respect to Construction Properties are being properly discharged and of preserving the Agent's and/or any Lender's rights hereunder. If any of the Lenders, the Agent, or the Independent Inspecting Architect acting on behalf of the Agent, should inspect the construction of any Improvements or any books and records, such Lender(s), the Agent and the Independent Inspecting Architect shall have no liability or obligation to the Borrower or any third party arising out of such inspection. Inspection not followed by notice of default shall not constitute an acknowledgment or representation by any Lender, the Agent and the Independent Inspecting Architect that there has been or will be compliance with the applicable Plans or that the construction is free from defective materials or workmanship nor shall it constitute a waiver of the Agent's or any of the Lenders' rights thereafter to insist that the Improvements be constructed in accordance with the applicable Plans. The Agent's or any Lender's failure to inspect the construction of any Improvements or any part thereof or any books and records shall not constitute a waiver of any of the Agent's or any Lender's rights hereunder. Neither the Borrower nor any third party shall be entitled to rely upon any such inspection or review. The Agent, the Independent Inspecting Architect and the Lenders owe no duty of care to the Borrower or any third person to protect against, or inform the Borrower or any third person of the existence of, negligent, faulty, inadequate or defective design or construction of the Improvements at any Construction Property.

         (c) The Borrower's Responsibilities. The Borrower (or Subsidiary Borrower, if Borrower is not the owner of a particular Construction Property) shall be solely responsible for all aspects of the Borrower's (or such Subsidiary Borrower's) business and conduct in connection with each Construction Property and related Improvements, including, without limiting the generality of the foregoing:

             (i) the quality and suitability of the Plans;

             (ii) supervision of construction of the Improvements;

             (iii) the qualifications, financial condition and performance of all architects, engineers, contractors, subcontractors and material suppliers, consultants, and property managers;

             (iv) conformance of construction of the Improvements to the Plans, to the Legal Requirements and to the requirements of this Agreement and the applicable Construction Loan Security Documents;

             (v) the quality and suitability of all materials and workmanship;
         and

             (vi) the accuracy of all requests for the disbursement of Construction Advances and the proper application of disbursed Construction Advances.

         (d) Inspection Expenses. The Borrower shall pay all fees incurred by the Agent for all costing, review or inspection of each Construction Property. Furthermore, if the Agent determines in connection with any such costing, review or inspection that extra services will be required of the Independent Inspecting Architect as a result of noncompliance with the applicable Plans, or with any Legal Requirement or as a result of deviations from acceptable construction practices, or as a result of the Borrower's failure to satisfy the requirements of this Agreement, any Permanent Loan Commitment, any Construction Contract, any Construction Loan Security Document or any Permit, the Borrower shall pay, in addition to the fees for such costing, review of the Plans and inspections, the cost of all such extra services.

Section 5.4. Extension of Construction Loan Maturity Date(s).

         The Borrower may request that the Construction Loan Maturity Date with respect to a Construction Loan be extended by one year by executing and delivering to the Agent at least 60 days but not more than 90 days prior to the current Construction Loan Maturity Date, a written request for such extension. The Agent shall forward to each Lender a copy of any such request delivered to the Agent promptly upon receipt thereof. Subject to satisfaction of the following conditions, such Construction Loan Maturity Date shall be extended for one year:

             (i) immediately prior to such extension, no Default or Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such extension;

             (ii) if the Requisite Lenders have directed the Agent to obtain a new Appraisal of such Construction Property, the Construction Loan Limit with respect to such Construction Property shall not exceed (A) 75.0% of the "as is" market value of such Construction Property as reflected in such Appraisal as such value may have been adjusted by the Agent as provided in the definition of Appraised Value and (B) 70.0% of the "stabilized value" of such Construction Property as reflected in such Appraisal as such value may have been adjusted by the Agent as provided in the definition of Appraised Value;

             (iii) the Debt Service Coverage Ratio for such Construction Property equals or exceeds 1.20 to 1;

             (iv) the Occupancy Rate of such Construction Property equals or exceeds 70.0% (such Occupancy Rate to be calculated assuming completion of such Construction Property in accordance with the applicable Plans) and 85.0% of the projected rentable square footage of such Construction Property is subject to Leases;

             (v) the Borrower shall have delivered to the Agent a certificate from the chief financial officer of the Parent certifying the matters set forth in the preceding clauses (i) through (iv), such certificate to be in form and substance satisfactory to the Agent;

             (vi) the Borrower shall have delivered to the Agent an executed estoppel certificate in form and substance satisfactory to the Agent from each tenant under an Approved Lease which the Borrower is then able to obtain; and

             (vii) the Borrower shall have paid the Fees payable under Section 3.6.(f).

Notwithstanding the foregoing, if the Borrower could not comply with any of the conditions set forth in clauses (i) through (vii) above and the Borrower can cure such failure by repaying a portion of the outstanding Construction Advances with respect to such Construction Loan, then the Borrower may make such repayment and, if all of such conditions are then satisfied, the Construction Loan Maturity Date shall be extended for one year. If the Borrower did not deliver estoppel certificates under the immediately preceding clause (vi) for any tenant under an Approved Lease, the Borrower agrees to exercise commercially reasonable efforts to obtain and deliver to the Agent any remaining estoppels within 120 days after the applicable tenant(s) has opened for business.

Section 5.5. General Terms and Provisions.

         (a) No Third Party Beneficiaries. All conditions precedent to the Lenders' obligations to make Construction Advances are imposed solely and exclusively for the Lenders' and the Agent's benefit. No person or entity other than the Agent or a Lender shall have any standing to require satisfaction of such conditions, or be entitled to assume that the Agent or a Lender will refuse to make Construction Advances absent strict compliance therewith, and any or all of such conditions may be freely waived (in whole or in part) by the Agent at any time or times.

         (b) No Waiver. No disbursement by the Agent or the Lenders of Construction Advances hereunder notwithstanding the Borrower's (or the applicable Subsidiary Borrower's) failure to strictly comply with this Agreement or the applicable Construction Loan Security Documents shall, in any way, preclude the Agent from thereafter declaring such failure to comply to be a Default or an Event of Default hereunder.

                       ARTICLE VI. YIELD PROTECTION, ETC.

Section 6.1. Additional Costs; Capital Adequacy.

         (a) Additional Costs. The Borrower shall promptly pay to the Agent for the account of a Lender from time to time such amounts as such Lender may reasonably determine to be necessary to compensate such Lender for any costs incurred by such Lender that it determines are attributable to its making or maintaining of any LIBOR Loans or its obligation to make any LIBOR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or such obligation or the maintenance by such Lender of capital in respect of its Loans or its Commitments (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change that: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or its Commitments (other than taxes imposed on or measured by the overall net income of such Lender or of its Lending Office for any of such Loans by the jurisdiction in which such Lender has its principal office or such Lending Office); or (ii) imposes or modifies any reserve, special deposit or similar requirements (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on LIBOR Loans is determined) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender, or any commitment of such Lender (including, without limitation, the Commitments of such Lender hereunder); or (iii) has or would have the effect of reducing the rate of return on capital of such Lender to a level below that which such Lender could have achieved but for such Regulatory Change (taking into consideration such Lender's policies with respect to capital adequacy).

         (b) Lender's Suspension of LIBOR Loans. Without limiting the effect of the provisions of the immediately preceding subsection (a), if by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Agent), the obligation of such Lender to make or Continue, or to Convert any other Type of Loans into, LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 6.5. shall apply).

         (c) Additional Costs in Respect of Letters of Credit. Without limiting the obligations of the Borrower under the preceding subsections of this Section (but without duplication), if as a result of any Regulatory Change or any risk-based capital guideline or other requirement heretofore or hereafter issued by any Governmental Authority there shall be imposed, modified or deemed applicable any tax, reserve, special deposit, capital adequacy or similar requirement against or with respect to or measured by reference to Letters of Credit and the result shall be to increase the cost to the Agent of issuing (or any Lender purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit or reduce any amount receivable by the Agent or any Lender hereunder in respect of any Letter of Credit, then, upon demand by the Agent or such Lender, the Borrower shall pay immediately to the Agent for its account or the account of such Lender, as applicable, from time to time as specified by the Agent or a Lender, such additional amounts as shall be sufficient to compensate the Agent or such Lender for such increased costs or reductions in amount.

         (d) Notification and Determination of Additional Costs. Each of the Agent and each Lender agrees to notify the Borrower of any event occurring after the Agreement Date entitling the Agent or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, the failure of the Agent or any Lender to give such notice shall not release the Borrower from any of its obligations hereunder. The Agent and or such Lender agrees to furnish to the Borrower a certificate setting forth the basis and amount of each request by the Agent or such Lender for compensation under this Section. Determinations by the Agent or any Lender of the effect of any Regulatory Change shall be conclusive absent manifest error, provided that such determinations are made on a reasonable basis and in good faith.

Section 6.2. Suspension of LIBOR Loans.

         Anything herein to the contrary notwithstanding, if, on or prior to the determination of LIBOR for any Interest Period: (a) the Agent determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR for such Interest Period or (b) the Agent determines (which determination shall be conclusive) that LIBOR will not adequately and fairly reflect the cost to the Lenders of making or maintaining LIBOR Loans for such Interest Period; then the Agent shall give the Borrower and each Lender prompt notice thereof, and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, make additional LIBOR Loans, Continue LIBOR Loans or Convert Loans into LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either repay such Loan or Convert such Loan into a Base Rate Loan in accordance with Section 6.5.

Section 6.3. Illegality.

         Notwithstanding any other provision of this Agreement, if it becomes unlawful for any Lender to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy to the Agent) and such Lender's obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Loans shall be suspended until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 6.5. shall be applicable).

Section 6.4. Compensation.

         The Borrower shall pay to the Agent for the account of each Lender, upon the request of such Lender through the Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense that such Lender determines is attributable to:
(a) any payment or prepayment (whether mandatory or optional) of a LIBOR Loan, or Conversion of a LIBOR Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan or (b) any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Article VII. to be satisfied) to borrow a LIBOR Loan from such Lender on the date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation. Upon the Borrower's request, any Lender requesting compensation under this Section shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof. Any such statement shall be conclusive absent manifest error.

Section 6.5. Treatment of Affected Loans.

         If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to
Section 6.1.(b), 6.2. or 6.3., then such Lender's LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 6.1.(b) or 6.3., on such earlier date as such Lender may specify to the Borrower with a copy to the Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in
Section 6.1., 6.2. or 6.3. that gave rise to such Conversion no longer exist:
(a) to the extent that such Lender's LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender's LIBOR Loans shall be applied instead to its Base Rate Loans and (b) all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans. If such Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 6.1. or 6.3. that gave rise to the Conversion of such Lender's LIBOR Loans pursuant to this Section no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender's Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

Section 6.6. Change of Lending Office.

         Each Lender agrees that it will use reasonable efforts to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.11., 6.1. or 6.3. to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.

                        ARTICLE VII. CONDITIONS PRECEDENT

Section 7.1. Initial Conditions Precedent.

         The obligation of the Agent and the Lenders to effect or permit the occurrence of the first Credit Event hereunder, whether as the making of a Loan or the issuance of a Letter of Credit, is subject to the following conditions precedent:

         (a) The Agent shall have received each of the following, in form and substance satisfactory to the Agent:

             (i) counterparts of this Agreement executed by each of the parties hereto;

             (ii) Revolving Notes executed by the Borrower, payable to each Lender and complying with the terms of Section 2.11.(a), and the Swingline Note executed by the Borrower;

             (iii) the Guaranty executed by each of the Guarantors initially to be a party thereto;

             (iv) favorable UCC, tax, judgment and lien search reports with respect to the Parent, the Borrower and each of the initial Guarantors owning a Borrowing Base Property in all necessary or appropriate jurisdictions and under all legal and appropriate trade names indicating that there are no prior Liens on any of the assets of such Persons other than Permitted Liens or Liens which are to be terminated prior to the Effective Date;

             (v) an opinion of Drinker Biddle & Reath LLP, counsel to the Parent, the Borrower, the Guarantors, addressed to the Agent and the Lenders and in substantially the form of Exhibit D;

             (vi) the Certificate of Limited Partnership of the Borrower certified as of a recent date by the Secretary of State of the State of Delaware;

             (vii) a Certificate of Good Standing with respect to the Borrower issued as of a recent date by the Secretary of State of the State of Delaware and certificates of qualification to transact business or other comparable certificates with respect to the Borrower issued by each Secretary of State (and any state department of taxation, as applicable) of each state in which the Borrower is required to be so qualified;

             (viii) a certificate of incumbency signed by the Secretary or Assistant Secretary of the Parent with respect to each of the officers of the Parent authorized to execute and deliver on behalf of the Parent and the Borrower the Loan Documents to which the Parent or the Borrower is a party and to execute and deliver (or make by telephone in the case of Notices of Conversion or Continuation) on behalf of the Borrower Notices of Borrowing, Notices of Swingline Borrowing, Notices of Conversion, Notices of Continuation and Disbursement Requests;

             (ix) a certified copy (certified by the Secretary or Assistant Secretary of the Parent) of the Trust Agreement, the Partnership Agreement and of all necessary action taken by the Parent to authorize the execution, delivery and performance of the Loan Documents to which either the Parent or the Borrower is a party;

             (x) the certificate or articles of incorporation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of each Guarantor certified as of a recent date by the Secretary of State of the State of formation of such Person;

             (xi) a Certificate of Good Standing or certificate of similar meaning with respect to each Guarantor issued as of a recent date by the Secretary of State of the State of formation of each such Person and certificates of qualification to transact business or other comparable certificates issued by each Secretary of State (and any state department of taxation, as applicable) of each state in which such Person is required to be so qualified;

             (xii) a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Guarantor with respect to each of the officers of such Person authorized to execute and deliver the Loan Documents to which such Person is a party;

             (xiii) copies certified by the Secretary or Assistant Secretary of each Guarantor (or other individual performing similar functions) of
         (i) the by-laws of such Person, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (ii) all corporate, partnership, member or other necessary action taken by such Person to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

             (xiv) a Borrowing Base Certificate calculated as of the Effective Date (but using Net Operating Income from financial statements for the fiscal quarter ending September 30, 2000), which Borrowing Base Certificate shall indicate that the Borrower has sufficient borrowing capacity, as of the Effective Date, to satisfy in full all of the obligations outstanding under the Existing Credit Agreement immediately prior to the effectiveness of this Agreement;

             (xv) a Compliance Certificate calculated on a pro forma basis for the Parent's fiscal quarter ending September 30, 2000;

             (xvi) with respect to each Property identified on Schedule 4.1., each of the items referred to in Section 4.1. required to be delivered in connection with any Borrowing Base Property;

             (xvii) the documents and instruments necessary to assign the outstanding obligations and certain of the collateral under the Existing Credit Agreement from the Existing Banks and Existing Agent to the Lenders and Agent hereunder; and

             (xviii) such other documents and instruments as the Agent, or any Lender through the Agent, may reasonably request; and

         (b) In the good faith judgment of the Agent:

             (i) There shall not have occurred or become known to the Agent or the Lenders any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Parent, the Borrower and the other Subsidiaries delivered to the Agent and the Lenders prior to the Agreement Date that has had or could reasonably be expected to have a Material Adverse Effect;

             (ii) No litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (A) have a Material Adverse Effect or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of any Loan Party to fulfill its obligations under the Loan Documents to which it is a party; and

             (iii) The Parent, the Borrower and the other Loan Parties shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under or violation of (A) any Applicable Law or (B) any agreement, document or instrument to which any Loan Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which, or the failure to make, give or receive which, would not reasonably be likely to (1) have a Material Adverse Effect, or (2) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower, the Parent or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party.

Section 7.2. Conditions Precedent to All Loans and Letters of Credit.

         The obligation of the Lenders to make any Loans, of the Swingline Lender to make a Swingline Loan and of the Agent to issue Letters of Credit, are all subject to the further condition precedent that: (a) no Default, or Event of Default shall have occurred and be continuing as of the date of the making of such Loan or date of issuance of such Letter of Credit or would exist immediately after giving effect thereto, and none of the conditions described in
Section 2.8.(b) would exist after giving effect thereto; (b) the representations and warranties made or deemed made by each Loan Party in the Loan Documents to which any of them is a party, shall be true and correct on and as of the date of the making of such Loan or date of issuance of such Letter of Credit with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances not prohibited hereunder; (c) in the case of the borrowing of Loans (other than Construction Advances), the Agent shall have received a timely Notice of Borrowing or the Swingline Lender shall have received a timely Notice of Swingline Borrowing, as applicable; and (d) as to Construction Advances under any Construction Loan, the Agent shall have received a fully executed Disbursement Request Form with all submissions required thereunder. Each Credit Event shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event). In addition, the Borrower shall be deemed to have represented to the Agent and the Lenders at the time any such Loan is made or any such Letter of Credit is issued that all conditions to the making of such Loan or issuing of such Letter of Credit contained in Article VII. have been satisfied or waived as permitted hereunder.

Section 7.3. Conditions to Conversion to Term Loans.

         The right of the Borrower to convert Revolving Loans into Term Loans under Section 2.16. is subject to the condition precedent that the following conditions be satisfied in the judgment of the Agent:

         (a) timely receipt by the Agent of the notice from the Borrower required under such Section;

         (b) the fee due under Section 3.6.(d) shall have been paid to the Agent;

         (c) immediately before and after such conversion, no Event of Default shall have occurred and be continuing; and

         (d) the representations and warranties of the Borrower contained in the Loan Documents to which it is a party shall be true in all material respects on and as of the date of such conversion except to the extent such representations or warranties specifically relate to an earlier date or such representations or warranties become untrue by reason of events or conditions otherwise expressly permitted under the Loan Documents.

The delivery of the notice required under such Section shall constitute a certification by the Borrower to the Agent, the Lenders and the Swingline Lender that the statements in the immediately preceding clauses (c) and (d) are true.

Section 7.4. Conditions as Covenants.

         If the Lenders make any Loans, or the Agent issues a Letter of Credit, prior to the satisfaction of all conditions precedent set forth in Sections 7.1. and 7.2., the Borrower shall nevertheless cause such condition or conditions to be satisfied within 5 Business Days after the date of the making of such Loans or the issuance of such Letter of Credit, unless waived as permitted hereunder. Unless set forth in writing to the contrary, the making of its initial Loan by a Lender shall constitute a confirmation by such Lender to the Agent and the other Lenders that insofar as such Lender is concerned the Borrower has satisfied the conditions precedent for initial Loans set forth in Sections 7.1. and 7.2.

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                  ARTICLE VIII. REPRESENTATIONS AND WARRANTIES

Section 8.1. Representations and Warranties.

         In order to induce the Agent, the Swingline Lender and each Lender to enter into this Agreement and to make Loans and issue Letters of Credit, in the case of the Agent, and to acquire participations in Letters of Credit and Swingline Loans, in the case of the Lenders, the Borrower and the Parent each represents and warrants to the Agent, the Swingline Lender and each Lender as follows:

         (a) Organization; Power; Qualification. Each of the Loan Parties is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.

         (b) Ownership Structure. Part I of Schedule 8.1.(b) is a complete and correct list, as of the Agreement Date, of all Subsidiaries of the Parent (including the Borrower and all Subsidiaries of the Borrower) setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary,
(ii) each Person holding any Equity Interest in such Subsidiary and (iii) the nature of the Equity Interests held by each such Person; (iv) the percentage of ownership of such Subsidiary represented by such Equity Interests and (v) a short description of each Property, if any, owned in fee simple by such Subsidiary. Except as disclosed in such Schedule (w) each of the Parent and its Subsidiaries owns, free and clear of all Liens, and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule, (x) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (y) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders' or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Person. Part II of Schedule 8.1.(b) correctly sets forth, as of the Agreement Date, all Unconsolidated Affiliates of the Parent, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by the Parent.

         (c) Authorization of Loan Documents and Borrowings. The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow hereunder. The Parent, the Borrower and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents to which the Parent, the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein may be limited by equitable principles generally.

         (d) Compliance of Loan Documents and Borrowing with Laws, etc. The execution, delivery and performance of this Agreement and the other Loan Documents to which the Parent, the Borrower or any other Loan Party is a party in accordance with their respective terms, and the borrowings hereunder, do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval or violate any Applicable Law (including all Environmental Laws) relating to any Loan Party or any other Subsidiary; (ii) result in a breach of or constitute a default under the declaration of trust, certificate or articles of incorporation, bylaws, partnership agreement or other organizational documents of any Loan Party or any other Subsidiary, or any indenture, agreement or other instrument to which any Loan Party or any other Subsidiary is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party or any other Subsidiary other than in favor of the Agent for the benefit of the Lenders.

         (e) Compliance with Law; Governmental Approvals. Each Loan Party and each other Subsidiary is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Law relating to such Loan Party or such other Subsidiary except for noncompliances which, and Governmental Approvals the failure to possess could not reasonably be expected to have a Material Adverse Effect.

         (f) Title to Properties. Schedule 8.1.(f) is, as of the Agreement Date, a complete and correct listing of all Properties of the Parent, the Borrower, the other Loan Parties and all other Subsidiaries, setting forth, for each such Property, the current occupancy status of such Property and whether such Property is a Development Property or Major Redevelopment Property and, if such Property is a Development Property or Major Redevelopment Property, the status of completion of such Property. Each of the Parent, the Borrower, the other Loan Parties and all other Subsidiaries has good, marketable and legal title to, or a valid leasehold interest in, its respective assets necessary to the conduct of their businesses. None of the Collateral is subject to any Lien other than Permitted Liens and those Liens being released by the Existing Agent and Existing Lenders under the Existing Credit Agreement substantially contemporaneously with the Effective Date.

         (g) Existing Indebtedness; Liabilities. Part I of Schedule 8.1.(g) is, as of September 30, 2000, a complete and correct listing of all Indebtedness (including all Guarantees of Indebtedness) of the Loan Parties and the other Subsidiaries as at September 30, 2000, and if such Indebtedness is secured by any Lien, a description of all of the property subject to such Lien. As of the Agreement Date, the Loan Parties and the other Subsidiaries have performed and are in compliance with all of the terms of such Indebtedness and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, exists with respect to any such Indebtedness. Part II of Schedule 8.1.(g) is, as of September 30, 2000, a complete and correct listing of all Total Liabilities of the Parent, the Borrower, the other Loan Parties and the other Subsidiaries (excluding any Indebtedness set forth on Part I of such Schedule but including Contingent Obligations not set forth on Part I of such Schedule).

         (h) Material Contracts. Schedule 8.1.(h) is, as of the Agreement Date, a true, correct and complete listing of all Material Contracts. As of the Agreement Date, all such Material Contracts are in full force and effect and each Loan Party and the other Subsidiaries that are parties to any Material Contract has performed and is in compliance with all of the terms of such Material Contract, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, exists with respect to any such Material Contract.

         (i) Litigation. Except as set forth on Schedule 8.1.(i), there are no actions, suits or proceedings pending (nor, to the knowledge of the Parent or the Borrower, are there any actions, suits or proceedings threatened, nor is there any basis therefor) against or in any other way relating adversely to or affecting the Parent, the Borrower, any other Loan Party or any other Subsidiary or any of its respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which could reasonably be expected to have a Material Adverse Effect, and there are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to any Loan Party or any other Subsidiary which could reasonably be expected to have a Material Adverse Effect.

         (j) Taxes. All federal, state and other tax returns of the Loan Parties and the other Subsidiaries required by Applicable Law to be filed have been duly filed, and all federal, state and other taxes, assessments and other governmental charges or levies upon any Loan Party or any other Subsidiary and its respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment which is at the time permitted under
Section 9.7. As of the Agreement Date, except as set forth on Schedule 8.1.(j), none of the United States income tax returns of any Loan Party or any other Subsidiary are under audit. All charges, accruals and reserves on the books of the Parent and each of its Subsidiaries in respect of any taxes or other governmental charges are in accordance with GAAP.

         (k) Financial Statements. The Parent has furnished to each Lender copies of (i) the audited consolidated balance sheet of the Parent and its consolidated Subsidiaries for the fiscal year ending December 31, 1999, and the related consolidated statements of income, shareholders' equity and cash flows for the fiscal year ending on such date, with the opinion thereon of Arthur Andersen LLP and (ii) the unaudited consolidated balance sheet of the Parent and its consolidated Subsidiaries for the fiscal quarter ending September 30, 2000, and the related consolidated statements of income, shareholders' equity and cash flows of the Parent and its consolidated Subsidiaries for the 3 fiscal quarter period ending on such date. Such balance sheets and statements (including in each case related schedules and notes) present fairly, in accordance with GAAP consistently applied throughout the periods involved, and in all material respects, the consolidated financial position of the Parent and its consolidated Subsidiaries as at their respective dates and the results of operations and the cash flow for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments). Neither the Parent nor any of its Subsidiaries has on the Agreement Date any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said financial statements.

         (l) No Material Adverse Change. Since December 31, 1999, there has been no material adverse change in the consolidated financial condition, results of operations, business or prospects of the Parent and its consolidated Subsidiaries taken as a whole. Each of the Parent, the Borrower, the other Loan Parties and the other Subsidiaries is Solvent.

         (m) ERISA. No member of the ERISA Group maintains or has ever maintained any Benefit Plan. No member of the ERISA Group contributes or is obligated to contribute to or has ever contributed to or been obligated to contribute to any Multiemployer Plan. No member of the ERISA Group has failed to make any contribution or payment in respect of any Benefit Arrangement, or made any amendment to any Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code.

         (n) Absence of Defaults. No Loan Party nor any other Subsidiary is in default under its declaration of trust, certificate or articles of incorporation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived: (i) which constitutes a Default or an Event of Default; or (ii) which constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by any Loan Party or any other Subsidiary under any agreement (excluding any Loan Document) or judgment, decree or order to which any Loan Party or any other Subsidiary is a party or by which any such Person or any of its respective properties may be bound where such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         (o) Environmental Laws. Each of the Loan Parties and the other Subsidiaries is in compliance with all applicable Environmental Laws and has obtained all Governmental Approvals which are required under Environmental Laws and is in compliance with all terms and conditions of such Governmental Approvals, where with respect to each of the foregoing the failure to obtain or to comply with could be reasonably expected to have a Material Adverse Effect. Except for any of the following matters that could not be reasonably expected to have a Material Adverse Effect, neither the Parent nor the Borrower is aware of, nor has either received notice of, any past or present events, conditions, circumstances, activities, practices, incidents, actions, or plans which, with respect to any Loan Party or any other Subsidiary, may unreasonably interfere with or prevent compliance or continued compliance with Environmental Laws, or may give rise to any common-law or legal liability, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling or the emission, discharge, release or threatened release into the environment, of any Hazardous Material; and there is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, notice of violation, investigation, or proceeding pending or, to the Parent's or the Borrower's knowledge after due inquiry, threatened, against any Loan Party or any other Subsidiary relating in any way to Environmental Laws which could be reasonably expected to have a Material Adverse Effect.

         (p) Investment Company; Public Utility Holding Company. No Loan Party nor any other Subsidiary is (i) an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, (ii) a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

         (q) Margin Stock. No Loan Party nor any other Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

         (r) Affiliate Transactions. Except as permitted by Section 10.7., no Loan Party is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate of the Borrower is a party.

         (s) Intellectual Property. Each Loan Party and each other Subsidiary owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights (collectively, "Intellectual Property") necessary to the conduct of the businesses of the Borrower and its Subsidiaries, taken as a whole, as now conducted and as contemplated by the Loan Documents, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, or other proprietary right of any other Person. All such Intellectual Property is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filing or issuances. No material claim has been asserted by any Person with respect to the use of any such Intellectual Property, or challenging or questioning the validity or effectiveness of any such Intellectual Property. The use of such Intellectual Property by the Loan Parties and the other Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of any Loan Party or any other Subsidiary that could reasonably be expected to have a Material Adverse Effect.

         (t) Business. As of the Agreement Date, the Parent, the Borrower, the other Loan Parties and the other Subsidiaries are engaged in the business of acquiring, developing, owning, operating and managing commercial real estate, including, retail, multi-family and industrial properties, together with related business activities and investments incidental thereto.

         (u) Accuracy and Completeness of Information. All written information, reports and other papers and data (excluding financial projections or other forward looking statements) furnished to the Agent or any Lender by, or at the direction of, the Parent, the Borrower, any other Loan Party or any other Subsidiary were, at the time the same were so furnished, to the best of the Parent's and the Borrower's knowledge, complete and correct in all material respects, to the extent necessary to give the recipient a true and accurate knowledge of the subject matter, or, in the case of financial statements, present fairly, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods. All financial projections and other forward looking statements prepared by or on behalf of the Parent, the Borrower or any other Loan Party or Subsidiary that have been or may hereafter be made available to the Agent or any Lender were or will be prepared in good faith based on reasonable assumptions. No document furnished or written statement made, in each case by, or at the direction of any Loan Party or any other Subsidiary to the Agent or any Lender in connection with the negotiation, preparation or execution of any Loan Document contains or will contain any untrue statement of a fact material to the creditworthiness of any Loan Party or any other Subsidiary or omits or will omit to state a fact material to the creditworthiness of any Loan Party or any other Subsidiary which is necessary in order to make the statements contained therein not misleading.

         (w) Not Plan Assets. None of the assets of any Loan Party or any other Subsidiary constitutes "plan assets" within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder, of any ERISA Benefit Plan. The execution, delivery and performance of the Loan Documents by the Loan Parties, and the borrowing and repayment of amounts thereunder, do not and will not constitute "prohibited transactions" under ERISA or the Internal Revenue Code for which no statutory or administrative exemption is available.

         (x) Collateral. Each Property included in calculations of the Borrowing Base satisfies all requirements under the Loan Documents for being a Borrowing Base Property.

         (y) Non-Guarantor Entities. Schedule 8.1.(y) is, as of the Agreement Date, a complete and correct list of all Non-Guarantor Entities, setting forth for each such Person, the correct legal name of such Person, the type of legal entity which each such Person is, and all equity interests in such Person held directly or indirectly by the Parent. No Non-Guarantor Entity satisfies any condition contained in clauses (i) or (ii) of Section 9.15.(a) or clause (i) of
Section 9.16.(a).

Section 8.2. Survival of Representations and Warranties, Etc.

         All statements contained in any certificate, financial statement or other instrument delivered by, or at the direction of, any Loan Party or any other Subsidiary to the Agent or any Lender (other than the content of any projections or other similar forward looking statements) pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by, or at the direction of, the Parent or the Borrower prior to the Agreement Date and delivered to the Agent or any Lender in connection with closing the transactions contemplated hereby) shall constitute representations and warranties made by the Parent and the Borrower under this Agreement. All representations and warranties made under this

Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date and at and as of the date of the occurrence of any Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically permitted hereunder. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans and the issuance of the Letters of Credit.

                        ARTICLE IX. AFFIRMATIVE COVENANTS

         For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.6., all of the Lenders) shall otherwise consent in the manner provided for in Section 13.6., the Borrower and the Parent, as applicable, shall comply with the following covenants:

Section 9.1. Financial Reporting and Other Information

         The Parent shall furnish to the Agent each of the following:

         (a) Quarterly Financial Statements. As soon as available and in any event within 45 days after the close of each of the first, second and third fiscal quarters of the Parent, the consolidated balance sheet of the Parent and its Subsidiaries as at the end of such period and the related consolidated statements of income and cash flows of the Parent and its Subsidiaries for such period, and setting forth in each case in comparative form the figures for the corresponding periods of the previous fiscal year, all of which shall be accompanied by a statement signed by the chief financial officer of the Parent on behalf of the Parent stating that, in his or her opinion, such statements present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of the Parent and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments).

         (b) Year-End Statements. As soon as available and in any event within 120 days after the end of each fiscal year of the Parent, the audited consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income and cash flows of the Parent and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be (a) accompanied by a statement signed by the chief financial officer of the Parent on behalf of the Parent stating that, in his or her opinion, such statements present fairly, in accordance with GAAP and in all material respects, the financial position of the Parent and its Subsidiaries as at the date thereof and the result of operations for such period and (b) certified by Arthur Andersen LLP or any other independent certified public accountants of recognized national standing acceptable to the Agent and the Requisite Lenders, whose opinion shall be unqualified and in scope and substance satisfactory to the Agent and the Requisite Lenders and who shall have authorized the Parent to deliver such financial statements and certification thereof to the Agent and the Lenders pursuant to this Agreement.

         (c) Compliance Certificate. At the time the financial statements are furnished pursuant to the immediately preceding subsections (a) and (b), a certificate substantially in the form of Exhibit E (a "Compliance Certificate") executed on behalf of the Parent by the chief financial officer of the Parent
(i) setting forth as of the end of such quarterly accounting period or fiscal year, as the case may be, the calculations required to establish whether or not the Parent and the Borrower, as applicable, were in compliance with the covenants contained in Section 10.1.; and (ii) stating that no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred and, whether it is continuing and the steps being taken by the Parent or the Borrower with respect to such event, condition or failure.

         (d) Reports from Accountants. Upon the request of the Agent, copies of all reports, if any, submitted to the Parent or its Board of Trustees by its independent public accountants including, without limitation, any management report.

         (e) Shareholder Information. Promptly upon the mailing thereof to the shareholders of the Parent generally, copies of all financial statements, reports, proxy statements and other written information so mailed and promptly upon the issuance thereof copies of all press releases issued by the Parent, the Borrower, any Subsidiary or any other Loan Party.

         (f) Securities Filings. Within 10 Business Days of the filing thereof, copies of all registration statements (excluding the exhibits thereto and any registration statements on Form S-8 or its equivalent), reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which the Parent, any other Loan Party or any other Subsidiary shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange.

         (g) Borrowing Base Certificate. At the time the financial statements are furnished pursuant to subsections (a) and (b) above, a Borrowing Base Certificate substantially in the form of Exhibit H setting forth the information to be contained therein, including without limitation, a calculation of the Permanent Loan Estimate of each Borrowing Base Property, as of the last day of such fiscal quarter; provided, however; that the calculation of the Permanent Loan Estimate of each Borrowing Base Property set forth in the Borrowing Base Certificates delivered for the second and fourth fiscal quarters shall be for informational purposes only and, as provided in Section 4.3. shall not result in a change to the Borrowing Base Value of any Borrowing Base Property or the Borrowing Base at such time.

         (h) Pricing Certificate. At the time the financial statements are furnished pursuant to subsections (a) and (b) above, a certificate substantially in the form of Exhibit V (a "Pricing Certificate") executed by the chief financial officer of the Parent (i) setting forth as of the end of such quarterly accounting period or fiscal year, as the case may be, the calculations required to establish the ratio of Total Liabilities to Gross Asset Value (as determined in accordance with Section 10.1.) and (ii) stating the corresponding level of Applicable Margin with respect to such ratio.

         (i) Operating Summaries. At the time the financial statements are furnished pursuant to the preceding subsections (a) and (b) above, an operating summary with respect to each Property then included in calculations of the Borrowing Base, including without limitation, a quarterly and year-to-date statement of Net Operating Income and a leasing/occupancy status report together with a current rent roll for such Property and at the time the financial statements are furnished pursuant to the preceding subsection (b) above, an operating summary with respect to each Property, including without limitation, a quarterly and year-to-date statement of Net Operating Income and a leasing/occupancy status report together with a current rent roll for such Property.

         (j) Annual Budget and Plans of the Parent. No later than 20 days before the end of each fiscal year of the Parent ending after December 31, 2000 and prior to the Termination Date, projected balance sheets, operating statements and cash flow budgets of the Parent and its Subsidiaries on a consolidated basis for each quarter of the next succeeding fiscal year, all itemized in reasonable detail. The foregoing shall be accompanied by pro forma calculations, together with detailed assumptions, required to establish whether or not the Parent, and when appropriate its consolidated Subsidiaries, will be in compliance with the covenants contained in Section 10.1. and at the end of each fiscal quarter of the next succeeding fiscal year.

         (k) Annual Property Budgets. No later than 20 days before the end of each fiscal year of the Parent ending prior to the Termination Date, a property budget for each Borrowing Base Property for the coming fiscal year of the Parent, together with applicable investment memorandums.

         (l) Report on Sources and Uses of Funds. Within 20 Business Days of the Agent's request therefor, a report in form and substance reasonably satisfactory to the Agent detailing the Parent's, together with its Subsidiaries', projected sources and uses of cash for the period of four consecutive fiscal quarters immediately following the date of the Agent's request. Such sources shall include but not be limited to excess operating cash flow, availability under this Agreement, unused availability under committed development loans, unfunded committed equity and any other committed sources of funds. Such uses shall include but not be limited to cash obligations for binding acquisitions, unfunded development costs, capital expenditures, debt service, overhead, dividends, maturing project loans, hedge settlements and other anticipated uses of cash.

         (m) Ownership Share/Recourse Share Calculations. Promptly upon the request of the Agent, evidence of the Parent's calculation of the Ownership Share and Recourse Share with respect to a Subsidiary or an Unconsolidated Affiliate, such evidence to be in form and detail reasonably satisfactory to the Agent.

         (n) ERISA Notices. If and when any member of the ERISA Group (i) gives notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Benefit Plan which might constitute grounds for a termination of such Benefit Plan under Title IV of ERISA, or knows that the plan administrator of any Benefit Plan has given notice of any such reportable event, a copy of the notice of such reportable event given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Benefit Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Benefit Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Benefit Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Benefit Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Benefit Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code, a certificate of the controller of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take.

         (o) Litigation and Governmental Proceedings. To the extent the Parent or the Borrower is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, the Parent, the Borrower, any other Loan Party or any other Subsidiary or any of their respective properties, assets or businesses which, if determined or resolved adversely to such Person, could reasonably be expected to have a Material Adverse Effect, and prompt notice of the receipt of notice that any United States income tax returns of the Parent, the Borrower or any of its Subsidiaries are being audited.

         (p) Modification of Organizational Documents. At least five (5) Business Days prior to the effectiveness thereof, a copy of any amendment or other modification to the Trust Agreement, the Partnership Agreement, certificate or articles of incorporation, bylaws, partnership agreement or other similar organizational documents of the Parent, the Borrower or any other Loan Party owning a Borrowing Base Property or a Construction Property.

         (q) Material Adverse Change. Prompt notice of any change in the business, assets, liabilities, financial condition, results of operations of the Parent, the Borrower, any Subsidiary or any other Loan Party which has had or could reasonably be expected to have Material Adverse Effect.

         (r) Default. Prompt notice of the occurrence of (i) any Default, or
(ii) Event of Default, or (iii) the occurrence of any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute an event of default by the Parent, the Borrower, any other Loan Party or any other Subsidiary under any Material Contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound.

         (s) Material Contracts. Promptly upon entering into any Material Contract after the Agreement Date, a copy of such Material Contract to the Agent.

         (t) Change in Ownership of the Parent. Prompt notice of any approval given by the board of trustees of the Parent to any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) with respect to such "person" or "group" becoming the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 9.9% of the total voting power of the then outstanding voting stock of the Parent.

         (u) Other Information, Etc. From time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding the business, assets, liabilities, financial condition, results of operations of the Parent, the Borrower, any other Loan Party or any other Subsidiary as the Agent (or any Lender through the Agent) may reasonably request.

         Upon receipt of any of the items referred to above (other than items requested under the immediately preceding subsection (u)), the Agent shall promptly forward a copy thereof to each Lender at its Lending Office. Upon receipt of any item requested by a Lender under the immediately preceding subsection (u), the Agent shall promptly forward a copy thereof to such Lender at its Lending Office.

Section 9.2. Preservation of Existence and Similar Matters.

         Except as otherwise permitted under Section 10.4., the Borrower and the Parent shall preserve and maintain, and cause each Subsidiary to preserve and maintain, its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect.

Section 9.3. Compliance with Applicable Law.

         The Borrower and the Parent shall comply, and cause each Subsidiary to comply, with all Applicable Law, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect.

Section 9.4. Maintenance of Property.

         In addition to the requirements of any of the other Loan Documents, the Borrower and the Parent shall (a) protect and preserve, and cause each Subsidiary to protect and preserve, all of its properties, including, but not limited to, all Intellectual Property, and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear and casualty excepted, and (b) from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times except where the failure to do any of the foregoing under clauses (a) and (b) herein could not reasonably be expected to have a Material Adverse Effect.

Section 9.5. Conduct of Business.

         The Parent and the Borrower shall at all times carry on, and, except as permitted under Section 10.4., cause each of their Subsidiaries to carry on, its respective businesses as described in Section 8.1.(t).

Section 9.6. Insurance.

         The Borrower and the Parent shall maintain, and cause each Loan Party to maintain, insurance with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by similar businesses or as may be required by Applicable Law. The Borrower and the Parent shall from time to time deliver to the Agent upon request a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby. Such insurance shall, in any event, include the following:

         (a) Insurance against loss to such Properties on an "all risk" policy form, covering insurance risks no less broad than those covered under a Standard Multi Peril (SMP) policy form, which contains a Commercial ISO "Causes of Loss-Special Form," in the then current form, and such other risks as Agent may reasonably require, in amounts equal to the full replacement cost of the Properties including fixtures and equipment, Borrower's interest in leasehold improvements, and the cost of debris removal, with an agreed amount endorsement, and with deductibles of not more than $50,000, except that any deductibles for any insurance covering damage by windstorm may be in amounts up to five percent (5%) of the value of the Property insured;

         (b) For Borrowing Base Properties and Construction Properties (if such Construction Property is tenant occupied), rent and rental expense insurance for such Properties and in amounts sufficient to pay during any period in which each such Property may be damaged or destroyed, for a period of twelve (12) months;
(i) at least 100% of all rents and (ii) all amounts (including, but not limited to, all taxes, assessments, utility charges and insurance premiums) required to be paid by tenants of each such Property;

         (c) Broad form boiler and machinery insurance including business interruption/extra expense and rent and rental value insurance, on all equipment and objects customarily covered by such insurance and/or involved in the heating, cooling, electrical and mechanical systems of the Properties (if any are located at the Properties), but excluding individual HVAC equipment that serves only one residential apartment unit, provided for full repair and replacement cost coverage, and other insurance of the types and in amounts as Agent may reasonably require, but in no event less than that customarily carried by persons owning or operating like properties;

         (d) During the making of any alterations or improvements to a Property, carry or cause to be carried (i) insurance covering claims based on the owner's or employer's contingent liability not covered by the insurance provided in subsection (e) below, (ii) workers' compensation insurance covering all persons engaged in such alterations or improvements, and (iii) builder's completed value risk insurance against "all risks of physical loss" for construction projects of $1,000,000 or more;

         (e) Insurance against loss or damage by flood or mud slide in compliance with the Flood Disaster Protection Act of 1973, as amended from time to time, if the Properties are now, or at any time while the Obligations or any portion thereof remains unpaid shall be, situated in any area which an appropriate governmental authority designates as a special flood hazard area, in amounts equal to the full replacement value of all above grade structures on the Properties, or as such lesser amounts as may be available under Federal flood insurance programs;

         (f) Commercial general public liability insurance, with the location of the Properties designated thereon, against death, bodily injury and property damage arising on, about or in connection with the Properties, with Borrower or the applicable Subsidiary listed as the named insured, with such limits as Borrower or the applicable Subsidiary may reasonably require (but in no event less than $1,000,000 and written on a then current Standard "ISO" occurrence basis form or equivalent form), excess umbrella liability coverage with such limits as Borrower or the applicable Subsidiary may reasonably require but in no event less than $5,000,000; and

         (g) Such other insurance relating to the Properties and the uses and operation thereof as Agent may, from time to time, reasonably require.

Section 9.7. Payment of Taxes and Claims.

         The Borrower and the Parent shall pay or discharge, and cause each Subsidiary to pay and discharge, when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person, except in each case, any such non-payment or failure to discharge which could not reasonably be expected to have a Material Adverse Effect; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of the Borrower, the Parent or such Subsidiary, as applicable, in accordance with GAAP.

Section 9.8. Books and Records; Visits and Inspections.

         The Borrower and the Parent will keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. In addition to rights of the Agent and Lenders set forth in Section 5.3.herein, the Borrower and the Parent will permit, and will cause each Subsidiary to permit, representatives of the Agent or any Lender to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants in the Borrower's presence prior to an Event of Default, all at such reasonable times during business hours and as often as may reasonably be desired and so long as no Event of Default shall have occurred and be continuing, with reasonable notice and, at any time after the occurrence and during the continuance of a Default or Event of Default, all at the Borrower's expense.

Section 9.9. Use of Proceeds; Letters of Credit.

         (a) Revolving Loans, Swingline Loans and Letters of Credit. The Borrower will only use the proceeds of Revolving Loans and Swingline Loans (i) for the payment of pre-development and development costs incurred in connection with Properties; (ii) to finance acquisitions and the general working capital needs of the Parent, the Borrower and the Borrower's Subsidiaries; (iii) to finance the repayment of Indebtedness of the Parent, the Borrower and the Borrower's Subsidiaries; and (iv) for other general corporate purposes of the Parent, the Borrower and the Borrower's Subsidiaries. The Borrower shall only use Letters of Credit for the same purposes for which it may use the proceeds of Revolving Loans and Swingline Loans.

         (b) Construction Advances. The Borrower will only use the proceeds of Construction Advances to finance acquisition costs, pre-development and development costs incurred in connection with Construction Properties, in each case, as set forth in the Cost Breakdown for the applicable Construction Property.

         (c) Margin Stock. The Borrower and the Parent shall not, and shall not permit any Subsidiary, to use any part of the proceeds of any Loan or Letters of Credit to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

Section 9.10. Environmental Matters.

         The Borrower and the Parent shall comply, and cause all of its Subsidiaries to comply, with all Environmental Laws the failure to comply with which could reasonably be expected to have a Material Adverse Effect. If the Borrower, the Parent or any Subsidiary shall (a) receive notice that any violation of any Environmental Law may have been committed or is about to be committed by such Person, (b) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against the Borrower, any Subsidiary or any other Loan Party alleging violations of any Environmental Law or requiring the Borrower, or Subsidiary or any other Loan Party to take any action in connection with the release of Hazardous Materials or (c) receive any notice from a Governmental Authority or private party alleging that the Borrower, or Subsidiary or any other Loan Party may be liable or responsible for costs associated with a response to or cleanup of a release of a Hazardous Materials or any damages caused thereby, the Borrower shall provide the Agent with a copy of such notice within 10 days after the receipt thereof by the Borrower or any of the Subsidiaries. The Borrower, the Parent and the Subsidiaries shall promptly take all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws.

Section 9.11.  Further Assurances.

         At the Borrower's cost and expense, upon request of the Agent, the Borrower shall duly execute and deliver or cause to be duly executed and delivered, to the Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 9.12. Material Contracts.

         The Borrower and the Parent shall, and shall cause each Subsidiary to, duly and punctually perform and comply with any and all material representations, warranties, covenants and agreements expressed as binding upon the Borrower, the Parent or such Subsidiary under any Material Contract except that the Borrower, the Parent or any Subsidiary may terminate any Property Management Agreement between such Person and PREIT-Rubin, Inc. ("PREIT-Rubin") at any time after PREIT-Rubin becomes a "taxable REIT subsidiary" as defined in
Section 856(e) of the Internal Revenue Code. Except for the termination permitted in the immediately preceding sentence, neither the Borrower nor the Parent shall, nor shall the Borrower permit any Subsidiary, to do or knowingly permit to be done anything to impair materially the value of any of the Material Contracts.

Section 9.13. REIT Status.

         The Parent shall at all times maintain its status as a REIT.

Section 9.14. Exchange Listing.

         The Parent shall maintain at least one class of common shares of the Parent having trading privileges on the New York Stock Exchange or the American Stock Exchange or which is subject to price quotations on The NASDAQ Stock Market's National Market System.

Section 9.15. Guarantors.

         (a) Generally. The Parent shall cause any Subsidiary or Approved Joint Venture, as applicable that is not already a Guarantor and to which any of the following conditions apply (each a "New Guarantor"), to execute and deliver to the Agent an Accession Agreement to the Guaranty, together with the other items required to be delivered under the immediately following subsection (b):

             (i) such Subsidiary Guarantees, or otherwise becomes obligated in respect of, any Indebtedness of any other Person (other than Indebtedness under Guarantees which are solely Guarantees of performance and not of payment and other Guarantees of such Person for liabilities arising from reasonable and customary exceptions to Nonrecourse Indebtedness, such as for fraud, willful misrepresentation, misapplication of funds (including misappropriation of security deposits and failure to apply rents to operating expenses or debt service), indemnities relating to environmental matters and waste of property constituting security for such Nonrecourse Indebtedness, post-default interest, attorney's fees and other costs of collection to the extent not covered by the value of the property constituting security for such Nonrecourse Indebtedness and other similar exceptions to recourse liability); or

             (ii) such Subsidiary or Approved Joint Venture owns a Borrowing Base Property; or

             (iii) such Subsidiary is formed or otherwise acquired after the Agreement Date and can become a party to the Guaranty without violating: (A) terms of its articles of incorporation, bylaws, operating agreement, partnership agreement, declaration of trust, shareholders agreement, member agreement or other similar organizational document, which terms expressly prohibit such Subsidiary from providing Guarantees of Indebtedness of any other Person, (B) any fiduciary obligation owing to the holders of an equity interest in such Subsidiary and imposed under Applicable Law or (C) the terms of any documents evidencing Indebtedness of such Subsidiary.

Any such Accession Agreement and the other items required under such subsection
(b) must be delivered to the Agent no later than 45 days following on the last day of the Parent's fiscal quarter during which any of the above conditions first applies to a Subsidiary. Notwithstanding the foregoing, if the assets of a Subsidiary consist solely of Equity Interests in another Subsidiary and such other Subsidiary is not required to become a Guarantor under the terms of this Section, then such Subsidiary shall not be required to become a Guarantor under the terms of this Section.

         (b) Required Deliveries. Each Accession Agreement delivered by a New Guarantor under the immediately preceding subsections (a) shall be accompanied by (i) the items that would have been delivered under Sections 7.1.(a)(iv), (v),
(x) through (xiii) and (xvi) if such New Guarantor had been a Guarantor on the Agreement Date; (ii) if such New Guarantor is not a Wholly Owned Subsidiary, a written acknowledgement of all Persons (other than Loan Parties) holding Equity Interests in such New Guarantor, pursuant to which such Persons acknowledge and consent to the Guaranty made by such New Guarantor and (iii) such other documents and instruments as the Agent may reasonably request.

         (c) Release of Certain Guarantors. The Borrower may request in writing that the Agent release a Guarantor that became a party to the Guaranty pursuant to subsection (a) above or Section 7.1., other than the Parent, if such Guarantor (i) will be, upon the release of the Guaranty, incurring Indebtedness secured by a Lien on its Properties and the documents evidencing such Indebtedness specifically prohibit such Guaranty, (ii) such Guarantor will be, upon the release of the Guaranty, selling, conveying, transferring or otherwise disposing of all or a substantial part of its business or assets, (iii) if such Guarantor is a Subsidiary or Approved Joint Venture, the Borrowing Base Property owned by such Guarantor is being released pursuant to Section 4.1.(g) hereof and such Guarantor owns no other Borrowing Base Property or (iv) the provisions of the immediately preceding subsections (a)(i) or (a)(iii) no longer apply, and upon receipt of such request the Agent shall release such Guarantor from the Guaranty so long as: (I) such Guarantor is not otherwise required to be a party to the Guaranty under this Section; and (II) no Event of Default shall then be in existence or would occur as a result of such release.

Section 9.16. Construction Guarantors.

         (a) Generally. The Parent shall cause any Subsidiary that is not already a Construction Guarantor and to which any of the following conditions apply (each a "New Construction Guarantor"), to execute and deliver to the Agent an Accession Agreement to each of the Construction Guaranties, together with the other items required to be delivered under the immediately following subsection
(b):

             (i) such Subsidiary Guarantees, or otherwise becomes obligated in respect of, any Indebtedness of any other Person (other than Indebtedness under Guarantees which are solely Guarantees of performance and not of payment and other Guarantees of such Person for liabilities arising from reasonable and customary exceptions to Nonrecourse Indebtedness, such as for fraud, willful misrepresentation, misapplication of funds (including misappropriation of security deposits and failure to apply rents to operating expenses or debt service), indemnities relating to environmental matters and waste of property constituting security for such Nonrecourse Indebtedness, post-default interest, attorney's fees and other costs of collection to the extent not covered by the value of the property constituting security for such Nonrecourse Indebtedness and other similar exceptions to recourse liability); or

             (ii) such Subsidiary is formed or otherwise acquired after the Agreement Date and can become a party to the Construction Guaranties without violating: (A) terms of its articles of incorporation, bylaws, operating agreement, partnership agreement, declaration of trust, shareholders agreement, member agreement or other similar organizational document, which terms expressly prohibit such Subsidiary from providing Guarantees of Indebtedness of any other Person; (B) any fiduciary obligation owing to the holders of an equity interest in such Subsidiary and imposed under Applicable Law or (C) the terms of any documents evidencing Indebtedness of such Subsidiary.

Any such Accession Agreement and the other items required under such subsection
(b) must be delivered to the Agent no later than 45 days following on the last day of the Parent's fiscal quarter during which any of the above conditions first applies to a Subsidiary. Notwithstanding the foregoing, if the assets of a Subsidiary consist solely of Equity Interests in another Subsidiary and such other Subsidiary is not required to become a Guarantor under the terms of this Section, then such Subsidiary shall not be required to become a Guarantor under the terms of this Section.

         (b) Required Deliveries. Each Accession Agreement delivered by a New Construction Guarantor under the immediately preceding subsections (a) shall be accompanied by (i) the items that would have been delivered under Sections 7.1.(a)(iv), (v), (x) through (xiii) and (xvi) if such New Construction Guarantor had been a Guarantor on the Agreement Date; (ii) if such New Construction Guarantor is not a Wholly Owned Subsidiary, a written acknowledgement of all Persons (other than Loan Parties) holding Equity Interests in such New Construction Guarantor, pursuant to which such Persons acknowledge and consent to the Construction Guaranties made by such New Construction Guarantor and (iii) such other documents and instruments as the Agent may reasonably request.

         (c) Release of Certain Construction Guarantors. The Borrower may request in writing that the Agent release a Construction Guarantor that became a party to the Construction Guaranties pursuant to subsection (a) above or Section
5.1. other than the Parent and the Borrower if such Construction Guarantor (i) will be, upon the release of such Construction Guaranties, incurring Indebtedness secured by a Lien on its Properties and the documents evidencing such Indebtedness specifically prohibit such Construction Guaranties, (ii) such Construction Guarantor will be, upon the release of such Construction Guaranties, selling, conveying, transferring or otherwise disposing of all or a substantial part of its business or assets or (iii) the provisions of subsections (a)(i) or (a)(ii) hereof no longer apply, and upon receipt of such request the Agent shall release such Construction Guarantor from such Construction Guaranties so long as: (I) such Construction Guarantor is not otherwise required to be a party to such Construction Guaranties under this Section; and (II) no Event of Default shall then be in existence or would occur as a result of such release.


                          ARTICLE X. NEGATIVE COVENANTS

         For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.6., all of the Lenders) shall otherwise consent in the manner set forth in Section 13.6., the Borrower and the Parent, as applicable, shall comply with the following covenants:

Section 10.1. Financial Covenants.

         (a) Minimum Tangible Net Worth. The Parent shall not permit its Tangible Net Worth determined on a consolidated basis at the end of any fiscal quarter to be less than (i) $228,835,000 plus (ii) 75% of the Net Proceeds of all Equity Issuances effected at any time after the Agreement Date by the Parent or any of its Subsidiaries to any Person other than the Parent or any of its Subsidiaries (in the case of any Equity Issuance effected by a Subsidiary, the amount of such Net Proceeds shall be appropriately adjusted to account for minority interests consistent with GAAP) excluding (a) the Equity Issuances described on Schedule 10.1.(a) the Net Proceeds of which shall not exceed an aggregate amount of $45,000,000 and (b) Equity Issuances of common shares of the Parent solely in exchange for equivalent operating units of the Borrower.

         (b) Ratio of Total Liabilities to Gross Asset Value. The Parent shall not permit the ratio of (i) Total Liabilities of the Parent and its Subsidiaries determined on a consolidated basis to (ii) Gross Asset Value of the Parent and its Subsidiaries determined on a consolidated basis, to exceed 0.650 to 1 at any time.

         (c) Ratio of EBITDA to Interest Expense. The Parent shall not permit the ratio of (i) EBITDA of the Parent and its Subsidiaries and determined on a consolidated basis for the period of four consecutive fiscal quarters most recently ending to (ii) Interest Expense of the Parent and its Subsidiaries determined on a consolidated basis for such period, to be less than (x) 1.750 to 1 for any such period ending on or before December 31, 2001 and (y) 1.90 to 1 for any such period ending thereafter.

         (d) Ratio of Adjusted EBITDA to Debt Service. The Parent shall not permit the ratio of (i) Adjusted EBITDA of the Parent and its Subsidiaries determined on a consolidated basis for the period of four consecutive fiscal quarters most recently ending to (ii) Debt Service of the Parent and its Subsidiaries determined on a consolidated basis for such period, to be less than
(x) 1.40 to 1 for any period ending on or before December 31, 2001 and (y) 1.550 to 1 for any period ending thereafter.

         (e) Permitted Investments. The Parent and the Borrower shall not make any Investment in or otherwise own, and shall not permit any Subsidiary to make any Investment in or otherwise own, the following items which would cause the aggregate value of such holdings of the Parent, the Borrower and its Subsidiaries to exceed the following percentages of Gross Asset Value:

             (i) unimproved real estate, such that the aggregate value of all such unimproved real estate, calculated on the basis of cost, exceeds 5.0% of Gross Asset Value;

             (ii) Investments in Persons (other than Investments in Subsidiaries and Unconsolidated Affiliates) such that the aggregate value of such Investment calculated on the basis of cost, exceeds 10.0% of Gross Asset Value;

             (iii) Mortgages in favor of the Parent, the Borrower or any other Subsidiary, such that the aggregate amount of Indebtedness secured by such Mortgages exceeds 10.0% of Gross Asset Value (excluding any Mortgage encumbering any Property owned by a Subsidiary the accounts of which are required to be consolidated with those of the Parent under
         GAAP); and

             (iv) Investments in Subsidiaries that are not Wholly Owned Subsidiaries and Investments in Unconsolidated Affiliates such that the aggregate value of such Investments calculated on the basis of cost, exceeds 50.0% of Gross Asset Value.

In addition to the foregoing limitations, the aggregate value of the Investments and other items subject to the limitations in the preceding clauses (i) through
(iii) shall not exceed 20.0% of Gross Asset Value.

         (f) Aggregate Occupancy Rates. The Parent and the Borrower shall not permit the weighted average aggregate Occupancy Rate (weighted on the basis of aggregate square footage) of all Borrowing Base Properties to be less than or equal to 85.0% at any time.

         (g) Properties under Development or Redevelopment. The Parent and the Borrower shall not permit the aggregate amount of Total Budgeted Cost Until Stabilization with respect to all Development Properties and Major Redevelopment Properties owned by the Parent, the Borrower, any Subsidiary or any Unconsolidated Affiliate to exceed 25.0% of Gross Asset Value at any time. For purposes of this subsection, the Total Budgeted Cost Until Stabilization with respect to any Development Property or Major Redevelopment Property owned by an Unconsolidated Affiliate of the Parent shall equal the greater of (i) the product of (x) the Parent's Ownership Share in such Unconsolidated Affiliate and
(y) the Total Budgeted Cost Until Stabilization for such Property and (ii) the

Parent's Recourse Share of all Indebtedness of such Unconsolidated Affiliate. For purposes of calculating Gross Asset Value as used in this subsection, the Gross Asset Value of Development Properties and Major Redevelopment Properties shall include, without duplication of any other amounts already included elsewhere in such calculation, the Total Budgeted Cost Until Stabilization of such Properties.

         (h) Leasing Requirement for Properties under Development or Redevelopment. The Parent and the Borrower shall not at any time permit the aggregate amount of projected rentable square footage of all Development Properties and Major Redevelopment Properties owned by the Parent, the Borrower, any Subsidiary or any Unconsolidated Affiliate subject to binding leases to be less than 50.0% of the aggregate amount of projected rentable square footage of all such Development Properties and Major Redevelopment Properties.

         (i) Floating Rate Indebtedness. The Parent and the Borrower will not, and will not permit any of their respective Subsidiaries to, incur, assume or suffer to exist at any time Floating Rate Indebtedness in an aggregate outstanding principal amount in excess of the aggregate amount of the Lenders' Commitments.

Section 10.2.  Restricted Payments.

         The Parent and the Borrower will not declare or make, or permit any other Subsidiary to declare or make, any Restricted Payment; provided, however, that:

         (a) the Parent may acquire limited partnership interests in the Borrower in exchange for cash or common stock of the Parent;

         (b) the Parent may declare or make cash distributions to its shareholders during any period of four consecutive fiscal quarters in an aggregate amount not to exceed the greater of (i) 95.0% of Funds From Operations of the Parent for such period or (ii) the amount for the Parent to remain in compliance with Section 9.13.;

         (c) the Parent may make cash distributions to its shareholders of capital gains resulting from gains from certain asset sales to the extent necessary to avoid payment of taxes on such asset sales imposed under Sections 857(b)(3) and 4981 of the Internal Revenue Code;

         (d) the Parent may make cash payments to repurchase outstanding shares of its common stock;

         (e) the Parent may cause the Borrower (directly or indirectly through any intermediate Subsidiaries) to make distributions to the Parent and to the limited partners of the Borrower, and the Parent may cause other Subsidiaries of the Parent to make distributions to the Parent and to other holders of Equity Interests in such Subsidiaries, in each case, so long as immediately after giving effect to any such distribution no Default or Event of Default would exist; and

         (f) subject to the following sentence, if a Default or Event of Default shall have occurred and be continuing, the Parent may only declare or make cash distributions to its shareholders during any fiscal year in an aggregate amount not to exceed the minimum amount necessary for the Parent to remain in compliance with Section 9.13.

Notwithstanding the foregoing, if a Default or Event of Default specified in
Section 11.1.(a), Section 11.1.(e) or Section 11.1.(f) shall have occurred and be continuing, or if as a result of the occurrence of any other Event of Default the Obligations have been accelerated pursuant to Section 11.2.(a), the Parent and the Borrower shall not, and shall not permit any other Subsidiary to, make any Restricted Payments to any Person whatsoever other than to the Borrower or any Subsidiary.

Section 10.3. Restrictions on Intercompany Transfers.

         With respect to any Subsidiary that owns Property included in the Collateral, the Borrower shall not create or otherwise cause or suffer to exist or become effective, or permit any such Subsidiary to create or otherwise cause or suffer to exist or become effective, any consensual encumbrance or restriction of any kind on the ability of such Subsidiary to: (i) pay dividends or make any other distribution on any of such Subsidiary's capital stock or other equity interests owned by the Borrower or such Subsidiary of the Borrower;
(ii) pay any Indebtedness owed to the Borrower or any Subsidiary; (iii) make loans or advances to the Borrower or any Subsidiary; or (iv) transfer any of its property or assets to the Borrower or any Subsidiary; provided, however that the Borrower or any such Subsidiary may have provision for preferred, priority or guaranteed payments to a joint venture partner of such Subsidiary.

Section 10.4. Mergers, Acquisitions and Sales of Assets.

         The Parent and the Borrower shall not (a) enter into, and shall not permit any other Loan Party to enter into, any transaction of merger or consolidation; (b) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) or permit any other Loan Party to do any of the foregoing; (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries, whether now owned or hereafter acquired or permit any Loan Party to do any of the foregoing or (d) acquire a Substantial Amount of the assets of, or make an Investment of a Substantial Amount in, any other Person or permit any Loan Party to do any of the foregoing; provided, however, that:

             (i) any Loan Party that is a Subsidiary of the Parent or the Borrower may merge or consolidate with the Parent, the Borrower, or a Subsidiary of the Parent or of the Borrower so long as in the case of
         (A) a merger or consolidation involving the Parent or the Borrower, the Parent or the Borrower, as the case may be, is the survivor and (B) any other merger or consolidation, the survivor is, or will become upon the consummation of such merger or consolidation, a Loan Party;

             (ii) any Loan Party may sell, transfer or dispose of its assets to the Borrower or a Subsidiary that is a Loan Party;

             (iii) a Loan Party (other than the Borrower, the Parent or any Loan Party which owns a Borrowing Base Property or Construction Property) may convey, sell, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries, and thereafter liquidate, provided that immediately prior to any such conveyance, sale, transfer, disposition or liquidation and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence;

             (iv) the Parent, the Borrower and any other Loan Party may, directly or indirectly, (A) acquire (whether by purchase, acquisition of Equity Interests of a Person, or as a result of a merger or consolidation) a Substantial Amount of the assets of, or make an Investment of a Substantial Amount in, any other Person and (B) sell, lease or otherwise transfer, whether by one or a series of transactions, a Substantial Amount of assets (including capital stock or other securities of Subsidiaries) to any other Person, so long as, in each case, (1) the Parent shall have given the Agent and the Lenders at least 30 days prior written notice of such consolidation, merger, acquisition, Investment, sale, lease or other transfer; (2) immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence;
         (3) in the case of a consolidation or merger by the Parent, the Borrower or a Loan Party which owns a Borrowing Base Property or Construction Property, such Person shall be the survivor thereof and
         (4) at the time the Parent gives notice pursuant to clause (1) of this subsection, the Parent shall have delivered to the Agent and the Lenders a Compliance Certificate, calculated on a pro forma basis, evidencing the continued compliance by the Borrower and the Parent with the terms and conditions of this Agreement and the other Loan Documents, including without limitation, the financial covenants contained in Section 10.1., after giving effect to such consolidation, merger, acquisition, Investment, sale, lease or other transfer;

             (v) any Loan Party (other than the Borrower or the Parent) may convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries, whether now owned or hereafter acquired if (A) such Loan Party does not own a Borrowing Base Property or Construction Property or (B) if such Loan Party does own a Borrowing Base Property or Construction Property, such Property is to be released pursuant to Section 4.1.(g) or Section 5.1.(e), as applicable, prior to or in connection with such transaction; and

             (vi) the Parent, the Borrower and any other Loan Party may lease and sublease its assets, as lessor or sublessor (as the case may be), in the ordinary course of their business.

Section 10.5. Fiscal Year.

         The Parent shall not change its fiscal year from that in effect as of the Agreement Date.

Section 10.6. Modifications of Organizational Documents and Material Contracts.

         The Parent shall not amend, supplement, restate or otherwise modify the Trust Agreement, and the Borrower shall not amend, supplement, restate or otherwise modify the Partnership Agreement, in each case in any respect, without the prior written consent of the Agent and the Requisite Lenders unless such amendment, supplement, restatement or other modification could not reasonably be expected to have in a Material Adverse Effect. The Borrower and the Parent shall not enter into, and shall not permit any Subsidiary or other Loan Party to enter into, any amendment or modification to any Material Contract that could reasonably be expected to have a Material Adverse Effect.

Section 10.7. Transactions with Affiliates.

         The Borrower and the Parent shall not permit to exist or enter into, and will not permit any of its Subsidiaries to permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, except (a) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the Borrower, the Parent or any Subsidiary and upon fair and reasonable terms which are no less favorable to the Borrower, the Parent or such Subsidiary than would be obtained in a comparable arm's length transaction with a Person that is not an Affiliate, (b) transactions between or among the Parent, the Borrower and it Subsidiaries and (c) the transactions described on Schedule 10.1.(a).

Section 10.8. ERISA Exemptions.

         The Borrower and the Parent shall not permit, and shall not permit any other Loan Party or any other Subsidiary to permit, any of its respective assets to become or be deemed to be "plan assets" within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.

Section 10.9. Negative Pledge.

         The Borrower will not create, assume or suffer to exist, and will not permit any Subsidiary to create, assume or suffer to exist, any Lien on any Borrowing Base Property or any of the other Collateral, now owned or hereafter acquired, except for Permitted Liens.

                               ARTICLE XI. DEFAULT

Section 11.1. Events of Default.

         Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

         (a) Default in Payment. The Borrower or any Subsidiary Borrower shall fail to pay when due under this Agreement or any other Loan Document (whether upon demand, at maturity, by reason of acceleration or otherwise) the principal of, or any interest on, any of the Loans, or shall fail to pay any of the other payment Obligations owing by the Borrower or any Subsidiary Borrower under this Agreement or any other Loan Document, or any other Loan Party shall fail to pay when due any payment obligation owing by such Loan Party under any Loan Document to which it is a party and any such failure shall continue for a period of five
(5) calendar days thereafter.

         (b) Default in Performance.

             (i) The Borrower or the Parent shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Sections 9.1.(r) or Article X.; or

             (ii) The Borrower, the Parent or any other Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document (other than a Security Document) to which it is a party and not otherwise mentioned in this Section and such failure shall continue for a period of 30 days after the earlier of (x) the date upon which the Borrower obtains knowledge of such failure or (y) the date upon which the Parent or the Borrower has received written notice of such failure from the Agent; provided, however, that if any such failure referred to in this clause (ii) is reasonably capable of being cured but not within such 30-day period and the Borrower has in good faith commenced to cure such failure prior to the expiration of such 30-day period and continues to diligently prosecute such cure, no Event of Default shall be deemed to have occurred unless such failure has not been cured within 30 calendar days after the last day of such initial 30-day period;

         (c) Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of the Borrower, the Parent or any other Loan Party under this Agreement or under any other Loan Document (other than a Security Document), or any amendment hereto or thereto, or in any other writing or statement (other than forward looking statements) at any time furnished by, or at the direction of, the Borrower, the Parent or any other Loan Party to the Agent, the Swingline Lender or any Lender, shall at any time prove to have been incorrect or misleading in any material respect when furnished or made.

         (d) Indebtedness Cross-Default.

             (i) The Parent, the Borrower, any other Loan Party, any other Subsidiary shall fail to pay when due and payable the principal of, or interest on, any Indebtedness (other than the Loans) having an aggregate outstanding principal amount of $5,000,000 or more, and in any such case such failure shall continue beyond any applicable notice and cure periods; or

             (ii) The maturity of any such Indebtedness shall have (x) been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Indebtedness or (y) been required to be prepaid or repurchased prior to the stated maturity thereof.

         (e) Voluntary Bankruptcy Proceeding. The Borrower, the Parent or any other Loan Party shall: (i) commence a voluntary case under the Bankruptcy Code of 1978, as amended or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection;
(iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

         (f) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower, the Parent or any other Loan Party in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code of 1978, as amended or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or
(ii) such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

         (g) Revocation of Loan Documents. The Borrower, the Parent or any other Loan Party shall disavow, revoke or terminate in writing any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document.

         (h) Judgment. A judgment or order for the payment of money shall be entered against the Borrower, the Parent or any other Loan Party, by any court or other tribunal and (i) such judgment or order shall continue for a period of 30 days without being paid, bonded over, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount for which the insurer has denied liability exceeds, individually or together with all other such judgments or orders entered against the Borrower, the Parent and the other Loan Parties, $5,000,000 in amount or (B) could reasonably be expected to have a Material Adverse Effect.

         (i) Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of the Borrower, the Parent or any other Loan Party, which exceeds, individually or together with all other such warrants, writs, executions and processes, $5,000,000 in amount and such warrant, writ, execution or process shall not be paid, discharged, vacated, stayed or bonded for a period of 30 days.

         (j) ERISA.

             (i) Any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $1,000,000 which it shall have become liable to pay under Title IV of ERISA and such failure shall continue for a period of 30 days; or

             (ii) Notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing, the liability resulting therefrom shall exceed $1,000,000 and either (A) such notice shall not have been revoked or rescinded after 30 days from the filing thereof or (B) such Material Plan shall be terminated; or

             (iii) The PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan, the liability resulting therefrom shall exceed $1,000,000 and either (A) such proceedings shall not have been dismissed or terminated after 30 days from the filing thereof or (B) such Material Plan shall be terminated or such liability shall be imposed; or

             (iv) A condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated, the liability resulting therefrom shall exceed $1,000,000 and such condition shall exist for a period of 30 days; or

             (v) There shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur an obligation to pay on a current annual basis during the term of this Agreement an amount in excess of $1,000,000.

         (k) Loan Documents. An Event of Default (as defined therein) shall occur under any of the other Loan Documents (other than a Security Document);

         (l) Change of Control/Change in Management.

             (i) (A) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 20% of the total voting power of the then outstanding voting stock of the Parent other than such Persons who are, as of the Agreement Date, current officers or trustees of the Parent or Affiliates of current officers or trustees of the Parent or
         (B) during any period of 12 consecutive months ending after the Agreement Date, individuals who at the beginning of any such 12-month period constituted the Board of Trustees of the Parent (together with any new trustees whose election by such Board or whose nomination for election by the shareholders of the Parent was approved by a vote of a majority of the trustees then still in office who were either trustees at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Trustees of the Parent then in office;

             (ii) If three or more of the following four individuals shall cease for any reason (other than death, disability or resignation) to be principally involved in the senior management of the Parent: Ronald Rubin, George Rubin, Jonathan B. Weller and Edward Glickman (each a "Principal Officer");

             (iii) If three or more of the Principal Officers shall die, become disabled or resign and the Parent shall have failed to replace the resulting vacancies in senior management with individuals reasonably acceptable to the Agent and the Requisite Lenders and such failure shall continue for a period in excess of 120 days; or

             (iv) The Parent or a Wholly Owned Subsidiary of the Parent that is a Guarantor and Construction Guarantor shall cease (A) to be the sole general partner of the Borrower or (B) to own and control, directly or indirectly, at least 70.0% of all partnership interests of the Borrower.

         (m) Damage; Strike; Casualty. Any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 30 consecutive days beyond the coverage period of any applicable business interruption insurance, the cessation or substantial curtailment of revenue producing activities of the Borrower or its Subsidiaries taken as a whole and only if any such event or circumstance could reasonably be expected to have a Material Adverse Effect.

Section 11.2. Remedies Upon Event of Default.

         Upon the occurrence of an Event of Default the following provisions shall apply:

         (a) Acceleration; Termination of Facilities.

             (i) Automatic. Upon the occurrence of an Event of Default specified in Sections 11.1.(e) or 11.1.(f), (A)(1) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding,
         (2) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of the Event of Default and (3) all of the other Obligations of the Borrower, including, but not limited to, the other amounts owed to the Lenders, the Swingline Lender and the Agent under this Agreement, the Notes or any of the other Loan Documents, shall become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower and (B) the Commitments and the obligation of the Lenders to make Revolving Loans and Construction Advances hereunder, the Swingline Commitment and the obligation of the Swingline Lender to make Swingline Loans hereunder, and the obligation of the Agent to issue Letters of Credit hereunder, shall immediately and automatically terminate.

             (ii) Optional. If any other Event of Default shall have occurred and be continuing, the Agent may, and at the direction of the Requisite Lenders shall: (A) declare (1) the principal of, and accrued interest on, the Loans (excluding Swingline Loans) and the Notes (excluding Swingline Notes) at the time outstanding, (2) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of the Event of Default and (3) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Agent under this Agreement, such Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower and (B) terminate the Commitments and the obligation of the Lenders to make Revolving Loans and Construction Advances hereunder and the obligation of the Agent to issue Letters of Credit hereunder. If the Agent has exercised any of the rights provided under the preceding sentence, the Swingline Lender shall: (I) declare the principal of, and accrued interest on, the Swingline Loans and the Swingline Notes at the time outstanding, and all of the other Obligations owing to the Swingline Lender, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower and (II) terminate the Swingline Commitment and the obligation of the Swingline Lender to make Swingline Loans.

         (b) Loan Documents. The Requisite Lenders may direct the Agent to, and the Agent if so directed shall, exercise any and all of its rights and remedies under or in respect of any and all of the other Loan Documents.

         (c) Applicable Law. The Requisite Lenders may direct the Agent to, and the Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.

         (d) Appointment of Receiver. To the extent permitted by Applicable Law, the Agent and the Lenders shall be entitled to the appointment of a receiver for any or all of the Collateral, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for their payment, to take possession of all or any portion of the Collateral and to exercise such power as the court shall confer upon such receiver.

Section 11.3.  Termination of Commitments Upon Certain Defaults.

         Upon the occurrence of a Default specified in Sections 11.1.(e) or 11.1.(f), the Commitments shall immediately and automatically terminate.

Section 11.4. Marshaling; Payments Set Aside.

         Neither the Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to the Agent and/or any Lender, or the Agent and/or any Lender enforce their security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 11.5. Allocation of Proceeds.

         (a) Generally. Subject to the following subsection (b), if an Event of Default shall have occurred and be continuing and maturity of any of the Obligations has been accelerated, all payments received by the Agent under any of the Loan Documents (other than the Construction Loan Security Documents), in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower or any other Loan Party hereunder or thereunder, shall be applied in the following order and priority:

             (i) amounts due to the Agent and the Lenders in respect of Fees and other fees and expenses due under Section 13.2.;

             (ii) payments of interest on Swingline Loans;

             (iii) payments of interest on all other Loans, to be applied for the ratable benefit of the Lenders, in such order as the Lenders may determine in their sole discretion;

             (iv) payment of principal on Swingline Loans;

             (v) payments of principal of all other Loans, to be applied for the ratable benefit of the Lenders, in such order as the Lenders may determine in their sole discretion;

             (vi) amounts due to the Agent and the Lenders pursuant to Sections
         12.7. and 13.9.;

             (vii) payments of all other amounts due under any of the Loan Documents, if any, to be applied for the ratable benefit of the Lenders; and

             (viii) any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.

         (b) Construction Loans. Notwithstanding the immediately preceding subsection (a), if an Event of Default shall have occurred and be continuing and maturity of any of the Obligations secured by any of the Construction Loan Security Documents has been accelerated, all payments received by the Agent under any of the Loan Documents, in respect of any principal of or interest on the Obligations secured by any of the Construction Loan Security Documents or any other amounts payable by the Borrower or any other Loan Party hereunder or thereunder in respect of any Obligations secured by any of the Construction Loan Security Documents, shall be applied in the following order and priority:

             (i) amounts due to the Agent and the Lenders in respect of Fees and other fees and expenses due under Section 13.2., to the extent secured by any of the Construction Loan Security Documents;

             (ii) payments of interest on all Constructions Loans, to be applied for the ratable benefit of the Lenders, in such order as the Lenders may determine in their sole discretion;

             (iii) payments of principal of all Constructions Loans, to be applied for the ratable benefit of the Lenders, in such order as the Lenders may determine in their sole discretion;

             (iv) amounts due to the Agent and the Lenders pursuant to Sections
         12.7. and 13.9., to the extent secured by any of the Construction Loan Security Documents;

             (v) payments of all other amounts due under any of the Loan Documents, if any, to the extent secured by any of the Construction Loan Security Documents and to be applied for the ratable benefit of the Lenders; and

             (vi) any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.

Section 11.6. Letter of Credit Collateral Account.

         (a) As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities, the Borrower hereby pledges and grants to the Agent, for the benefit of the Agent and the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Letter of Credit Collateral Account and the balances from time to time in the Letter of Credit Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Letter of Credit Collateral Account shall not constitute payment of any Letter of Credit Liabilities until applied by the Agent as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Letter of Credit Collateral Account shall be subject to withdrawal only as provided in this Section and in Section 2.13.

         (b) So long as no Event of Default shall exist, amounts on deposit in the Letter of Credit Collateral Account shall be invested and reinvested by the Agent in such Cash Equivalents as determined by the Borrower with the approval of the Agent. If an Event of Default shall exist, amounts on deposit in the Letter of Credit Collateral Account shall be invested and reinvested by the Agent in such Cash Equivalents as the Agent shall determine in its sole discretion. All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Agent, provided, that all earnings on such investments will be credited to and retained in the Letter of Credit Collateral Account. The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords other funds deposited with the Agent, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Letter of Credit Collateral Account.

         (c) If an Event of Default shall have occurred and be continuing, the Agent may (and, if instructed by the Requisite Lenders, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such investments and reinvestments and credit the proceeds thereof to the Letter of Credit Collateral Account and apply or cause to be applied such proceeds and any other balances in the Letter of Credit Collateral Account to the payment of any of the Letter of Credit Liabilities due and payable.

         (d) If no Default or Event of Default has occurred and is continuing, the Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such of the balances in the Letter of Credit Collateral Account as exceed the aggregate amount of Letter of Credit Liabilities at such time. When all of the Obligations shall have been indefeasibly paid in full and no Letters of Credit remain outstanding, the Agent shall deliver to the Borrower, against receipt but without any recourse, warranty or representation whatsoever, the balances remaining in the Letter of Credit Collateral Account.

         (e) The Borrower shall pay to the Agent from time to time such fees as the Agent normally charges for similar services in connection with the Agent's administration of the Letter of Credit Collateral Account and investments and reinvestments of funds therein.

Section 11.7. Performance by Agent.

         If the Borrower shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Agent may perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower after the expiration of any cure or grace periods set forth herein. In such event, the Borrower shall, at the request of the Agent, promptly pay any amount reasonably expended by the Agent in such performance or attempted performance to the Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

Section 11.8. Rights Cumulative.

         The rights and remedies of the Agent and the Lenders under this Agreement and each of the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies, the Agent and the Lenders may be selective and no failure or delay by the Agent or any of the Lenders in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

                             ARTICLE XII. THE AGENT

Section 12.1. Authorization and Action.

         Each Lender hereby appoints and authorizes the Agent to take such action as contractual representative on such Lender's behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Nothing herein shall be construed to deem the Agent a trustee or fiduciary for any Lender nor to impose on the Agent duties or obligations other than those expressly provided for herein. At the request of a Lender, the Agent will forward to such Lender copies or, where appropriate, originals of the documents delivered to the Agent pursuant to this Agreement or the other Loan Documents. The Agent will also furnish to any Lender, upon the request of such Lender, a copy of any certificate or notice furnished to the Agent by the Borrower, any Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Agent shall not exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have so directed the Agent to exercise such right or remedy.

Section 12.2. Agent's Reliance, Etc.

         Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Agent: (a) may treat the payee of any Revolving Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (b) may consult with legal counsel (including its own counsel or counsel for the Borrower or any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender or any other Person and shall not be responsible to any Lender or any other Person for any statements, warranties or representations made by any Person in or in connection with this Agreement or any other Loan Document; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons or inspect the property, books or records of the Borrower or any other Person;
(e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any Collateral covered thereby or the perfection or priority of any Lien in favor of the Agent on behalf of the Lenders in any such Collateral; and
(f) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone or telecopy) believed by it to be genuine and signed, sent or given by the proper party or parties.

Section 12.3. Notice of Defaults.

         The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a "notice of default." If any Lender (excluding the Agent in its capacity as a Lender) becomes aware of any Default or Event of Default, it shall promptly send to the Agent such a "notice of default." Further, if the Agent receives such a "notice of default", the Agent shall give prompt notice thereof to the Lenders.

Section 12.4. Wells Fargo as Lender.

         Wells Fargo, as a "Lender", shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though it were not the Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Wells Fargo in each case in its individual capacity. Wells Fargo and its affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Loan Party or any other affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders. Further, the Agent and any affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the other Lenders.

Section 12.5. Approvals of Lenders.

         All communications from the Agent to any Lender requesting such Lender's determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to the Agent by the Borrower in respect of the matter or issue to be resolved, and
(d) shall include the Agent's recommended course of action or determination in respect thereof. Each Lender shall reply promptly, but in any event within 10 Business Days of receipt of such communication (or such lesser period as may be required under the Loan Documents for the Agent to respond). Unless a Lender shall give written notice to the Agent that it specifically objects to the recommendation or determination of the Agent (together with a written explanation of the reasons behind such objection) within the applicable time period for reply, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.

Section 12.6. Lender Credit Decision, Etc.

         Each Lender expressly acknowledges and agrees that neither the Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other affiliates has made any representations or warranties as to the financial condition, operations, creditworthiness, solvency or other information concerning the business or affairs of the Borrower, any other Loan Party, any Subsidiary or other Person to such Lender and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any such representation or warranty by the Agent to any Lender. Each Lender acknowledges that it has, independently and without reliance upon the Agent, any other Lender or counsel to the Agent, or any of their respective officers, directors, employees and agents, and based on the financial statements of the Borrower, the Subsidiaries or any other Affiliate thereof, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the Loan Parties, the Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the transaction contemplated hereby. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, any other Lender or counsel to the Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent under this Agreement or any of the other Loan Documents, the Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or other Affiliates. Each Lender acknowledges that the Agent's legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Agent and is not acting as counsel to such Lender.

Section 12.7. Indemnification of Agent.

         Each Lender agrees to indemnify the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender's respective Total Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Agent (in its capacity as Agent but not as a "Lender") in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Agent under the Loan Documents (collectively, "Indemnifiable Amounts");

provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Agent's gross negligence or willful misconduct or if the Agent fails to follow the written direction of the Requisite Lenders unless such failure is pursuant to the advice of counsel of which the Lenders have received notice. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees of the counsel(s) of the Agent's own choosing) incurred by the Agent in connection with the preparation, execution, administration, or enforcement of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any "lender liability" suit or claim brought against the Agent and/or the Lenders, and any claim or suit brought against the Agent and/or the Lenders arising under any Environmental Laws, to the extent that the Agent is not reimbursed for such expenses by the Borrower. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Agent notwithstanding any claim or assertion that the Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Agent that the Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement.

Section 12.8. Collateral Matters; Protective Advances.

         (a) Each Lender authorizes and directs the Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Loan Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to any of the Loan Documents.

         (b) The Lenders hereby authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral (i) upon termination of the Credit Agreement in accordance with
Section 13.10.; and (ii) as expressly permitted by, but only in accordance with, the terms of the applicable Loan Document. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent's authority to release particular types or items of Collateral pursuant to this Section.

         (c) Upon any sale and transfer of Collateral which is expressly permitted pursuant to the terms of this Agreement, or consented to by the Requisite Lenders or all of the Lenders, as applicable, and upon at least 5 Business Days' prior written request by the Borrower, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Agent for the benefit of the Lenders herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Agent shall not be required to execute any such document on terms which, in the Agent's opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Borrower or any other Loan Party in respect of) all interests retained by the Borrower or any other Loan Party, including without limitation, the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, the Agent shall be authorized to deduct all of the expenses reasonably incurred by the Agent from the proceeds of any such sale, transfer or foreclosure.

         (d) The Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by the Borrower, any other Loan Party or any other Subsidiary or is cared for, protected or insured or that the Liens granted to the Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agent in this Section or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion, given the Agent's own interest in the Collateral as one of the Lenders and that the Agent shall have no duty or liability whatsoever to the Lenders, except to the extent resulting from its gross negligence or willful misconduct.

         (e) The Agent may make, and shall be reimbursed by the Lenders (in accordance with their Total Commitment Percentages) to the extent not reimbursed by the Borrower for, Protective Advances during any one year with respect to each Property that is Collateral up to the sum of (i) amounts expended to pay real estate taxes, assessments and governmental charges or levies imposed upon such Property; (ii) amounts expended to pay insurance premiums for policies of insurance related to such Property; and (iii) $100,000. Protective Advances in excess of said sum during any year for any Property that is Collateral shall require the consent of the Requisite Lenders. The Borrower agrees to pay on demand all Protective Advances.

Section 12.9. Post-Foreclosure Plans.

         If all or any portion of the Collateral is acquired by the Agent as a result of a foreclosure or the acceptance of a deed or assignment in lieu of foreclosure, or is retained in satisfaction of all or any part of the Obligations, the title to any such Collateral, or any portion thereof, shall be held in the name of the Agent or a nominee or Subsidiary of the Agent, as agent, for the ratable benefit of all Lenders. The Agent shall prepare a recommended course of action for such Collateral (a "Post-Foreclosure Plan"), which shall be subject to the approval of the Requisite Lenders. In accordance with the approved Post-Foreclosure Plan, the Agent shall manage, operate, repair, administer, complete, construct, restore or otherwise deal with the Collateral acquired, and shall administer all transactions relating thereto, including, without limitation, employing a management agent, leasing agent and other agents, contractors and employees, including agents for the sale of such Collateral, and the collecting of rents and other sums from such Collateral and paying the expenses of such Collateral. Actions taken by the Agent with respect to the Collateral, which are not specifically provided for in the approved

Post-Foreclosure Plan or reasonably incidental thereto, shall require the written consent of the Requisite Lenders by way of supplement to such Post-Foreclosure Plan. Upon demand therefor from time to time, each Lender will contribute its share (based on its Total Commitment Percentage at such time) of all reasonable costs and expenses incurred by the Agent pursuant to the approved Post-Foreclosure Plan in connection with the construction, operation, management, maintenance, leasing and sale of such Collateral. In addition, the Agent shall render or cause to be rendered to each Lender, on a monthly basis, an income and expense statement for such Collateral, and each Lender shall promptly contribute its Total Commitment Percentage of any operating loss for such Collateral, and such other expenses and operating reserves as the Agent shall deem reasonably necessary pursuant to and in accordance with the approved Post-Foreclosure Plan. To the extent there is net operating income from such Collateral, the Agent shall, in accordance with the approved Post-Foreclosure Plan, determine the amount and timing of distributions to the Lenders. All such distributions shall be made to the Lenders in accordance with their respective Total Commitment Percentages. The Lenders acknowledge and agree that if title to any Collateral is obtained by the Agent or its nominee, such Collateral will not be held as a permanent investment but will be liquidated as soon as practicable. The Agent shall undertake to sell such Collateral, at such price and upon such terms and conditions as the Requisite Lenders reasonably shall determine to be most advantageous to the Lenders. Any purchase money mortgage or deed of trust taken in connection with the disposition of such Collateral in accordance with the immediately preceding sentence shall name the Agent, as agent for the Lenders, as the beneficiary or mortgagee. In such case, the Agent and the Lenders shall enter into an agreement with respect to such purchase money mortgage or deed of trust defining the rights of the Lenders in the same Total Commitment Percentages as provided hereunder, which agreement shall be in all material respects similar to this Article insofar as the same is appropriate or applicable. No Lender shall be entitled to partition the Collateral.

Section 12.10. Successor Agent.

         The Agent may resign at any time as Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower. In the event of a material breach of its duties hereunder, the Agent may be removed as Agent under the Loan Documents at any time by all Lenders (other than the Agent as a "Lender") and the Borrower upon 30-day's prior notice. Upon any such resignation or removal, the Requisite Lenders (other than, in the case of the removal of the Agent under the immediately preceding sentence, the Agent as a "Lender") shall have the right to appoint a successor Agent which appointment shall, provided no Default or Event of Default shall have occurred and be continuing, be subject to the Borrower's approval, which approval shall not be unreasonably withheld or delayed. If no successor Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the resigning Agent's giving of notice of resignation or the Lenders' removal of the resigning Agent, then the resigning or removed Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After any resigning Agent's resignation or removal hereunder as Agent, the provisions of this Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

Section 12.11. Syndication and Documentation Agents.

         Neither the Syndication Agent nor the Documentation Agent assume any responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for Lenders. The titles of "Syndication Agent" and "Documentation Agent" are solely honorific and imply no fiduciary responsibility on the part of the Syndication Agent or the Documentation Agent to the Agent, the Borrower, any Subsidiary Borrower or any Lender and the use of such titles does not impose on the Syndication Agent nor the Documentation Agent any duties or obligations greater than those of any other Lender or entitle the Syndication Agent or the Documentation Agent to any rights other than those to which any other Lender is entitled.

                           ARTICLE XIII. MISCELLANEOUS

Section 13.1. Notices.

         Unless otherwise provided herein, communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered as follows:

         If to the Borrower:

                  PREIT Associates, L.P.
                  200 South Broad Street
                  Philadelphia, PA 19102
                  Attention: Edward Glickman
                  Telephone: (215) 875-0700
                  Telecopy:  (215) 546-7311

         With a copy of notices of Defaults, Events of Default or notices pursuant to Article XI. to:

                  PREIT Associates, L.P.
                  200 South Broad Street
                  Philadelphia, PA 19102
                  Attention: Bruce Goldman
                  Telephone: (215) 875-0700
                  Telecopy:  (215) 546-7311

         And

                  Drinker, Biddle & Reath LLP
                  One Logan Square
                  18th and Cherry Streets
                  Philadelphia, PA 19103
                  Attention: Howard A. Blum
                  Telephone: (215) 988-2700
                  Telecopy:  (215) 988-2757

         If to the Agent or a Lender:

                  To the address or telecopy number, as applicable, of the Agent or such Lender, as the case may be, set forth on its signature page hereto or, in the case of a Lender, in the applicable Assignment and Acceptance Agreement.

or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section. All such notices and other communications shall be effective (i) if mailed, when received; (ii) if telecopied, upon mechanical confirmation of transmission if received on a Business Day prior to 5:00 p.m. local time at the point of destination and, if otherwise, on the next succeeding Business Day; or
(iii) if hand delivered, when delivered. Notwithstanding the immediately preceding sentence, all notices or communications to the Agent, the Swingline Lender or any Lender under Article II. shall be effective only when actually received. Any notice to the Borrower received by any individual designated by the Borrower to receive such notice shall be effective notwithstanding the fact that any other individual designated by the Borrower to receive a copy of such notice did not receive such copy. Neither the Agent, the Swingline Lender nor any Lender shall incur any liability to the Borrower (nor shall the Agent or the Swingline Lender incur any liability to the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Agent, the Swingline Lender or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. In addition to the Agent's Lending Office, the Borrower shall send copies of the notices described in Article II. to the following address of the Agent:

         Wells Fargo Bank, National Association
         Disbursement and Operations Center
         2120 East Park Place, Suite 100
         El Segundo, California  90245
         Attention: Susie Figueroa
         Telecopy Number:  (310) 615-1016
         Telephone Number: (310) 335-9462

Section 13.2. Expenses.

         The Borrower agrees (a) to pay or reimburse the Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents, and the consummation of the transactions contemplated thereby, including the reasonable fees and disbursements of counsel to the Agent and all costs and expenses of the Agent in connection with the review of Properties for inclusion in calculations of the Borrowing Base and the Agent's other activities under Article IV., or the review of prospective Construction Properties and the Agent's activities under Article V., including in each case the cost of all Appraisals (except for Appraisals ordered under Section 4.2.(d)) and the reasonable fees and disbursements of counsel to the Agent relating to all such activities, (b) to pay or reimburse the Agent and, after the occurrence and during the continuance of an Event of Default, the Lenders, for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable fees and disbursements of their respective counsel (including the allocated fees and expenses of in-house counsel) and any payments in indemnification or otherwise payable by the Lenders to the Agent pursuant to the Loan Documents, (c) to pay, indemnify and hold the Agent and the Lenders harmless from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (d) to the extent not already covered by any of the preceding subsections, to pay the fees and disbursements of counsel to the Agent and any Lender incurred in connection with the representation of the Agent or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Sections 11.1.(e) or 11.1.(f), including, without limitation (i) any motion for relief from any stay or similar order,
(ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor-in-possession financing or any plan of reorganization of the Parent, the Borrower or any other Loan Party, whether proposed by the Parent, the Borrower, such Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding.

Section 13.3. Setoff.

         Subject to Section 3.3. and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Agent, each Lender and each Participant is hereby authorized by the Borrower, at any time or from time to time, during the continuance of an Event of Default without prior notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender or Participant subject to receipt of the prior written consent of the Agent exercised in its sole discretion, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Agent, such Lender or any affiliate of the Agent or such Lender, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by
Section 11.2., and although such obligations shall be contingent or unmatured. Promptly following any such set-off the Agent shall notify the Borrower thereof and of the application of such set-off, provided that the failure to give such notice shall not invalidate such set-off.

Section 13.4. Litigation; Jurisdiction; Other Matters; Waivers.

         (a) EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWER, THE AGENT, THE SWINGLINE LENDER OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE SWINGLINE LENDER, THE AGENT AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR IN CONNECTION WITH ANY COLLATERAL OR ANY LIEN OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE AGENT, THE SWINGLINE LENDER OR ANY OF THE LENDERS OF ANY KIND OR NATURE.

         (b) EACH OF THE BORROWER, THE AGENT, THE SWINGLINE LENDER AND EACH LENDER HEREBY AGREES THAT THE FEDERAL DISTRICT COURT OF THE EASTERN DISTRICT OF PENNSYLVANIA OR, AT THE OPTION OF THE AGENT, ANY STATE COURT LOCATED IN PHILADELPHIA COUNTY, PENNSYLVANIA, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE BORROWER, THE AGENT, THE SWINGLINE LENDER OR ANY OF THE LENDERS, PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, THE LOANS AND LETTERS OF CREDIT, OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM OR THE COLLATERAL. THE BORROWER AND EACH OF THE LENDERS EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS.

         (c) EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME.

         (d) THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

         (e) THE FOREGOING WAIVERS HAVE BEEN MADE WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT.

Section 13.5. Successors and Assigns.

         (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that the Borrower may not assign or otherwise transfer any of its rights under, and no Person may assume any of the Borrower's obligations under, this Agreement or any of the other Loan Documents without the prior written consent of all of the Lenders.

         (b) Any Lender may make, carry or transfer Loans at, to or for the account of, any of its branch offices or the office of an affiliate of such Lender except to the extent such transfer would result in increased costs to, or taxes payable by or for the account of, the Borrower.

         (c) Any Lender may at any time grant to one or more banks or other financial institutions (each a "Participant") participating interests in its Commitments or the Obligations owing to such Lender; provided, however, any such participating interest must be for a constant percentage of a Lender's Commitments and not a varying percentage interest. Except as otherwise provided in Section 13.3., no Participant shall have any rights or benefits under this Agreement or any other Loan Document. In the event of any such grant by a Lender of a participating interest to a Participant, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to any such amendment, modification or waiver if it requires the consent of all of the Lenders under Sections 13.6.(a), (b) or (d). An assignment or other transfer which is not permitted by subsection (d) or (e) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (c). The selling Lender shall promptly notify the Agent and the Borrower of the sale of any participation hereunder and the terms thereof.

         (d) Any Lender may with the prior written consent of the Agent and the Borrower (provided, that the Borrower's consent shall not be required if a Default or Event of Default shall have occurred and be continuing) which consent, in each case, shall not be unreasonably withheld, assign to one or more Eligible Assignees (each an "Assignee") all or a portion of such Lender's Commitments and its other rights and obligations under this Agreement and such Lender's Notes; provided, however, (i) no such consent by the Borrower or Agent shall be required in the case of any assignment to another Lender or to any affiliate of a Lender; (ii) any partial assignment shall be in an amount at least equal to $10,000,000 and integral multiples of $1,000,000 in excess thereof, and after giving effect to such assignment the assigning Lender retains Commitments, or if the Commitments have been terminated, holds Notes having an aggregate outstanding principal balance, of at least $10,000,000; (iii) after giving effect to any such assignment by the Lender then acting as Agent, such

Lender shall retain Commitments, or if the Commitments have been terminated, hold Notes having an aggregate outstanding principal balance, greater than or equal to the Commitments of each other Lender (other than any Lender whose Commitments have increased as a result of a merger or combination with another Lender); (iv) any such assignment must be of proportionate amounts of both Commitments of such Lender (other than an assignment effected pursuant to Section 2.15.(b)); (v) such Lender must give the Agent at least 10 days prior written notice of any such assignment; and (vi) each such assignment shall be effected by means of an Assignment and Acceptance Agreement. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be deemed to be a Lender party to this Agreement as of the effective date of the Assignment and Acceptance Agreement and shall have all the rights and obligations of a Lender with the Commitments as set forth in such Assignment and Acceptance Agreement, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection
(d), the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the Assignee and such transferor Lender, as appropriate. In connection with any such assignment, the transferor Lender shall pay to the Agent an administrative fee for processing such assignment in the amount of $3,000.

         (e) The Agent shall maintain a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of each Lender from time to time (the "Register"). The Agent shall give each Lender and the Borrower notice of the assignment by any Lender of its rights as contemplated by this Section. The Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement and the other Loan Documents. The Register and copies of each Assignment and Acceptance Agreement shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice to the Agent. Upon its receipt of an Assignment and Acceptance Agreement executed by an assigning Lender, together with each Note subject to such assignment (a "Surrendered Note"), the Agent shall, if such Assignment and Acceptance Agreement has been completed and if the Agent receives the processing and recording fee described in subsection (d) above, (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof, and return each Surrendered Note, to the Borrower.

         (f) Notwithstanding anything in this Agreement to the contrary, and without the need to comply with any of the formal or procedural requirements of this Agreement, including this Section 13.5., any Lender may at any time and from time to time pledge and assign all or any portion of its rights under all or any of the Loan Documents to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from its obligations thereunder. To facilitate any such pledge or assignment, Agent shall, at the request of and at the expense of such Lender, enter into a letter agreement with the Federal Reserve Bank in, or substantially in, the form of the exhibit to Appendix C to the Federal Reserve Bank of New York Operating Circular No. 10.

         (g) A Lender may furnish any information concerning the Borrower, any other Loan Party or any of their respective Subsidiaries in the possession of such Lender from time to time to Assignees and Participants (including prospective Assignees and Participants) subject to compliance with Section 13.8.

         (h) Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to the Borrower, any other Loan Party or any of their respective Affiliates or Subsidiaries.

         (i) Each Lender agrees that, without the prior written consent of the Borrower and the Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Revolving Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

Section 13.6. Amendments.

         Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement or in any Loan Document to be given by the Lenders may be given, and any term of this Agreement or of any other Loan Document (other than any fee letter solely between the Borrower and the Agent) may be amended, and the performance or observance by the Borrower, any other Loan Party or any other Subsidiary of any terms of this Agreement or such other Loan Document (other than any fee letter solely between the Borrower and the Agent) or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto). Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing, and signed by all of the Lenders (or the Agent at the written direction of the Lenders), do any of the following:

         (a) increase the Commitments of the Lenders or subject the Lenders to any additional obligations;

         (b) reduce the principal of, or interest rates that have accrued or that will be charged on the outstanding principal amount of, any Loans or other Obligations;

         (c) reduce the amount of any Fees payable to the Lenders hereunder;

         (d) postpone any date fixed for any payment of any principal of, interest on, or Fees with respect to, any Loans or any other Obligations;

         (e) change the Construction Commitment Percentages, Revolving Commitment Percentages or the Total Commitment Percentages (excluding any change as a result of an assignment of Commitments permitted under Section 13.5.(d) or any of the transactions permitted under Section 2.14.);

         (f) modify the definition of the terms "Construction Facility Termination Date", "Construction Loan Maturity Date", "Revolving Credit Termination Date" or "Termination Date";

         (g) amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section;

         (h) modify the definition of the term "Requisite Lenders" or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof;

         (i) release any Guarantor or Construction Guarantor from its obligations under the Guaranty or Construction Guaranty, respectively (except for releases permitted under Sections 4.1.(g), 9.15.(c) and 9.16.(c));

         (j) modify the terms of, or waive the Parent's compliance with, Section 10.1.(b);

         (k) modify the definition of the terms "Appraised Value", "Borrowing Base Value", "Construction Loan Limit" and "Permanent Loan Estimate" (and the definitions used in such definitions and the percentages and rates used in the calculation thereof);

         (l) waive any condition to the acceptance of a Borrowing Base Property or Construction Property set forth in Sections 4.1.(b) and (c) and 5.1.(a) and
(b), respectively; and

         (m) waive a Default or Event of Default under subsection (a) of Section 11.1.

No amendment, waiver or consent unless in writing and signed by the Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Agent under this Agreement or any of the other Loan Documents. Any amendment, waiver or consent relating to Section 2.3. or the obligations of the Swingline Lender under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of the Swingline Lender. Further, no Collateral shall be released or disposed of by the Agent unless all of the Lenders so direct the Agent or unless released or disposed of as permitted by, and in accordance with, Section 12.8., Sections 4.1.(g) or (h), or Sections 5.1.(e) or (f). No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

Section 13.7. Nonliability of Agent and Lenders.

         The relationship between the Borrower, on the one hand, and the Lenders and the Agent, on the other hand, shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower and no provision in this Agreement or in any of the other Loan

Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Agent or any Lender to any Lender, the Borrower, any Subsidiary or any other Loan Party. Neither the Agent nor any Lender undertakes any responsibility to the Parent or the Borrower to review or inform the Parent or the Borrower of any matter in connection with any phase of the business or operations of the Parent or the Borrower.

Section 13.8. Confidentiality.

         Except as otherwise provided by Applicable Law, the Agent and each Lender shall utilize all non-public information obtained pursuant to the requirements of this Agreement which has been identified as confidential or proprietary by the Parent or the Borrower in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices but in any event may make disclosure: (a) to any of their respective affiliates (provided any such affiliate shall agree to keep such information confidential in accordance with the terms of this Section); (b) as reasonably required by any bona fide Assignee, Participant or other transferee in connection with the contemplated transfer of any Commitment or participations therein as permitted hereunder (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (c) as required by any Governmental Authority or representative thereof or pursuant to legal process; (d) to the independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information of the Agent or any Lender and shall agree to keep such information confidential in accordance with the terms of this Section); and
(e) after the happening and during the continuance of an Event of Default, to any other Person, in connection with the exercise by the Agent or the Lenders of rights hereunder or under any of the other Loan Documents. The Agent and each Lender agrees to use any such non-public information solely in connection with the transactions contemplated by this Agreement and the other Loan Documents.

Section 13.9. Indemnification.

         (a) The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Agent, any affiliate of the Agent and each of the Lenders and their respective directors, officers, shareholders, agents, employees and counsel (each referred to herein as an "Indemnified Party") from and against any and all losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith) (the foregoing items referred to herein as "Claims and Expenses") incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an "Indemnity Proceeding") which is in any way related directly or indirectly to: (i) this Agreement or any other Loan Document or the transactions contemplated hereby or thereby; (ii) the making of any Loans or issuance of Letters of Credit hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans or Letters of Credit; (iv) the Agent's or any Lender's entering into this Agreement; (v) the fact that the Agent and the Lenders have established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Agent and the Lenders are creditors of the Borrower and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Parent, the Borrower and the other Subsidiaries; (vii) the fact that the Agent and the Lenders are material creditors of the Borrower and are alleged to influence directly or indirectly the business decisions or affairs of the Parent, the Borrower and the other Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Agent or the Lenders may have under this Agreement or the other Loan Documents including, but not limited to, the foreclosure upon, or seizure of, any Collateral or the exercise of any other rights of a secured party; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for any acts or omissions of such Indemnified Party in connection with matters described in clause (i) and this clause (viii) to the extent found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct; or (ix) any violation or non-compliance by the Borrower or any Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Borrower or its Subsidiaries (or its respective properties) (or the Agent and/or the Lenders as successors to the Borrower) to be in compliance with such Environmental Laws.

         (b) The Borrower's indemnification obligations under this Section shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding. In this connection, this indemnification shall cover all costs and expenses of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents). This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Borrower or any Subsidiary, any shareholder of the Borrower or any Subsidiary (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of the Borrower), any account debtor of the Borrower or any Subsidiary or by any Governmental Authority. If and to the extent that the obligations of the Borrower hereunder are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law. The Borrower's obligations hereunder are in addition to, and not in substitution of, any other obligation in respect of indemnification contained in this Agreement or any other Loan Document.

Section 13.10. Termination; Survival.

         At such time as (a) all of the Commitments have been terminated, (b) none of the Lenders and the Swingline Lender are obligated any longer under this Agreement to make any Loans and the Agent is no longer obligated to issue Letters of Credit hereunder and (c) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full, this Agreement shall terminate. Notwithstanding any termination of this Agreement, or of the other Loan Documents, the indemnities to which the Agent, the Swingline Lender and the Lenders are entitled under the provisions of Sections 12.7., 13.2. and 13.9. and any other provision of this Agreement and the other Loan Documents, and the waivers of jury trial and submission to jurisdictions contained in Section 13.4., shall continue in full force and effect and shall protect the Agent, the Swingline Lender and the Lenders against events arising after such termination as well as before.

Section 13.11. Severability of Provisions.

         Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 13.12. GOVERNING LAW.

         THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH COMMONWEALTH.

Section 13.13. Counterparts.

         This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.

Section 13.14. Obligations with Respect to Loan Parties.

         The obligations of the Borrower or the Parent to direct or prohibit the taking of certain actions by the other Loan Parties as specified herein shall be absolute and not subject to any defense the Borrower or the Parent may have that the Borrower or the Parent does not control such Loan Parties.

Section 13.15. Limitation of Liability.

         Neither the Agent, the Swingline Lender, any Lender, nor any affiliate, officer, director, employee, attorney, or agent of the Agent, the Swingline Lender or any Lender shall have any liability with respect to, and the Borrower and the Parent each hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrower or the Parent in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. The Borrower and the Parent each hereby waives, releases, and agrees not to sue the Agent, the Swingline Lender or any Lender or any of their respective affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or financed hereby. Notwithstanding anything in this Section to the contrary, no Defaulting Lender shall be entitled to claim any of the benefits of this Section.

Section 13.16. Entire Agreement.

         This Agreement and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.

Section 13.17. Construction.

         The Borrower, the Parent, the Agent, the Swingline Lender and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Borrower, the Parent, the Agent, the Swingline Lender and each Lender.

Section 13.18. Time of the Essence.

         Time is of the essence of each and every provision of this Agreement.

Section 13.19. NO NOVATION.

         THE EXISTING CREDIT AGREEMENT IS BEING AMENDED AND RESTATED IN ITS ENTIRETY BY THIS AGREEMENT FOR THE CONVENIENCE OF THE PARTIES. THIS AGREEMENT MERELY AMENDS, MODIFIES AND RESTATES THE INDEBTEDNESS, LIABILITIES AND OBLIGATIONS EVIDENCED BY THE EXISTING CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS (AS DEFINED IN THE EXISTING CREDIT AGREEMENT) AND DOES NOT CONSTITUTE, AND IT IS THE EXPRESS INTENT OF THE PARTIES HERETO THAT THIS AGREEMENT DOES NOT EFFECT, A NOVATION OF THE EXISTING INDEBTEDNESS, LIABILITIES AND OBLIGATIONS OWING BY THE BORROWER PURSUANT TO THE EXISTING CREDIT AGREEMENT. ALL SUCH INDEBTEDNESS, LIABILITIES AND OBLIGATIONS CONTINUE TO REMAIN OUTSTANDING AND EVIDENCED BY THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

                            [Signatures on Next Page]

         IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their authorized officers all as of the day and year first above written.


                                  PREIT ASSOCIATES, L.P.

                                  By: Pennsylvania Real Estate Investment Trust,
                                      its general partner

                                      By: /s/ Jeffrey A. Linn
                                         ---------------------------------------
                                         Name: Jeffrey A. Linn
                                         Title: Senior VP



                                  PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

                                  By: /s/ Jeffrey A. Linn
                                     -------------------------------------------
                                      Name: Jeffrey A. Linn
                                      Title: Senior VP


                       [Signatures Continued on Next Page]

                 [Signature Page to Credit Agreement dated as of December 28, 2000 with PREIT Associates, L.P.]


                                  WELLS FARGO BANK, NATIONAL ASSOCIATION, as
                                  Agent, as the Swingline Lender and as a Lender



                                  By: /s/ Erin P. Peart
                                     -------------------------------------------
                                      Name: Erin P. Peart
                                      Title: Vice President


                                  Revolving Commitment Amount: $52,500,000.00

                                  Construction Commitment Amount: $22,500,000.00


                                  Lending Office (all Types of Loans):

                                  2020 K Street NW, Suite 420
                                  Washington, DC 20006
                                  Attention: Erin Peart
                                  Telecopier: (202) 296-6036
                                  Telephone: (202) 296-5577

                                  Address for Notices:

                                  2020 K Street NW, Suite 420
                                  Washington, DC 20006
                                  Attention: Erin Peart
                                  Telecopier: (202) 296-6036
                                  Telephone: (202) 296-5577

                                  with a copy to:

                                  Wells Fargo Bank, National Association
                                  Real Estate Group
                                  420 Montgomery Street, 6th Floor
                                  San Francisco, California  94111
                                  Attention:  Chief Credit Officer
                                  Telecopier: (415) 781-8324
                                  Telephone: (415) 394-4078

                       [Signatures Continued on Next Page]

                 [Signature Page to Credit Agreement dated as of December 28, 2000 with PREIT Associates, L.P.]



                                  U.S. BANK NATIONAL ASSOCIATION, a national banking association



                                  By: /s/ John M. Suhs
                                     -------------------------------------------
                                      Name: John M. Suhs
                                      Title: Vice President



                                  Revolving Commitment Amount: $24,500,000.00

                                  Construction Commitment Amount: $10,500,000.00


                                  Lending Office (all Types of Loans):

                                  111 E. Wacker, Suite 3000
                                  Chicago, Illinois 60601
                                  Attn:  Nancy Jones
                                  Telecopier: (312) 228-9402
                                  Telephone: (312) 228-9435


                                  Address for Notices:

                                  111 E. Wacker, Suite 3000
                                  Chicago, Illinois 60601
                                  Attn:  John M. Suhs
                                  Telecopier: (312) 228-9402
                                  Telephone: (312) 228-9434



                       [Signatures Continued on Next Page]

                 [Signature Page to Credit Agreement dated as of December 28, 2000 with PREIT Associates, L.P.]



                                  MANUFACTURERS & TRADERS TRUST COMPANY



                                  By: /s/ Gino Martocci
                                     -------------------------------------------
                                      Name: Gino Martocci
                                      Title: Vice President

                                  Revolving Commitment Amount: $17,500,000.00

                                  Construction Commitment Amount: $7,500,000.00


                                  Lending Office (all Types of Loans):

                                  One Fountain Plaza
                                  Buffalo, New York 14203-1495
                                  Attn:  Renee Hunter
                                  Telecopier: (716) 848-7881
                                  Telephone: (716) 848-3166


                                  Address for Notices:

                                  601 Dresher Road
                                  Horsham, Pennsylvania 19044
                                  Attn:  Jeffrey M. Brusko
                                  Telecopier: (215) 956-7144
                                  Telephone: (215) 956-7025


                       [Signatures Continued on Next Page]

                 [Signature Page to Credit Agreement dated as of December 28, 2000 with PREIT Associates, L.P.]


                                  FLEET NATIONAL BANK



                                  By: /s/ Brian E. Sullivan
                                     -------------------------------------------
                                      Name: Brian E. Sullivan
                                      Title: Vice President


                                  Revolving Commitment Amount: $14,000,000.00

                                  Construction Commitment Amount: $6,000,000.00


                                  Lending Office (all Types of Loans):

                                  22 Route 70 West
                                  Cherry Hill, New Jersey 08002
                                  Attn:  Brian E. Sullivan
                                  Telecopier: (856) 795-0216
                                  Telephone: (856) 795-2746


                                  Address for Notices:

                                  22 Route 70 West
                                  Cherry Hill, New Jersey 08002
                                  Attn:  Ann Marie West
                                  Telecopier: (856) 795-0216
                                  Telephone: (856) 795-3572


                       [Signatures Continued on Next Page]

                 [Signature Page to Credit Agreement dated as of December 28, 2000 with PREIT Associates, L.P.]



                                  FIRSTRUST BANK



                                  By: /s/ Mark A. Duffy
                                     -------------------------------------------
                                      Name: Mark A. Duffy
                                      Title: Vice President

                                  Revolving Commitment Amount: $14,000,000.00

                                  Construction Commitment Amount: $6,000,000.00


                                  Lending Office (all Types of Loans):

                                  Gastor & Cottman Avenues
                                  Philadelphia, Pennsylvania  19111
                                  Attn:  Florin Schmanek
                                  Telecopier: (215) 728-6105
                                  Telephone: (215) 728-8624


                                  Address for Notices:

                                  15 E. Ridge Pike
                                  Conshohocken, Pennsylvania  19428
                                  Attn:  Bruce A. Gillespie/Sue Levin
                                  Telecopier: (610) 238-5065
                                  Telephone: (610) 238-5021


                       [Signatures Continued on Next Page]

                 [Signature Page to Credit Agreement dated as of December 28, 2000 with PREIT Associates, L.P.]



                                  SOVEREIGN BANK



                                  By: /s/ William J. Crowley
                                     -------------------------------------------
                                      Name: William J. Crowley
                                      Title: Senior Vice President


                                  Revolving Commitment Amount: $14,000,000.00

                                  Construction Commitment Amount: $6,000,000.00


                                  Lending Office (all Types of Loans):

                                  3 Terry Drive, Suite 102
                                  Newtown, Pennsylvania 18940
                                  Attn:  Linda L. Tate
                                  Telecopier: (215) 497-8574
                                  Telephone: (215) 497-8520


                                  Address for Notices:

                                  3 Terry Drive, Suite 102
                                  Newtown, Pennsylvania 18940
                                  Attn:  William J. Crowley
                                  Telecopier: (215) 497-8574
                                  Telephone: (215) 497-8517



                       [Signatures Continued on Next Page]

                 [Signature Page to Credit Agreement dated as of December 28, 2000 with PREIT Associates, L.P.]



                                  SUMMIT BANK



                                  By: /s/ Robert M. Gaylord
                                     -------------------------------------------
                                      Name:
                                      Title:


                                  Revolving Commitment Amount: $14,000,000.00

                                  Construction Commitment Amount: $6,000,000.00


                                  Lending Office (all Types of Loans):

                                  750 Walnut Avenue
                                  Cranford, New Jersey 07016
                                  Attn:  Claudia Camejo
                                  Telecopier: (908) 709-6437
                                  Telephone: (908) 709-6009


                                  Address for Notices:

                                  750 Walnut Avenue
                                  Cranford, New Jersey 07016
                                  Attn:  Robert M. Gaylord
                                  Telecopier: (908) 709-6435
                                  Telephone: (908) 709-6144



                       [Signatures Continued on Next Page]

                 [Signature Page to Credit Agreement dated as of December 28, 2000 with PREIT Associates, L.P.]



                                  WILMINGTON TRUST COMPANY



                                  By: /s/ William H. Brewer
                                     -------------------------------------------
                                      Name: William H. Brewer
                                      Title: Vice President


                                  Revolving Commitment Amount: $14,000,000.00

                                  Construction Commitment Amount: $6,000,000.00


                                  Lending Office (all Types of Loans):

                                  795 E. Lancaster Avenue, Suite 6
                                  Villanova, Pennsylvania 19085
                                  Attn:  Pamela Arms
                                  Telecopier: (610) 520-1426
                                  Telephone: (610) 520-1457


                                  Address for Notices:

                                  116 East Court Street
                                  Doylestown, Pennsylvania  18901
                                  Attn:  Greg Hartin
                                  Telecopier: (267) 880-7008
                                  Telephone: (267) 880-7002


                       [Signatures Continued on Next Page]

                 [Signature Page to Credit Agreement dated as of December 28, 2000 with PREIT Associates, L.P.]


                                  COMMERCE BANK, N.A.



                                  By: /s/ Fred M. McConnell
                                     -------------------------------------------
                                      Name: Fred M. McConnell
                                      Title: Senior Vice President

                                  Revolving Commitment Amount: $10,500,000.00

                                  Construction Commitment Amount: $4,500,000.00


                                  Lending Office (all Types of Loans):

                                  1006 Astoria Boulevard
                                  Cherry Hill, New Jersey 08034
                                  Attn:  Kim Dunda
                                  Telecopier: (856) 642-7704
                                  Telephone: (856) 751-9000 Ext. 8570


                                  Address for Notices:

                                  1701 Route 70 East
                                  Cherry Hill, New Jersey 08034
                                  Attn:  Fred M. McConnell/Julie Woodward
                                  Telecopier: (856) 751-6884
                                  Telephone: (856) 489-6129

                                     ANNEX I

                                  DEFINED TERMS


         "Accession Agreement" means an Accession Agreement substantially in the form of Annex I to the Guaranty or the Construction Guaranty, as applicable.

         "Additional Costs" has the meaning given that term in Section 6.1.

         "Adjusted EBITDA" means, for any given period, (a) the EBITDA of the Parent and its Subsidiaries determined on a consolidated basis for such period minus (b) an amount equal to the sum of (A) the Reserve for Replacements for all Properties owned by the Parent or any of its Subsidiaries plus (B) the greater of the Parent's (i) Ownership Share or (ii) Recourse Share of the Reserve for Replacements for all Properties owned by Unconsolidated Affiliates.

         "Affiliate" means any Person (other than the Agent or any Lender): (a) directly or indirectly controlling, controlled by, or under common control with, the Borrower; (b) directly or indirectly owning or holding five percent (5.0%) or more of any equity interest in the Borrower; or (c) five percent (5.0%) or more of whose voting stock or other equity interest is directly or indirectly owned or held by the Borrower. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with") means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise. The Affiliates of a Person shall include any officer or director (or other Persons holding similar positions) of such Person.

         "Agent" means Wells Fargo Bank, National Association, as contractual representative for the Lenders under the terms of this Agreement, and any of its successors.

         "Agreement Date" means the date as of which this Agreement is dated.

         "Anchor Lease" means, with respect to a Property, a Lease whereby a tenant leases 40,000 or more of the net rentable square footage of such Property at the time of determination.

         "Anchor Tenant" means, with respect to a Property, a tenant under an Anchor Lease.

         "Applicable Law" means all applicable provisions of constitutions, statutes, rules, regulations and orders of all governmental bodies and all orders and decrees of all courts, tribunals and arbitrators.

         "Applicable Margin" means (a) 1.95% with respect to Construction Advances and (b) with respect to Revolving Loans and Term Loans, means the percentage rate set forth below corresponding to the ratio of Total Liabilities to Gross Asset Value as determined in accordance with Section 10.1.(b) in effect at such time:

--------------------------------------------------------------------------------
                  Ratio of Total Liabilities to
   Level               Gross Asset Value                    Applicable Margin
--------------------------------------------------------------------------------
     1       Less than or equal to 0.40 to 1.00                    1.30%
--------------------------------------------------------------------------------
     2       Greater than 0.40 to 1.00 but less than               1.50%
                or equal to 0.50 to 1.00
--------------------------------------------------------------------------------
     3       Greater than 0.50 to 1.00 but less than               1.65%
                or equal to 0.60 to 1.00
--------------------------------------------------------------------------------
     4       Greater than 0.60 to 1.00 but less than               1.80%
                or equal to .65 to 1.00
--------------------------------------------------------------------------------

The Applicable Margin for Revolving Loans and Term Loans shall be determined by the Agent from time to time, based on the ratio of Total Liabilities to Gross Asset Value as set forth in the Pricing Certificate most recently delivered by the Borrower pursuant to Section 9.1.(h). Any adjustment to such Applicable Margin shall be effective (i) in the case of a Pricing Certificate delivered in connection with quarterly financial statements of the Parent delivered pursuant to Section 9.1.(a), as of the date 45 days following the end of the last day of the applicable fiscal period covered by such Pricing Certificate, and (ii) in the case of a Pricing Certificate delivered in connection with annual financial statements of the Parent delivered pursuant to Section 9.1.(b), as of the date 120 days following the end of the last day of the applicable fiscal period covered by such Pricing Certificate. Notwithstanding the foregoing, for the period from the Effective Date through but excluding the date on which the Agent first determines the Applicable Margin for Revolving Loans as set forth above, such Applicable Margin shall equal 1.65%. Thereafter, such Applicable Margin shall be adjusted from time to time as set forth above.

         "Appraisal" means, with respect to any Property, an M.A.I. appraisal commissioned by and addressed to the Agent (acceptable to the Agent as to form, substance and appraisal date), prepared by a professional appraiser acceptable to the Agent, having at least the minimum qualifications required under Applicable Law governing the Agent and the Lenders, including without limitation, FIRREA, and determining both the "as is" market value of such Property as between a willing buyer and a willing seller and the "stabilized value" of such Property.

         "Appraised Value" means, (a) with respect to any Borrowing Base Property, the "as is" market value of such Property and (b) with respect to any Construction Property, the "stabilized value" of such Property, each as reflected in the most recent Appraisal of such Property as the same may have been reasonably adjusted by the Agent based upon its internal review of such Appraisal which adjustment is based on criteria and factors then generally used and considered by the Agent in determining the value of similar real estate projects, which review shall be conducted prior to acceptance of such Appraisal by the Agent or, if such Appraisal is being reviewed in connection with any other provision hereof, within ten (10) Business Days of receipt of such Appraisal. Following the Stabilization Date of a Borrowing Base Property, the Appraised Value of such Property shall be such "stabilized value" as the same may have been adjusted by the Agent as provided above.

         "Approved Joint Venture" means an Unconsolidated Affiliate of the Borrower which satisfies the following requirements: (a) 50% of the total Equity Interests of such Unconsolidated Affiliate are owned, directly or indirectly, by the Borrower and (b) the Borrower, directly or indirectly, maintains a level of control over the operations and management of such Unconsolidated Affiliate, including without limitation, having the right to take the actions described in clause (c)(ii) of the definition of Borrowing Base Property, which level of control has been established in a manner reasonably satisfactory to the Agent and its counsel.

         "Approved Leases" means Leases for all or a portion of premises within a Property that, at the time such Property is first encumbered by a Security Deed, are approved as to form and content by the Requisite Lenders (which must include the Lender then acting as Agent), including, but not limited to, early termination rights of the tenant, co-tenancy and continuous operation provisions, and subordination, non-disturbance and attornment language, and containing economic terms and conditions not less favorable than the approved leasing pro forma for the applicable Property (including, but not limited to, minimum lease term, minimum effective base rent, expense recovery, and tenant improvement/concession package). The following are also applicable:

                  (a) An Approved Lease shall cease to be an Approved Lease if
         (i) the tenant thereunder is insolvent or seeks bankruptcy protection and the Agent has not given its approval for said Lease to continue as an Approved Lease (or revoked such approvals); (ii) the tenant thereunder is insolvent or seeks bankruptcy protection and any monetary default or material non-monetary default (other than insolvency or bankruptcy) has occurred and is continuing under such Approved Lease and the Requisite Lenders (including the Lender then acting as the Agent) have not given their written approvals for said Lease to continue as an Approved Lease (or revoked such approvals); (iii) if a monetary default or a material non-monetary default has occurred and is continuing under such Approved Lease and the Agent has not given its approval for said Lease to continue as an Approved Lease (or revoked such approval); or (iv) if the Approved Lease has been modified without approval as provided below; or (v) if the Approved Lease has been terminated.

                  (b) "Approved Leases" shall also include any Minor Lease and any other Lease entered into after the date such Property is first encumbered by a Security Deed, which covers all or a portion of premises within a Property and (i) if said Lease (other than a Minor Lease) would not constitute a Major Lease or an Anchor Lease, which meets the economic terms in the Appraisal of said Property as approved by the Agent, including without limitation the term, pro forma rent, free rent, tenant improvements and tenant improvement allowance, cotenancy provisions and continuous operations provisions, and (ii) if said Lease would constitute a Major Lease or would not constitute a Major Lease (other than a Minor Lease) but does not comply with the provisions of the preceding clause (i), which is approved as to form and content by the Agent, including, but not limited to, all the terms, conditions and provisions enumerated in the first sentence of this definition, and (iii) if said Lease would constitute an Anchor Lease, which is approved as to form and content by the Requisite Lenders (which must include the Lender then acting as Agent), including, but not limited to, all the terms, conditions and provisions enumerated in the first sentence of this definition.

                  (c) An Approved Lease (other than a Minor Lease) shall cease to be an Approved Lease if any modification, extension, amendment, or other change thereto is made and (i) if said Lease is not a Major Lease or an Anchor Lease, such modification, extension, amendment or other change causes said Lease to be out of conformity with the economic terms in the Appraisal of said Property as approved by the Agent, including without limitation the term, pro forma rent, free rent, tenant improvements and tenant improvement allowance, cotenancy provisions and continuous operations provisions, or (ii) if said Lease is a Major Lease, such modification, extension, amendment or other change is a Material Modification and is not approved as to form and content by the Agent, or (iii) if said Lease is an Anchor Lease, such modification, extension, amendment or other change is a Material Modification and is not approved as to form and content by the Requisite Lenders (which must include the Lender then acting as Agent). A "Material Modification" means, solely for purposes of the definition of "Approved Leases", any modification, extension, amendment or other change to a Lease which (1) adds asbestos, environmental, or hazardous substances representations, warranties, or indemnifications from the landlord thereunder, or adds a purchase option, right of first refusal to purchase, or option to expand the Improvements in favor of the tenant, (2) permits the tenant any right of offset, abatement or defense against the payment of rent, (3) grants the tenant any right to terminate the Lease prior to expiration of the term thereof, (4) permits the assignment or sublease by tenant with tenant being released from liability with respect to the assigned or sublet space, (5) limits the Agent's right to cure defaults by the landlord under the Lease, (6) modifies any non-recourse provisions relating to landlord's liability under the Lease, unless, in any instance, these provisions would not be applicable to the Agent, or (7) decreases the rent, additional rent, or other amounts payable thereunder, or modifies the term, renewal, extension or expansion rights, liability of the landlord thereunder, or continuous operations provisions, or increases concessions or tenant improvement allowances or monetary or maintenance obligations of landlord thereunder.

                  (d) If any proposed modification, extension, amendment, or other change to an Approved Lease or any new Lease for which the Agent's approval is required or sought under this definition is submitted to the Agent for its approval in accordance with the following sentence of this paragraph and the Agent has not responded to the Borrower within ten (10) days after the Agent's receipt thereof, such proposed modification, extension, amendment, or other change to an Approved Lease or any new Lease shall be deemed approved by the Agent. The requirements for the Agent's approval to be deemed given under this clause (d) are that the Borrower's written request for approval must include a copy of the proposed modification, extension, amendment, or other change to an Approved Lease or any new Lease and must expressly state in some clear and conspicuous fashion (whether in boldface, underlined or ALL CAPITALIZED TYPEFACE) in an accompanying cover letter that such proposed modification, extension, amendment, or other change to an Approved Lease or such new Lease will be deemed approved by the Agent if the Agent does not make written response to the Borrower within ten (10) days after the Agent's receipt thereof.

                  (e) If any proposed modification, extension, amendment, or other change to an Approved Lease or any new Lease for which the Requisite Lenders' approval is required or sought under this definition is submitted to the Requisite Lenders for their approval in accordance with the following sentence of this paragraph and any of the Requisite Lenders have not responded to the Borrower within ten (10) days after such Lender's receipt thereof, such proposed modification, extension, amendment, or other change to an Approved Lease or any new Lease shall be deemed approved by said Lender(s). The requirements for any of the Lenders' approval to be deemed given under this clause (e) are that the Borrower's written request for approval must include a copy of the proposed modification, extension, amendment, or other change to an Approved Lease or any new Lease and must expressly state in some clear and conspicuous fashion (whether in boldface, underlined or ALL CAPITALIZED TYPEFACE) in an accompanying cover letter that such proposed modification, extension, amendment, or other change to an Approved Lease or such new Lease will be deemed approved by such Lender if such Lender does not make written response to the Borrower within ten (10) days after said Lender's receipt thereof.

         "Approved Project Costs" means, with respect to any Construction Property, the aggregate amount of hard and soft project costs with respect to such Construction Property as set forth in the approved Cost Breakdown, as approved by the Requisite Lenders (which must include the Lender then acting as Agent) in writing, and as changed from time to time pursuant to Permitted Change Orders, and as the same may be changed by other modifications approved by the Agent which do not in the aggregate increase or decrease total Approved Project Costs by more than 10% (in which event, said change must be approved by the Requisite Lenders).

         "Architect" means the architect for a Construction Property, as approved by the Agent.

         "Architect's Contract" means, with respect to any Construction Property, the agreement(s) between the Borrower (or the Subsidiary Borrower which owns such Construction Property) and the Architect with respect to the Plans and Improvements for such Construction Property, as approved by the Agent, and any and all modifications or amendments thereof, as approved by the Agent.

         "Assignee" has the meaning given that term in Section 13.5.(d).

         "Assignment and Acceptance Agreement" means an Assignment and Acceptance Agreement among a Lender, an Assignee and the Agent, substantially in the form of Exhibit F.

         "Assignment of Leases and Rents" means an Assignment of Leases and Rents executed by the Borrower or a Subsidiary (or Subsidiary Borrower, as applicable) in favor of the Agent for the benefit of the Lenders, substantially in the form of Exhibit G or otherwise in form and substance satisfactory to the Agent.

         "Base Rate" means the greater of (a) the rate of interest per annum publicly announced from time to time by the Agent at its principal office in San Francisco, California as its "prime rate" (which rate of interest may not be the lowest rate charged by the Agent or any of the Lenders on similar loans) and (b) the Federal Funds Rate plus one-half of one percent (0.5%). Each change in the

Base Rate shall become effective without prior notice to the Borrower or the Lenders automatically as of the opening of business on the date of such change in the Base Rate.

         "Base Rate Loan" means a Revolving Loan, Term Loan or Construction Advance bearing interest at a rate based on the Base Rate.

         "Benefit Arrangement" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Benefit Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

         "Benefit Plan" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

         "Blue Route" means, collectively, Metroplex West Associates, L.P. and Metroplex East Associates, L.P., each Pennsylvania limited partnerships, (a) which own certain real property and improvements located in Plymouth Township, Montgomery County, Pennsylvania, (b) which have obtained $76,350,000 of construction financing for the purposes of financing of construction of certain improvements located on such real property, and (c) of which (i) the Borrower is one of the limited partners and (ii) certain Wholly Owned Subsidiaries of the Borrower are some of the general partners.

         "Borrower" has the meaning set forth in the introductory paragraph hereof and shall include the Borrower's successors and permitted assigns.

         "Borrowing Base" means an amount equal to lesser of (a) 70% of the aggregate sum of the Appraised Values of all Borrowing Base Properties and (b) the aggregate sum of the Permanent Loan Estimates of all Borrowing Base Properties as determined and adjusted from time to time in accordance with
Section 4.1.(b) and (c). With respect to Borrowing Base Properties which are owned by Subsidiaries that are not Wholly Owned Subsidiaries, to the extent the Borrowing Base Values of such Properties would exceed 50% of the Borrowing Base such excess shall be excluded from the Borrowing Base. Further, to the extent the Borrowing Base Value of any one Property would exceed 30% of the Borrowing Base such excess shall be excluded from the Borrowing Base unless otherwise consented to by the Requisite Lenders in writing; provided, however, with respect to the Property known as "North Dartmouth Mall", (x) the amount of the Borrowing Base attributable to such Property may exceed 30% but such amount may never exceed 35% of the Borrowing Base and if such amount shall decrease, such amount may not increase thereafter and (y) once the amount of the Borrowing Base attributable to such Property is equal to or less than 30%, this proviso shall no longer apply. During any period that the number of Borrowing Base Properties is less than 5, the Borrowing Base shall equal $0 unless otherwise consented to by the Requisite Lenders in writing.

         "Borrowing Base Certificate" means a report in substantially the form of Exhibit H, certified by the chief financial officer of Parent, setting forth the calculations required to establish the Borrowing Base, all in form and detail satisfactory to the Agent.

         "Borrowing Base Property" means a Property which satisfies all of the following requirements as confirmed by the Agent:

         (a) such Property is owned in fee simple by the Parent, the Borrower or a Subsidiary of the Borrower or an Approved Joint Venture or, if such Property is not owned in fee simple by the Parent, the Borrower, a Subsidiary of the Borrower or an Approved Joint Venture, the Lease underlying such Property contains terms and mortgagee protection provisions acceptable to the Agent, including without limitation those provisions described in Section 5.1.(c)(ix), unless any such provisions are modified or waived by the Agent,;

         (b) such Property is not subject to a Negative Pledge or any Lien other than Permitted Liens;

         (c) if such Property is owned by a Subsidiary or an Approved Joint Venture of the Borrower, (i) none of the Borrower's or the Parent's direct or indirect ownership interest in such Subsidiary or Approved Joint Venture is subject to any Negative Pledge (other than a Negative Pledge under the Loan Documents in favor of the Agent for its benefit or the benefit of the Lenders) or a Lien other than Permitted Liens and (ii) the Borrower directly, or indirectly through a Subsidiary, has the right to take the following actions without the need to obtain the consent of any Person: (A) to create Lien on such Property as security for Indebtedness of the Parent, the Borrower, such Subsidiary or such Approved Joint Venture, as applicable and (B) to sell, transfer or otherwise dispose of such Property;

         (d) such Property has an Occupancy Rate of at least 70% unless otherwise consented to by the Requisite Lenders (including the Lender then acting as Agent) in writing; provided, however, if the Occupancy Rate of a Property which satisfies all other requirements to qualify as a Borrowing Base Property shall be less than 70% but greater than 50%, then such Property shall remain a Borrowing Base Property for purposes of this clause (d) for a period not to exceed one year from the date on which the Occupancy Rate fell below 70% so long as (i) no other Property is a Borrowing Base Property as a result of this application of this proviso and (ii) the Occupancy Rate of such Property always exceeds 50%.

         (e) such Property is not a Development Property or a Major Redevelopment Property; provided, however, the requirements of this clause shall not apply to the Properties known as "North Dartmouth Mall" and "Northeast Tower Center" at any time prior to March 31, 2001 and June 30, 2001, respectively; provided, further, however, if on June 30, 2001, the Northeast Tower Center Property will not comply with the requirements if this clause, then such Property may be subdivided, the portion of such Property on which the Bradlees store is located may be released from the applicable Security Documents, and the remaining portion of the Northeast Tower Center Property remain a Borrowing Base

Property so long as such remaining portion would satisfy all conditions to being a Borrowing Base Property;

         (f) pursuant to Section 4.1.(a), (b), (c) and (e), as applicable, the Agent and the Requisite Lenders have agreed to include such Property in calculations of the Borrowing Base; and

         (g) all items required under Section 4.1. to be executed and delivered in connection with such Property have been so executed and delivered.

A Property shall cease to be a Borrowing Base Property if it shall cease to satisfy any of the requirements of being a Borrowing Base Property.

         "Borrowing Base Value" means, with respect to a Borrowing Base Property, that portion of the Borrowing Base attributable to such Borrowing Base Property.

         "Business Day" means (a) any day other than a Saturday, Sunday or other day on which banks in Washington, D.C. or San Francisco, California are authorized or required to close and (b) with reference to a LIBOR Loan, any such day that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

         "Capitalized Lease Obligation" means obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation determined in accordance with GAAP.

         "Cash Equivalents" means: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, which has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-1 or the equivalent by S&P or at least P-1 or the equivalent by Moody's; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause
(b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940, which have net assets of at least $500,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.

         "Collateral" means any real or personal property directly or indirectly securing any of the Obligations or any other obligation of a Person under or in respect of any Loan Document to which it is a party, and includes without limitation all "Mortgaged Property" under and as defined in any Security Deed, all "Assigned Contracts" as defined in any Property Management Contract

Assignment, all "Leases and Rents" as defined in any Assignment of Leases and Rents and all other property subject to a Lien created by a Security Document relating to a Borrowing Base Property or a Construction Property.

         "Commitment" means a Lender's Revolving Commitment or Construction Commitment.

         "Completion Date" means, for any Construction Property, the date agreed to by the Agent and the Borrower in the Disbursement Schedule applicable to such Construction Property prior to the initial disbursement of any Construction Advances with respect to such Construction Property.

         "Completion of the Improvements" means, as to any Construction Property, the time when Improvements for a Construction Property (or portion thereof then scheduled to be completed) have been substantially completed in accordance with the Plans, the Major Leases and Anchor Leases and the provisions of Article V., and all of the following have been delivered to the Agent in form and substance satisfactory to the Agent: (i) Certificate of Occupancy (or its equivalent) from the appropriate Governmental Authority having jurisdiction over the Construction Property; (ii) an AIA Certificate of Substantial Completion from the Architect; (iii) an endorsement from the Title Company deleting any exception in the Title Insurance Policy relating to Completion of the Improvements and other exceptions specified by the Agent which may be deleted pursuant to applicable regulations; (iv) an affidavit and full release of liens in recordable form from the General Contractor and the Architect, and, upon request of the Agent, any other contractors or subcontractors who have performed work on, or furnished materials for, the Improvements on such Construction Property; and (v) after the issuance of the aforesaid certificate from the Architect any and all "punch list" items or other items which remain to be completed have been fully and finally completed.

         "Compliance Certificate" has the meaning given that term in Section 9.1.(c).

         "Constant Carried Percentage" means, with respect to a Construction Property (or Property being considered as a Construction Property), the ratio, expressed as a percentage, of (a) the Net Operating Income for such Property determined on a pro forma basis using (i) rents payable under the Approved Leases for the one-year period commencing on the projected stabilization date and (ii) projected expenses during such period to (b) the amount of the Construction Loan Limit for such Property.

         "Construction Advance" means a loan made by a Lender to the Borrower under Article V., with respect to a Construction Property.

         "Construction Commitment" means, as to each Lender, such Lender's obligation to make Construction Advances pursuant to Article V. in an amount up to, but not exceeding, the amount set forth for such Lender on its signature page hereto as such Lender's "Construction Commitment Amount" or as set forth in the applicable Assignment and Acceptance Agreement, as the same may be reduced or increased from time to time pursuant to the terms of this Agreement.

         "Construction Commitment Percentage" means, as to each Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender's Construction Commitment to (b) the aggregate amount of the Construction Commitments of all Lenders hereunder; provided, however, that if at the time of determination the Construction Commitments have terminated or been reduced to zero, the "Construction Commitment Percentage" of each Lender shall be the Construction Commitment Percentage of such Lender in effect immediately prior to such termination or reduction.

         "Construction Contracts" means, as to any Construction Property, the General Contract, the Architect's Contract, and any and all contracts and agreements, if any, written or oral, between the Borrower (or the Subsidiary which owns such Construction Property) and any other contractor, engineer, architect or supplier, and between any of the foregoing and any subcontractor and between any of the foregoing and any other Person relating in any way to the construction of the Improvements for such Construction Property, including the performing of labor or the furnishing of standard or specially fabricated materials in connection therewith.

         "Construction Equity" means, with respect to a Construction Property, the amount of equity required by the Agent to be invested by the Borrower or any Subsidiary Borrower, as the case may be, for acquisition and development of such Construction Property, from sources other than the Construction Advances, before any Construction Advances will be disbursed with respect to such Construction Property; provided, however, that the Agent may in its discretion in approving a Cost Breakdown permit a portion of the Construction Equity to be invested after Construction Advances have been made, such as, by way of example and not by way of limitation, when a pad site within a Construction Property is subject to an executed and binding sales contract acceptable to the Agent at the time such Property becomes a Construction Property and said agreement and all deposits, letters of credit and other assurances related thereto are assigned to the Agent as security.

         "Construction Facility Termination Date" means December 28, 2002.

         "Construction Guarantor" means any Person that is party to any Construction Guaranty as a "Guarantor" and shall in any event include the Parent.

         "Construction Guaranty" means each of the guaranties executed and delivered pursuant to Section 5.1. and substantially in the form of Exhibit K-2.

         "Construction Loan" means, with respect to a given Construction Property, the aggregate portions of the Lenders' respective Construction Commitments (whether or not utilized) allocated to such Construction Property in an aggregate amount equal to the Construction Loan Limit established for such Construction Property.

         "Construction Loan Limit" means, with respect to a given Construction Property (or Property being considered as a Construction Property), an amount equal to the lesser of (a) 80.0% of the Approved Project Costs for such Property, (b) 70.0% of the "stabilized value" of such Property as reflected in the applicable Appraisal as such value may have been adjusted by the Agent as provided in the definition of Appraised Value and (c) the Permanent Loan Estimate for such Property.

         "Construction Loan Maturity Date" means, with respect to a Construction Loan, (a) the date set forth as the "Construction Loan Maturity Date" in the applicable Disbursement Schedule relating to such Construction Property which shall be the date two years after the date set forth on the Construction Notes executed in connection with such Construction Loan and (b) such later date to which such date may be extended in accordance with Section 5.4.

         "Construction Loan Security Documents" means, with respect to a Construction Property, all Security Documents securing any amounts owing in respect of any Construction Advances advanced with respect to such Construction Property or any other amounts owing to the Agent or the Lenders with respect to such Construction Property.

         "Construction Note" has the meaning given such term in Section
2.11.(b).

         "Construction Property" means a Property which (a) the Requisite Lenders (including the Lender then acting as Agent) have agreed to deem a Construction Property as provided in and subject to the provisions of Section 5.1.(a) and Section 5.1.(b), and (b) for which all of the applicable requirements contained in Section 5.1.(c) have been satisfied.

         "Construction Schedule" means, with respect to a Construction Property, the construction schedule setting forth the anticipated starting dates and completion dates of the various elements and categories of the work in constructing, equipping and opening the Improvements for such Property, including anticipated dates for funding of Construction Advances, as may be modified from time to time with the approval of the Agent.

         "Contingent Obligation" as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other payment obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto. Contingent Obligations shall include (i) any Guaranty of the Indebtedness of another (other than of such Person for liabilities arising from reasonable and customary exceptions to Nonrecourse Indebtedness, such as for fraud, willful misrepresentation, misapplication of funds (including misappropriation of security deposits and failure to apply rents to operating expenses or debt service), indemnities relating to environmental matters and waste of property constituting security for such Nonrecourse Indebtedness , post-default interest, attorney's fees and other costs of collection to the extent not covered by the value of the property constituting security for such Nonrecourse Indebtedness and other similar exceptions to recourse liability),
(ii) the obligation to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, and
(iii) any liability of such Person for the Indebtedness of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

         "Continue", "Continuation" and "Continued" each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.9.

         "Convert", "Conversion" and "Converted" each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.10.

         "Cost Breakdown" means, with respect to any Construction Property, the detailed trade breakdown of the cost of constructing the Improvements at such Construction Property, and an itemization of non-construction and land costs, including a line-item breakdown, as approved by the Requisite Lenders and as changed from time to time pursuant to Permitted Change Orders, and as the same may be changed by other modifications approved by the Agent which do not in the aggregate increase or decrease total Approved Project Costs by more than 10% (in which event, said change must be approved by the Requisite Lenders).

         "Credit Event" means any of the following: (a) the making (or deemed making) of any Loan, (b) the Conversion of a Loan and (c) the issuance of a Letter of Credit.

         "Credit Rating" means, for any Person, the lowest rating assigned by a Rating Agency to each series of rated senior unsecured long term indebtedness of such Person.

         "Debt Service" means, with respect to a Person and for a given period,
(a) such Person's Interest Expense for the fiscal quarter most recently ended plus (b) regularly scheduled principal payments on Indebtedness of such Person during the fiscal quarter most recently ended, other than any balloon, bullet or similar principal payment payable on any Indebtedness of such Person which repays such Indebtedness in full plus (c) the greater of such Person's (i) Ownership Share or (ii) Recourse Share of the amount of any payments of the type described in the immediately preceding clause (b) of Unconsolidated Affiliates of such Person.

         "Debt Service Coverage Ratio" means, with respect to a Construction Property, the ratio of (a) the Net Operating Income of such Property from Approved Leases for the immediately preceding fiscal quarter of the Borrower divided by (b) the product of (i) the Construction Loan Limit for such Construction Property and (ii) the percent of a principal amount of a loan required to be paid each year in order to repay the principal amount of such loan in full based on a 25-year amortization, and to pay the amount of interest due at each installment, utilizing a rate of interest equal to the greater of
(x) the rate most recently published in the United States Federal Reserve Statistical Release (H.15) for 10-year Treasury Constant Maturities plus 2.0% or
(y) 8.50%, in equal monthly installments of principal and interest.

         "Default" means any of the events specified in Section 11.1., whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

         "Defaulting Lender" has the meaning set forth in Section 3.10.

         "Development Property" means a Property (a) which is not a Major Redevelopment Property; (b) either which is under development and either construction has commenced or the owner of such Property (or an Affiliate) has entered into a binding construction contract; and (c) either (i) which has not achieved an Occupancy Rate of 85% or more or (ii) on which the improvements (other than tenant improvements on unoccupied space) related to the development have not been completed.

         "Disbursement Request" means a written request for any disbursement of Construction Advances with respect to a Construction Property, substantially in the form of Exhibit I or in such other form as is acceptable to the Agent, including such backup materials as may be requested by the Agent, and otherwise in compliance with the applicable provisions of Article V. Each Disbursement Request shall set forth the total amount incurred, expended and/or due for each requested item less prior disbursements of Construction Advances, Construction Equity, and the Supplemental Equity Deposit, if any, and a description of the work performed, material supplied and/or costs incurred or due with respect to each item for which disbursement of Construction Advances is requested.

         "Disbursement Schedule" means, as to any Construction Property, the agreement made by the Borrower (or Subsidiary Borrower, as applicable), based on the form of Exhibit T or in such other form as is acceptable to the Agent, as amended from time to time with the prior written approval of the Agent.

         "Dollars" or "$" means the lawful currency of the United States of America.

         "EBITDA" means, with respect to any Person for any period and without duplication, net earnings (loss) of such Person for such period (excluding equity in net earnings or net loss of Unconsolidated Affiliates) plus the sum of the following amounts (but only to the extent included in determining net earnings (loss) for such period): (a) depreciation and amortization expense and other non-cash charges of such Person for such period, plus (b) interest expense of such Person for such period, plus (c) all provisions for any federal, state or other income tax of such Person in respect of such period, minus (plus) (d) extraordinary gains (losses) of such Person for such period, plus (e) the greater of such Person's (i) Ownership Share or (ii) Recourse Share of the EBITDA of the Unconsolidated Affiliates of such Person for such period. For purposes of this definition, net earnings (loss) shall be determined before minority interests and distributions to holders of Preferred Stock.

         "Effective Date" means the later of: (a) the Agreement Date; and (b) the date on which all of the conditions precedent set forth in Section 7.1. shall have been fulfilled or waived in writing by the Agent.

         "Eligible Assignee" means any Person who is: (i) currently a Lender;
(ii) a commercial bank, trust company, insurance company, investment bank or pension fund organized under the laws of the United States of America, or any state thereof, and having total assets in excess of $5,000,000,000; (iii) a savings and loan association or savings bank organized under the laws of the United States of America, or any state thereof, and having a tangible net worth of at least $500,000,000; or (iv) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development ("OECD"), or a political subdivision of any such country, and having total assets in excess of $10,000,000,000, provided that such bank is acting through a branch or agency located in the United States of America. If such Person is not currently a Lender, such Person's Credit Rating must be BBB or higher by S&P, Baa2 or higher by Moody's, or the equivalent or higher of either such Credit Rating by another Rating Agency acceptable to the Agent.

         "Environmental Indemnity Agreement" means an Environmental Indemnity Agreement executed by the Borrower in favor of the Agent and the Lenders and substantially in the form of Exhibit J.

         "Environmental Laws" means any Applicable Law relating to environmental protection or the manufacture, storage, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C.ss.7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C.ss.1251 et seq.; Solid Waste Disposal Act, 42 U.S.C.ss.6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq.; National Environmental Policy Act, 42 U.S.C.ss.4321 et seq.; regulations of the Environmental Protection Agency and any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials.

         "Equity Interest" means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

         "Equity Issuance" means any issuance or sale by a Person of any Equity Interest.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

         "ERISA Group" means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

         "Event of Default" means any of the events specified in Section 11.1., provided that any requirement for notice or lapse of time or any other condition has been satisfied.

         "Existing Credit Agreement" has the meaning set forth in the second introductory paragraph hereof.

         "Fair Market Value" means, with respect to any asset, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of the Parent acting in good faith conclusively evidenced by a board resolution thereof delivered to the Agent or, with respect to any asset valued at up to $5,000,000, such determination may be made by the chief financial officer of the Parent evidenced by an officer's certificate delivered to the Agent.

         "Federal Funds Rate" means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent by federal funds dealers selected by the Agent on such day on such transaction as determined by the Agent.

         "Fees" means the fees and commissions provided for or referred to in
Section 3.6. (excluding fees payable under the last sentence of Section 3.6.(c) and any fees referred to in Section 3.6.(h)).

         "FIRREA" means the Financial Institution Recovery, Reform and Enforcement Act of 1989, as amended.

         "Floating Rate Indebtedness" means all Indebtedness of a Person which bears interest at a variable rate during the scheduled life of such Indebtedness and for which such Person has not obtained Interest Rate Agreements which effectively cause such variable rates to be equivalent to fixed rates less than or equal to 10.0% per annum.

         "Funds From Operations" means, with respect to a Person and for a given period, (a) net income (loss) of such Person determined on a consolidated basis for such period minus (or plus) (b) gains (or losses) from debt restructuring and sales of property during such period plus (c) depreciation with respect to such Person's real estate assets and amortization (other than amortization of deferred financing costs) of such Person for such period, all after adjustment for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated entities will be calculated to reflect funds from operations on the same basis.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

         "General Contract" means, with respect to any Construction Property, the agreement(s) between the Borrower (or the Subsidiary Borrower which owns or leases such Construction Property) and the General Contractor with respect to the Improvements for such Construction Property, as approved by the Agent, and any and all modifications or amendments thereof, as approved by the Agent.

         "General Contractor" means, with respect to a Construction Property, the general contractor for construction of Improvements or any portion thereof at such Construction Property, as approved by the Agent.

         "Governmental Approvals" means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

         "Governmental Authority" means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

         "Gross Asset Value" means, at a given time, the sum (without duplication) of (a) Operating Real Estate Value at such time, plus (b) all cash and cash equivalents (excluding cash and cash equivalents the disposition of which is restricted (other than restrictions on cash held in an exchange account by a "qualified intermediary" in connection with the sale of a property pursuant to and qualifying for tax treatment under Section 1031 of the Internal Revenue
Code)), and all accounts receivable net of reserves, of the Parent and its Subsidiaries at such time, plus (c) the current book value of all real property of the Parent and its Subsidiaries upon which construction is then in progress and all land held by any of them for development, plus (d) with respect to Development Properties, development costs incurred to date with respect to such Properties plus (e) with respect to Major Redevelopment Properties, (i) the Net Operating Income for all Major Redevelopment Properties of the Parent and its Subsidiaries for the four fiscal-quarter period most recently ended (excluding Major Redevelopment Properties acquired or disposed of by the Parent or any Subsidiary during such fiscal quarter) divided by 9.25% plus (ii) redevelopment costs incurred to date with respect to such Properties plus (f) predevelopment costs incurred to date with respect to Properties to the extent such predevelopment costs are disclosed as a line item in the Parent's publicly filed financial statements, plus (g) the purchase price paid by the Parent or any Subsidiary (less any amounts paid to the Parent or such Subsidiary as a purchase price adjustment, held in escrow, retained as a contingency reserve, or in connection with other similar arrangements) for any Property acquired by the Parent or such Subsidiary during the immediately preceding two fiscal quarters of the Parent, plus (h) with respect to each Unconsolidated Affiliate of the Parent, the greater of the Parent's (i) Ownership Share or (ii) Recourse Share of the book value of construction in process as of the end of the Parent's fiscal quarter most recently ended, plus (i) the contractual purchase price of

Properties of the Parent and its Subsidiaries subject to purchase obligations, repurchase obligations, forward commitments and unfunded obligations to the extent such obligations and commitments are included in determinations of Total Liabilities. If obligations under a contract to purchase or otherwise acquire unimproved or fully developed real property are included when determining Total Liabilities and the seller under such contract does not have the right to specifically enforce such contract, then only an amount equal to the aggregate amount of due diligence deposits, earnest money payments and other similar payments made under the contract which, at such time, would be subject to forfeiture upon termination of the contract, shall be included in Gross Asset Value. To the extent that the current book value of land held for development would account for in excess of 5.0% of Gross Asset Value (determined without giving effect to this sentence), such excess shall be excluded in determining Gross Asset Value.

         "Guarantor" means any Person that is party to the Guaranty as a "Guarantor" and shall in any event include the Parent.

         "Guaranty", "Guaranteed" or to "Guarantee" as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit (including Letters of Credit), or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person's obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation. As the context requires, "Guaranty" shall also mean the guaranty executed and delivered pursuant to Section 7.1. and substantially in the form of Exhibit K-1.

         "Hazardous Materials" means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as "hazardous substances", "hazardous materials", "hazardous wastes", "toxic substances" or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or "TLCP" toxicity, "EP toxicity"; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or (e) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

         "Improvements" means, with respect to a Construction Property, any and all improvements to be made to the Mortgaged Property related to such Construction Property as depicted in the Plans and/or to be constructed by the Borrower (or applicable Subsidiary Borrower) under the Major Leases and Anchor Leases, including without limitation parking and related facilities and amenities, and any additions, alterations or betterments thereto.

         "Indebtedness" means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) obligations of such Person in respect of money borrowed; (b) obligations of such Person (other than trade debt incurred in the ordinary course of business), whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property; (c) all master lease obligations; (d) Capitalized Lease Obligations of such Person; (e) all reimbursement obligations of such Person under any letters of credit or acceptances that have been presented for payment; (f) all Indebtedness of other Persons which (i) such Person has Guaranteed (other than Guarantees which are solely Guarantees of performance and not of payment and other Guarantees of such Person for liabilities arising from reasonable and customary exceptions to Nonrecourse Indebtedness, such as for fraud, willful misrepresentation, misapplication of funds (including misappropriation of security deposits and failure to apply rents to operating expenses or debt service), indemnities relating to environmental matters and waste of property constituting security for such Nonrecourse Indebtedness, post-default interest, attorney's fees and other costs of collection to the extent not covered by the value of the property constituting security for such Nonrecourse Indebtedness and other similar exceptions to recourse liability) or is otherwise recourse to such Person or
(ii) is secured by a Lien on any property of such Person; provided, that such Indebtedness shall be limited to the value of such property so encumbered; and
(g) the Recourse Share of all Indebtedness of any partnership of which such Person is a general partner. For purposes of this definition preferred equity of a Person shall not be considered to be Indebtedness.

         "Independent Inspecting Architect" means an architectural or engineering firm of the Agent's choice, to be engaged by the Agent at the Borrower's expense to perform various services on behalf of the Lenders and the Agent with respect to a Construction Property, including, without limitation: examination of the applicable Plans and changes thereto, the Cost Breakdown, change orders, and Disbursement Requests; periodic inspections on behalf of the Agent and the Lenders; and advising and rendering periodic reports to the Agent concerning the same; and approving requests for Construction Advances.

         "Intellectual Property" has the meaning given that term in Section 8.1.(s).

         "Interest Expense" means, with respect to a Person and for any period,
(a) all paid, accrued or capitalized interest expense (including, without limitation, interest expense attributable to Capitalized Lease Obligations but excluding capitalized interest funded from a construction loan) of such Person and in any event shall include all letter of credit fees and all interest expense with respect to any Indebtedness in respect of which such Person is wholly or partially liable whether pursuant to any repayment, interest carry, performance Guarantee or otherwise, plus (b) to the extent not already included in the foregoing clause (a) the greater of such Person's (i) Ownership Share or
(ii) Recourse Share of all paid, accrued or capitalized interest expense (as limited above) for such period of Unconsolidated Affiliates of such Person.

          "Interest Period" means with respect to any LIBOR Loan, the period commencing on the date of the borrowing, Conversion or Continuation of such Loan and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each Interest Period shall be one, two, three or six months as the Borrower may, in an appropriate Notice of Borrowing, Notice of Continuation or Notice of Conversion, select. In addition to such periods, the Borrower may request Interest Periods for LIBOR Loans having durations of at less than one month no more than 12 times during any 12-month period beginning during the term of this Agreement but only for the purpose of managing the number of Interest Periods outstanding with respect to LIBOR Loans. In no event shall (a) an Interest Period of a Revolving Loan extend beyond the Revolving Credit Termination Date, (b) an Interest Period of a Term Loan extend beyond the Termination Date or (c) an Interest Period of a Construction Advance extend beyond the applicable Construction Loan Maturity Date. Whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

         "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar contractual agreement or arrangement entered into with a nationally recognized financial institution then having a Credit Rating of BBB- or higher by S&P or Baa3 or higher by Moody's for the purpose of protecting against fluctuations in interest rates.

         "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.

         "Investment" means, with respect to any Person and whether or not such investment constitutes a controlling interest in such Person: (a) the purchase or other acquisition of any share of capital stock, evidence of Indebtedness or other security issued by any other Person; (b) any loan, advance or extension of credit to, or contribution (in the form of money or goods) to the capital of, any other Person; (c) any Guaranty of the Indebtedness of any other Person; (d) any other investment in any other Person; and (e) any commitment or option to make an Investment in any other Person.

         "L/C Commitment Amount" means an amount equal to $20,000,000.

         "Lease" means, with respect to a Property, any lease, sublease, license, concession or other agreement (written or oral, now or hereafter in effect) which grants a possessory interest in and to, or the right to use, all or any part of such Property, including Major Leases and Anchor Leases.

         "Leasehold Construction Property" means a Construction Property which is not owned in fee simple by the Borrower (or a Subsidiary Borrower), but as to which the unimproved land is leased to the Borrower (or such Subsidiary Borrower) under a lease with an unexpired term of at least 50 years after the applicable Construction Loan Maturity Date or other unexpired term acceptable to the Agent.

         "Legal Requirements" means, with respect to a Construction Property,
(i) any and all present and future judicial decisions, statutes, rulings, rules, regulations, permits, proffers, certificates or ordinances of any Governmental Authority in any way applicable to the Borrower or Subsidiary Borrower which owns such Construction Property, or to the Mortgaged Property related thereto, including, without limiting the generality of the foregoing, the ownership, use, construction, occupancy, possession, operation, maintenance, alteration, repair or reconstruction thereof; (ii) any and all covenants, conditions or restrictions contained in any deed or other form of conveyance or in any other instrument of any nature that relate in any way or are applicable to such Construction Property, or the ownership, use or occupancy thereof; (iii) the Borrower's (or such Subsidiary Borrower's) presently or subsequently effective by-laws and articles of incorporation or partnership, limited partnership, joint venture, trust or other form of business association agreement; (iv) any and all Leases and other contracts (written or oral) of any nature that relate, in any way, to such Construction Property and to which the Borrower (or such Subsidiary Borrower) may be bound, including, without limiting the generality of the foregoing, any ground lease underlying a Leasehold Construction Property; and
(v) any and all terms provisions and conditions of any Permanent Loan Commitment which are to be performed or observed by the Borrower (or such Subsidiary Borrower).

         "Lender" means each financial institution from time to time party hereto as a "Lender", together with its respective successors and permitted assigns.

         "Lending Office" means, for each Lender and for each Type of Loan, the office of such Lender specified as such on its signature page hereto or in the applicable Assignment and Acceptance Agreement, or such other office of such Lender as such Lender may notify the Agent in writing from time to time.

         "Letter of Credit" has the meaning set forth in Section 2.2.(a).

         "Letter of Credit Collateral Account" means a special interest bearing deposit account maintained by the Agent and under its sole dominion and control.

         "Letter of Credit Documents" means, with respect to any Letter of Credit, collectively, any application therefor, any certificate or other document presented in connection with a drawing under such Letter of Credit and any other agreement, instrument or other document governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.

         "Letter of Credit Liabilities" shall mean, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the Stated Amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all

Reimbursement Obligations of the Borrower at such time due and payable in respect of all drawings made under such Letter of Credit. For purposes of this Agreement, a Lender (other than the Agent in its capacity as such) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under Section 2.2.(i), and the Agent shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Lenders other than the Agent of their participation interests under such Section.

         "LIBOR" means, for any LIBOR Loan for any Interest Period therefor, the average rate of interest per annum (rounded upwards, if necessary, to the next highest 1/100th of 1%) at which deposits in immediately available funds in Dollars are offered to the Agent (at approximately 9:00 a.m., two Business Days prior to the first day of such Interest Period) by first class banks in the interbank Eurodollar market where the Eurodollar operations of the Agent are customarily conducted, for delivery on the first day of such Interest Period, such deposits being for a period of time equal or comparable to such Interest Period (or, if such Interest Period is shorter than one month, then such period of time shall be based on a period of one month) and in an amount equal to or comparable to the principal amount of the LIBOR Loan to which such Interest Period relates. Each determination of LIBOR by the Agent shall, in absence of demonstrable error, be conclusive and binding.

         "LIBOR Loan" means a Revolving Loan, Term Loan or Construction Advance bearing interest at a rate based on LIBOR.

         "Lien" as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, pledge, lien, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; (c) the filing of any financing statement under the Uniform Commercial Code or its equivalent in any jurisdiction, excluding any financing statement filed to give notice of the existence of an operating lease; and (d) any agreement by such Person to grant, give or otherwise convey any of the foregoing.

         "Loan" means any Revolving Loan, a Construction Advance or Swingline Loan.

         "Loan Document" means this Agreement, each Note, the Guaranty, each Construction Guaranty, each Security Document (including each Construction Loan Security Document), each Letter of Credit Document, any fee letter and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement.

         "Loan Party" means each of the Borrower, each Subsidiary Borrower, the Parent and each other Guarantor and Construction Guarantor. Schedule 1.1. sets forth the Loan Parties in addition to the Borrower and the Parent as of the Agreement Date.

         "Major Lease" means, with respect to a Property, a Lease whereby a tenant leases 20,000 or more, but less than 40,000, of the net rentable square footage of such Property at the time of determination.

         "Major Redevelopment Property" means a Property (a) on which existing improvements comprising 33% or more of the net rentable square footage of such Property or which is responsible for 33% or more of the Net Operating Income of such Property are undergoing renovation and redevelopment and either (i) construction has commenced or (ii) the owner of such Property (or an Affiliate) has entered into a binding construction contract; and (b) either (i) which has not achieved an Occupancy Rate of 85% or more or (ii) on which the improvements (other than tenant improvements on unoccupied space) related to the renovation and redevelopment have not been completed. The term "Major Redevelopment Property" shall include real property of the type described in the immediately preceding sentence to be (but not yet) acquired upon completion of redevelopment pursuant to a contract in which the seller of such real property is required to renovate prior to, and as a condition precedent to, such acquisition.

         "Major Tenant" means, with respect to a Property, a tenant under a Major Lease.

         "Material Adverse Effect" means a materially adverse effect on (a) the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower or any other Loan Party to perform its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lenders and the Agent under any of such Loan Documents or (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith.

         "Material Contract" means any contract or other arrangement (other than Loan Documents), whether written or oral, to which the Parent, the Borrower, any other Loan Party or any other Subsidiary is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect, and in any event shall include, each Property Management Agreement, if any, with respect to a Borrowing Base Property.

         "Material Plan" means at any time a Benefit Plan or Benefit Plans having aggregate Unfunded Liabilities in excess of $1,000,000.

         "Minor Lease" means, with respect to a Property, a Lease whereby a tenant leases less than 10,000 of the net rentable square footage of such Property at the time of determination.

         "Moody's" means Moody's Investors Service, Inc.

         "Mortgage" means a mortgage, deed of trust, deed to secure debt or similar security instrument made or to be made by a Person owning an interest in real estate granting a Lien on such interest in real estate as security for the payment of Indebtedness.

         "Mortgaged Property" means, with respect to a Construction Property, such Construction Property, Improvements and Leases, all other property (real, personal or mixed) which is conveyed by the applicable Security Deed or any other Construction Loan Security Document related thereto in which a Lien is created and all other property (real, personal or mixed) assigned or on which a Lien is placed or granted to secure the repayment of the Construction Advances or the performance and discharge of the obligations under the applicable Construction Loan Security Documents.

         "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

         "Negative Pledge" means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person.

         "Net Operating Income" means, for any Property and for a given period, the sum of the following (without duplication): (a) rents and other revenues received in the ordinary course from such Property (including proceeds of rent loss insurance but excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants' obligations for rent) minus (b) all expenses paid or accrued related to the ownership, operation or maintenance of such Property, including but not limited to taxes, assessments and other similar charges, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, but specifically excluding general overhead expenses of the Borrower and the Parent) minus (c) the Reserve for Replacements for such Property as of the end of such period minus (d) the greater of (i) the actual property management fee paid during such period and (ii) an imputed management fee in the amount of three percent (3.0%) of the gross revenues for such Property for such period.

         "Net Proceeds" means with respect to an Equity Issuance by a Person, the aggregate amount of all cash or the Fair Market Value of all other property received by such Person in respect of such Equity Issuance net of investment banking fees, legal fees, accountants fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.

         "Non-Guarantor Entity" means (a) any Subsidiary that is not required to become a party to the Guaranty under Section 9.15.(a) or any Construction Guaranty under Section 9.16.(a) and (b) PREIT-Rubin, Inc. ("PREIT-Rubin"); provided, however, that PREIT Rubin shall be required to become a Guarantor and

Construction Guarantor hereunder at any time it becomes a "taxable REIT subsidiary" as defined in Section 856(e) of the Internal Revenue Code.

         "Nonrecourse Indebtedness" means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for reasonable and customary exceptions for fraud, willful misrepresentation, misapplication of funds (including misappropriation of security deposits and failure to apply rents to operating expenses or debt service), indemnities relating to environmental matters and waste of property constituting security for such Nonrecourse Indebtedness , post-default interest, attorney's fees and other costs of collection to the extent not covered by the value of the property constituting security for such Nonrecourse Indebtedness and other similar exceptions to nonrecourse liability, and completion guarantees for Development Properties and Major Redevelopment Properties) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

         "Note" means a Revolving Note, a Construction Note or a Swingline Note.

         "Notice of Borrowing" means a notice in the form of Exhibit L to be delivered to the Agent pursuant to Section 2.1.(b) evidencing the Borrower's request for a borrowing of Loans.

         "Notice of Continuation" means a notice in the form of Exhibit M to be delivered to the Agent pursuant to Section 2.9. evidencing the Borrower's request for the Continuation of a LIBOR Loan.

         "Notice of Conversion" means a notice in the form of Exhibit N to be delivered to the Agent pursuant to Section 2.10. evidencing the Borrower's request for the Conversion of a Loan from one Type to another Type.

         "Notice of Swingline Borrowing" means a notice substantially in the form of Exhibit O to be delivered to the Swingline Lender pursuant to Section 2.3.(b) evidencing the Borrower's request for a Swingline Loan.

         "Obligations" means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; (b) all Reimbursement Obligations and all other Letter of Credit Liabilities and (c) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower owing to the Agent, any Lender or the Swingline Lender of every kind, nature and description, under or in respect of this Agreement, any of the other Loan Documents, including, without limitation, the Fees, any other fees payable under any Loan Document and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note.

         "Occupancy Rate" means, with respect to a Property at any time, the ratio, expressed as a percentage, of (a) the net rentable square footage of such Property (to the extent such Property is subject to a Security Deed) actually occupied by tenants paying rent (including each tenant in occupancy during a free rent period negotiated under the terms of its lease and space provided to and accepted by a tenant for performance by the tenant of fit-up work) pursuant to binding leases as to which no monetary default has occurred and is continuing to (b) the aggregate net rentable square footage of such Property (to the extent such Property is subject to a Security Deed). When determining the Occupancy Rate of a Property, a tenant (which tenant, with respect to a Borrowing Base Property and Construction Property, shall be a tenant under an Approved Lease) will be deemed to be in occupancy provided such tenant (A) is paying rent to the extent required under the lease, (B) has taken physical possession of its leased space, and (C) if not already open for business, the Borrower reasonably anticipates that such tenant will be open for business within 90 days of the date such tenant first took possession of such space.

         "Off Balance Sheet Liabilities" means, with respect to any Person, (a) any repurchase obligation or liability of such Person with respect to any accounts or notes receivable sold, transferred or otherwise disposed of by such Person, (b) any repurchase obligation or liability of such Person with respect to property or assets leased by such Person as lessee and (c) all obligations of such Person under any synthetic lease, tax retention operating lease, off balance sheet loan or similar off balance sheet financing, if in the case of this clause (c), the transaction giving rise to such obligation (i) is considered indebtedness for borrowed money for tax purposes but is classified as an operating lease or (ii) does not (and is not required to pursuant to GAAP) appear as a liability on the balance sheet of such Person. The obligations or liabilities of a Person as lessee under any operating lease shall not be included within this definition so long as the terms of such operating lease do not require any payment by or on behalf of such Person at the scheduled termination date of such operating lease, pursuant to a required purchase by or on behalf of such Person of the property or assets subject to such operating lease.

         "Operating Real Estate Value" means, as of a given date, the Net Operating Income for all Properties (excluding Development Properties and Major Redevelopment Properties) of the Parent, its Subsidiaries and its Unconsolidated Affiliates for the four fiscal-quarter period most recently ended divided by 9.25%. For purposes of determining Operating Real Estate Value (a) Net Operating Income from Properties acquired by the Parent, any Subsidiary or any Unconsolidated Affiliate during the immediately preceding two fiscal quarters of the Parent or disposed of by any such Person during the immediately preceding fiscal quarter of the Parent, shall be excluded, (b) the calculation of Net Operating Income from Properties owned by the Parent, any Subsidiary or any Unconsolidated Affiliate for more than two but less than four fiscal quarters shall be appropriately annualized, (c) Net Operating Income from Properties upon which construction is then in progress shall be excluded, and (d) with respect to a Property owned by an Unconsolidated Affiliate, only the greater of the Parent's (i) Ownership Share or (ii) Recourse Share of the Net Operating Income, as applicable, of such Property shall be used when determining Operating Real Estate Value.

         "Ownership Share" means, with respect to any Subsidiary of a Person or any Unconsolidated Affiliate of a Person, the greater of (a) such Person's relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate or (b) such Person's relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate.

         "Parent" has the meaning set forth in the introductory paragraph hereof and shall include the Parent's successors and permitted assigns.

         "Participant" has the meaning given that term in Section 13.5.(c).

         "Partnership Agreement" means that certain First Amended and Restated Agreement of Limited Partnership Agreement of PREIT Associates, L.P. dated as of September 30, 1997, by and among Pennsylvania Real Estate Investment Trust, as the general partner and the limited partners whose names are set forth therein, as amended and in effect on the Agreement Date.

         "PBGC" means the Pension Benefit Guaranty Corporation and any successor agency.

         "Permanent Loan Commitment" means, with respect to any Construction Property, an agreement, if any, between the Borrower (or a Subsidiary Borrower, if applicable) and a financial institution or investor acceptable to the Agent, providing for the purchase or take-out or long-term financing of such Construction Property upon terms and conditions reasonably acceptable to the Agent. If there is no Permanent Loan Commitment in effect at the time of funding the initial Construction Advances for a Construction Property, then the provisions of this Agreement pertaining thereto shall become effective at such time as there is an effective Permanent Loan Commitment relating to such Construction Property.

         "Permanent Loan Estimate" means, as of any date and with respect to any Property, an amount equal to (a) the Net Operating Income of such Property for the immediately preceding four fiscal quarters of the Borrower (or in the case of a Construction Property (or Property being considered as a Construction Property), the Net Operating Income for such Property used in the applicable Appraisal to determine the "stabilized value" of such Property for the first year of stabilization) divided by (b) the product of (i) 1.3 and (ii) the percent of a principal amount of a loan required to be paid each year in order to repay the principal amount of such loan in full based on a 25-year amortization, and to pay the amount of interest due at each installment, utilizing a rate of interest equal to the greater of (x) the rate most recently published in the United States Federal Reserve Statistical Release (H.15) for 10-year Treasury Constant Maturities plus 2.0% or (y) 8.50%, in equal monthly installments of principal and interest. For any Property which is a Borrowing Base Property or Construction Property, only Net Operating Income from Approved Leases shall be considered in determining the Permanent Loan Estimate. When determining the Permanent Loan Estimate of any Property that has been included in calculations of the Borrowing Base for less than four complete fiscal quarters of the Borrower, the Property's Net Operating Income for the Borrower's fiscal quarter most recently ending prior to such inclusion and any subsequent complete fiscal quarters, appropriately annualized, shall be used in the preceding clause (a).

         "Permits" means, with respect to any Construction Property, any and all governmental permits, approvals, inspections, orders, certificates and the like issued to or for the benefit of the Borrower (or the Subsidiary Borrower which owns such Construction Property) in connection with the development, construction, use and/or occupancy of the Mortgaged Property, specifically including, but not limited to, all building, excavation, sheeting, shoring, foundation, grading, and occupancy permits.

         "Permitted Change Order" means, with respect to any Construction Property, a change order which does not materially change the Plans for such Construction Property, and either (a) (i) increases the cost amount attributable to the item being changed as shown on the Cost Breakdown for such Construction Property, and (ii) when the amount of such increase is added to the aggregate amount of the increases of all prior Permitted Change Orders which increase the cost thereof, such sum does not exceed 5.0% of the amount of the applicable line item or 5.0% of the aggregate costs shown on such Cost Breakdown or (b) (i) decreases the cost amount attributable to the item being changed as shown on the Cost Breakdown for such Construction Property, and (ii) when the amount of such decrease is added to the aggregate amount of the decreases of all prior Permitted Change Orders for such Construction Property which decrease the cost thereof, such sum does not exceed 5.0% of the amount of the applicable line item or 5.0% of the aggregate costs shown on such Cost Breakdown.

         "Permitted Liens" means (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which are not at the time required to be paid or discharged under Section 9.7.; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workmen's compensation, unemployment insurance or similar Applicable Laws; (c) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the use thereof in the business of such Person; (d) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of the Borrower and (e) Liens in favor of the Agent for the benefit of the Lenders.

         "Person" means an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

         "Plans" means, with respect to any Construction Property, the plans and specifications for the construction of the Improvements thereon, prepared by the Architect and approved by the Agent, with such amendments thereto as may from time to time be made by Borrower (or the applicable Subsidiary Borrower) and approved by the Agent and, at the Agent's election, the Independent Inspecting Architect, and in all events including tenant improvements (as and when included or incorporated into the Plans) irrespective of whether the tenant plans are prepared by the owner's architect, the tenant's architect, or otherwise, including such changes thereto which are (i) permitted as arising from Permitted Change Orders or approved changes to the Cost Breakdown as provided herein, or
(ii) if clause (i) is not applicable, are otherwise approved in writing by the Agent.

         "Post-Default Rate" means, in respect of any principal of any Loan or any other Obligation that is not paid when due (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise), a rate per annum equal to 5.0% plus the Base Rate as in effect from time to time.

         "Post-Foreclosure Plan" has the meaning given that term in Section
12.9.

         "Preferred Stock" means, with respect to any Person, shares of capital stock of, or other Equity Interests in, such Person which are entitled to preference or priority over any other capital stock of, or other Equity Interest in, such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.

         "Property" means a parcel (or group of related parcels) of real property developed (or which is to be developed) principally for retail, industrial or residential multi-family use.

         "Property Management Agreements" means, collectively, all agreements entered into by the Borrower or a Subsidiary pursuant to which the Borrower or such Subsidiary engages a Person to advise it with respect to the management of a given Property.

         "Property Management Contract Assignment" means a Property Management Contract Assignment executed by the Borrower in favor of the Agent for the benefit of the Lenders substantially in the form of Exhibit P-1 or Exhibit P-2 or otherwise in form and substance satisfactory to the Agent. Such document may, at the Agent's election, constitute a subordination of Property Management Agreement, rather than an assignment thereof.

         "Protective Advance" means all sums expended as determined by the Agent to be necessary or appropriate after the Borrower fails to do so when required:
(a) to protect the validity, enforceability, perfection or priority of the Liens in any of the Collateral and the instruments evidencing the Obligations; (b) to prevent the value of any Collateral from being materially diminished (assuming the lack of such a payment within the necessary time frame could potentially cause such Collateral to lose value); or (c) to protect any of the Collateral from being materially damaged, impaired, mismanaged or taken, including, without limitation, any amounts expended in connection therewith in accordance with
Section 13.2.

         "Rating Agencies" means each of Moody's and S&P.

         "Recourse Share" means, with respect to any Person, the portion (calculated as a percentage) of the total Indebtedness of another Person guaranteed by such Person, or which is otherwise recourse to such Person (other than Indebtedness consisting of Guarantees which are solely Guarantees of performance and not of payment and other Guarantees of such Person for liabilities arising from reasonable and customary exceptions to Nonrecourse Indebtedness, such as for fraud, willful misrepresentation, misapplication of funds (including misappropriation of security deposits and failure to apply rents to operating expenses or debt service), indemnities relating to environmental matters and waste of property constituting security for such Nonrecourse Indebtedness, post-default interest, attorney's fees and other costs of collection to the extent not covered by the value of the property constituting security for such Nonrecourse Indebtedness and other similar exceptions to recourse liability).

         "Register" has the meaning given that term in Section 13.5.(e).

         "Regulatory Change" means, with respect to any Lender, any change effective after the Agreement Date (or with respect to any Lender that becomes a party to this Agreement after the Agreement Date, any change effective after the date on which such Lender becomes a party hereto) in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy.

         "Reimbursement Obligation" means the absolute, unconditional and irrevocable obligation of the Borrower to reimburse the Agent for any drawing honored by the Agent under a Letter of Credit.

         "REIT" means a Person qualifying for treatment as a "real estate investment trust" under the Internal Revenue Code.

         "Rejecting Lender" has the meaning given that term in Section 2.15.

         "Requisite Lenders" means, as of any date, (a) Lenders having at least 66-2/3% of the aggregate amount of the Revolving Commitments, or, if the Revolving Commitments have been terminated or reduced to zero, Lenders holding at least 66-2/3% of the principal amount of the Loans and Letter of Credit Liabilities and (b) Lenders having at least 66-2/3% of the aggregate amount of the Construction Commitments, or, if the Construction Commitments have been terminated or reduced to zero, Lenders holding at least 66-2/3% of the principal amount of the Construction Advances.

         "Reserve for Replacements" means, for any period and with respect to any Property, an amount equal to (a)(i) if such Property is an apartment complex, $250 per apartment unit; or (ii) for any retail or industrial Property, the greater of (x)(A) the aggregate square footage of all completed space of such Property times (B) $0.15 in the case of a retail Property or $0.10 in the case of an industrial Property or (y) the actual capital expenditures made with respect to such Property during such period (excluding capital expenditures in respect of non-recurring items) times (b) the number of days in such period divided by (c) 365. The Properties included in the calculation of Reserve for Replacements shall not include those Properties or portions thereof with respect to which or to the extent that a third party (a) owns the improvements thereon,
(b) is a party to a ground lease with the Parent, the Borrower or a Subsidiary with respect to the land therein and (c) is contractually obligated to make all repairs and capital improvements and replacements thereof.

         "Restricted Payment" means: (a) any dividend or other distribution, direct or indirect, on account of any shares or similar units of any class of stock or other equity interest of the Parent or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares or similar units of such class of stock or other equity interest to the holders thereof;
(b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares or similar units of any class of stock or other equity interest of the Parent or any of its Subsidiaries now or hereafter outstanding; (c) any payment or prepayment of principal of, premium, if any, or interest on, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt; and (d) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares or similar units of any class of stock or other equity interest of the Parent or any of its Subsidiaries now or hereafter outstanding.

         "Revolving Commitment" means, as to each Lender, such Lender's obligation to make Revolving Loans pursuant to Section 2.1. and to issue (in the case of the Agent) or participate in (in the case of the other Lenders) Letters of Credit pursuant to Section 2.2.(a) and 2.2.(i) respectively, in an amount up to, but not exceeding, (but in the case of the Agent excluding the aggregate amount of participations in the Letters of Credit held by other Lenders) the amount set forth for such Lender on its signature page hereto as such Lender's "Revolving Commitment Amount" or as set forth in the applicable Assignment and Acceptance Agreement, as the same may be reduced or increased from time to time pursuant to the terms of this Agreement.

         "Revolving Commitment Percentage" means, as to each Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender's Revolving Commitment to (b) the aggregate amount of the Revolving Commitments of all Lenders hereunder; provided, however, that if at the time of determination the Revolving Commitments have terminated or been reduced to zero, the "Revolving Commitment Percentage" of each Lender shall be the Revolving Commitment Percentage of such Lender in effect immediately prior to such termination or reduction.

         "Revolving Credit Termination Date" means the first to occur of (a) December 28, 2003, or such later date to which such date may be extended in accordance with Section 2.15. or (b) the date on which the Revolving Loans are converted into Term Loans pursuant to Section 2.16.

         "Revolving Loan" means a loan made by a Lender to the Borrower pursuant to Section 2.1.(a).

         "Revolving Note" has the meaning given that term in Section 2.11.(a).

         "S&P" means Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc.

         "Securities Act" means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

         "Security Deed" means a Mortgage executed by the Borrower or any Subsidiary in favor of the Agent, given as security for payment of all or any portion of the Obligations, similar in form and substance to the agreement attached as Exhibit Q, or otherwise in form and substance satisfactory to the Agent.

         "Security Documents" means all Security Deeds, all Assignments of Leases and Rents, all Property Management Contract Assignments and all other security agreements, financing statements, and other documents, instruments and agreements creating, evidencing or perfecting the Agent's Liens in any of the Collateral.

         "Solvent" means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities); and (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature and (c) that the Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

         "Stabilization Date" means, with respect to a Borrowing Base Property, the last day of the month in which the Net Operating Income of such Property equals or exceeds the corresponding Net Operating Income levels used in the applicable Appraisal to determine the "stabilized value" of such Property for 90 consecutive days as certified by the Borrower. If a new Appraisal is obtained in accordance with any of the provisions of Section 4.1.(b), the Stabilization Date shall be reestablished as the last day of the month to occur following acceptance of such Appraisal by the Agent during which month the Net Operating Income of such Property equals or exceeds the corresponding Net Operating Income levels used in such Appraisal to determine the "stabilized value" of such Property as certified by the Borrower.

         "Stated Amount" means the amount available to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased or reduced from time to time in accordance with the terms of such Letter of Credit.

         "Subordinated Debt" means Indebtedness for money borrowed of the Parent, the Borrower or any other Subsidiary that is subordinated in right of payment and otherwise to the Loans and the other Obligations (or in the case of a Subsidiary that is a Guarantor or Construction Guarantor, all obligations of such Subsidiary under or in respect of the Guaranty or any Construction Guaranty, respectively) in a manner satisfactory to the Agent in its sole and absolute discretion.

         "Subsidiary" means, for any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

         "Subsidiary Borrower" means any Subsidiary or Approved Joint Venture of the Borrower (a) which has a legal structure and capitalization intended to make such entity a single purpose, single asset entity and which legal structure and capitalization have been approved in writing by the Agent in its sole and absolute discretion and (b) for which none of the Loan Parties or any other Subsidiary has any direct obligation to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results.

         "Substantial Amount" means, at the time of determination thereof, an amount in excess of 30.0% of total consolidated assets (exclusive of depreciation) at such time of the Parent and its Subsidiaries determined on a consolidated basis.

         "Supplemental Equity Deposit" means, with respect to any Construction Property, an amount (if any) calculated by the Agent to equal the difference between (a) the amount which the Agent from time to time determines to be necessary: to pay all costs to be incurred in connection with the Completion of the Improvements for such Construction Property in accordance with the Cost Breakdown, the Plans, the Construction Contracts, the Construction Loan Security Documents for such Construction Property and this Agreement; to pay all sums which may accrue under the applicable Construction Loan Security Documents prior to Completion of the Improvements, including, without limiting the generality of the foregoing, interest on the Construction Advances advanced with respect to such Construction Property; and to enable the Borrower (or the Subsidiary which owns such Construction Property) to perform and satisfy all of the covenants of such Person contained in the Construction Loan Security Documents and (b) the amount by which the applicable Construction Loan Limit exceeds the aggregate outstanding principal amount of Construction Advances advanced with respect to such Construction Property.

         "Swingline Commitment" means the Swingline Lender's obligation to make Swingline Loans pursuant to Section 2.3. in an amount up to, but not exceeding, $20,000,000, as such amount may be reduced from time to time in accordance with the terms hereof.

         "Swingline Lender" means Wells Fargo Bank, National Association, together with its respective successors and assigns.

         "Swingline Loan" means a loan made by the Swingline Lender to the Borrower pursuant to Section 2.3.(a).

         "Swingline Note" means the promissory note of the Borrower substantially in the form of Exhibit R, payable to the order of the Swingline Lender in a principal amount equal to the amount of the Swingline Commitment as originally in effect and otherwise duly completed.

         "Swingline Termination Date" means the date which is seven Business Days prior to the Revolving Credit Termination Date.

         "Tangible Net Worth" means, for any Person and as of a given date, such Person's total consolidated stockholder's equity plus, in the case of the Parent, accumulated depreciation and amortization, minus (to the extent reflected in determining stockholders' equity of such Person): (a) the amount of any write-up in the book value of any assets reflected in any balance sheet resulting from revaluation thereof or any write-up in excess of the cost of such assets acquired, and (b) the aggregate of all amounts appearing on the assets side of any such balance sheet for patents, patent applications, copyrights, trademarks, trade names, goodwill and other like assets which would be classified as intangible assets under GAAP, all determined on a consolidated basis.

         "Taxes" has the meaning given that term in Section 3.11.

         "Term Loan" has the meaning given that term in Section 2.16.

         "Termination Date" means the date two years following the Revolving Credit Termination Date.

         "Tie-In Jurisdiction" means a jurisdiction in which a "tie-in" endorsement may be obtained for a title insurance policy covering property located in such jurisdiction which endorsement effectively ties coverage to other title insurance policies covering properties located in other jurisdictions.

         "Title Company" means the issuer of the Title Insurance Policy as to a Construction Property.

         "Title Insurance Policy" means an ALTA 1992 Form mortgagee's Policy of Title Insurance (without any creditor's rights exclusion and without any mandatory arbitration provision) or other form acceptable to the Agent, in favor of the Agent for the benefit of the Lenders with respect to such Construction Property, including endorsements with respect to such items of coverage as the Agent may request and which endorsements are available, issued by a title insurance company acceptable to the Agent and with coinsurance or reinsurance (with direct access agreements) with title insurance companies acceptable to the Agent, showing the fee simple title to the land, and improvements, if any, or leasehold title, if issued with respect to a Leasehold Construction Property, described in the applicable Security Deed as vested in the Borrower or a Subsidiary, and insuring that the Lien granted by such Security Deed is a valid first priority Lien against said property, subject only to such restrictions, encumbrances, easements and reservations as are acceptable to the Agent. The amount of coverage under such policy must equal (x) the Construction Loan Limit of such Construction Property if such Construction Property is not located in a Tie-In Jurisdiction or (y) the such lesser amount as is acceptable to Agent if at such time if such Construction Property is located in a Tie-In Jurisdiction

          "Total Budgeted Cost Until Stabilization" means, with respect to a Development Property or a Major Redevelopment Property, and at any time, the aggregate amount of all costs budgeted to be paid, incurred or otherwise expended or accrued by the Parent, the Borrower, a Subsidiary or an Unconsolidated Affiliate with respect to such Property to achieve an Occupancy Rate of 100%, including without limitation, all amounts budgeted with respect to all of the following: (a) acquisition of land and any related improvements; (b) a reasonable and appropriate reserve for construction interest; (c) a reasonable and appropriate operating deficit reserve; (d) tenant improvements; (e) leasing commissions and infrastructure costs and (f) other hard and soft costs associated with the development or redevelopment of such Property. With respect to any Property to be developed in more than one phase, the Total Budgeted Cost Until Stabilization shall exclude budgeted costs (other than costs relating to acquisition of land and related improvements) to the extent relating to any phase for which (i) construction has not yet commenced and (ii) a binding construction contract has not been entered into by the Parent, the Borrower, any other Subsidiary or any Unconsolidated Affiliate, as the case may be. The calculation of Total Budgeted Cost Until Stabilization herein shall be net of the aggregate sale proceeds of a sale of a pad site within a Development Property or Major Redevelopment Property that are payable pursuant to a binding sale contract with a third party approved by the Agent.

         "Total Commitment Percentage" means, as to each Lender, the ratio, expressed as a percentage, of (a) the aggregate amount of such Lender's Revolving Commitment and its Construction Commitment to (b) the aggregate amount of the Revolving Commitments and Construction Commitments of all Lenders hereunder.

         "Total Liabilities" means, as to any Person as of a given date, all liabilities which would, in conformity with GAAP, be properly classified as a liability on the consolidated balance sheet of such Person as of such date, and in any event shall include (without duplication): (a) all Indebtedness of such Person (whether or not Nonrecourse Indebtedness and whether or not secured by a Lien), including without limitation, Capitalized Lease Obligations and the full stated amount of undrawn letters of credit issued for the account of such Person, but excluding (i) letters of credit secured with cash collateral, (ii) letters of credit issued solely in lieu of a non-payment performance obligation,
(iii) letters of credit securing a refundable obligation under a binding contract and (iv) that certain Letter of Credit issued hereunder in the stated amount of $5,000,000 and naming The Equitable Life Assurance Society of the United States as the beneficiary; (b) all accounts payable (including tenant deposits accounted for as payables but excluding tenant deposits held as restricted cash and not included in the calculation of Gross Asset Value pursuant to clause (b) of the definition of such term) and accrued expenses of such Person; (c) all purchase and repurchase obligations and forward commitments of such Person to the extent such obligations or commitments are evidenced by a binding purchase agreement (forward commitments shall include without limitation forward equity commitments); (d) all unfunded obligations of such Person; (e) all lease obligations of such Person (including ground leases) to the extent required under GAAP to be classified as a liability on the balance sheet of such Person; (f) all Contingent Obligations and Off Balance Sheet Liabilities of such Person; (g) all liabilities of any Unconsolidated Affiliate of such Person, which liabilities such Person has Guaranteed or is otherwise obligated on a recourse basis; and (h) the greater of such Person's (i) Ownership Share or (ii) Recourse Share of the Indebtedness of any Unconsolidated Affiliate of such Person, including Nonrecourse Indebtedness of such Person. For purposes of clauses (c) and (d) of this definition, the amount of Total Liabilities of a Person at any given time in respect of a contract to purchase or otherwise acquire unimproved or fully developed real property shall be equal to (i) the total purchase price payable by such Person under the contract if, at such time, the seller of such real property would be entitled to specifically enforce the contract against such Person, otherwise, (ii) the aggregate amount of due diligence deposits, earnest money payments and other similar payments made by such Person under the contract which, at such time, would be subject to forfeiture upon termination of the contract. For purposes of this definition, if the assets of a Subsidiary of a Person consist solely of Equity Interests in one Unconsolidated Affiliate of such Person and such Person is not otherwise


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obligated in respect of the Indebtedness of such Unconsolidated Affiliate, then only such Person's Ownership Share of the Indebtedness of such Unconsolidated Affiliate shall be included as Total Liabilities of such Person. For purposes of this definition, the Total Liabilities of the Parent associated with the Blue Route shall, at any time prior to and including March 31, 2001, equal the Parent's Ownership Share of the Indebtedness of the Blue Route.

         "Trust Agreement" means that certain Pennsylvania Real Estate Investment Trust Trust Agreement, as amended and restated as of December 16, 1997, among the trustees a party thereto, as amended and in effect on the Agreement Date.

         "Type" with respect to any Revolving Loan, Term Loan or Construction Advance, refers to whether such Loan is a LIBOR Loan or Base Rate Loan.

         "UCC" means the Uniform Commercial Code as in effect in the Commonwealth of Pennsylvania.

         "Unconsolidated Affiliate" means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated in accordance with GAAP with the financial results of such Person on the consolidated financial statements of such Person.

         "Unfunded Liabilities" means, with respect to any Benefit Plan at any time, the amount (if any) by which (a) the value of all benefit liabilities under such Benefit Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (b) the fair market value of all Benefit Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Benefit Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

         "Wells Fargo" means Wells Fargo Bank, National Association, and its successors and permitted assigns.

         "Wholly Owned Subsidiary" means any Subsidiary of a Person all of the equity securities or other ownership interests (other than, in the case of a corporation, directors' qualifying shares) of which are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person. In the case of the Parent, the term "Wholly Owned Subsidiary" shall also include any Subsidiary of the Parent (a) of which the Parent owns or controls, directly, or indirectly through one or more other Subsidiaries, substantially all of the equity securities or other ownership interests and (b) over which the Parent possesses sufficient control to warrant treating such Subsidiary as if it were otherwise a Wholly Owned Subsidiary, in each case, as determined by the Agent.


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